   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER   , 1998

                                                      REGISTRATION NO. 333-61441
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                       TELEHUB COMMUNICATIONS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

           NEVADA                        4813,4899                     36-413-6730
      (Jurisdiction of         (Primary Standard Industrial         (I.R.S. Employer
        incorporation)          Classification Code Number)      Identification Number)

        SUBSIDIARY GUARANTORS OF 13.875% SENIOR DISCOUNT NOTES DUE 2005

                      TELEHUB NETWORK SERVICES CORPORATION
                        TELEHUB TECHNOLOGIES CORPORATION
                          TELEHUB LEASING CORPORATION
         (Exact Name of Co-Registrants as Specified in their Charters)

          ILLINOIS                       4813,4899                     36-406-6622
           NEVADA                        4813,4899                     36-421-3797
           NEVADA                        4813,4899                     04-335-3108
      (Jurisdiction of         (Primary Standard Industrial         (I.R.S. Employer
       incorporation)           Classification Code Number)      Identification Number)

                             ---------------------
                   RICHARD M. HARMON, CHIEF FINANCIAL OFFICER
                       TELEHUB COMMUNICATIONS CORPORATION
                       1375 TRI-STATE PARKWAY, SUITE 250
                             GURNEE, ILLINOIS 60031
                                1-(800)-TELEHUB
  (Address, including zip code, & telephone number, of Registrants' principal executive offices)
                             ---------------------
                                WITH COPIES TO:

              MICHAEL L. GLASER, ESQ.                           JANET C. ALLEN, ESQ., GENERAL COUNSEL
             K. HARSHA KRISHNAN, ESQ.                            TELEHUB COMMUNICATIONS CORPORATION
      HALIGMAN LOTTNER RUBIN & FISHMAN, P.C.               DBA PACIFIC TELEHUB COMMUNICATIONS CORPORATION
            633 17TH STREET, SUITE 2700                           2033 NORTH MAIN STREET, SUITE 340
              DENVER, COLORADO 80202                               WALNUT CREEK, CALIFORNIA 94596
                  (303) 292-1200                                           (925) 295-1140

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.     [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED             PROPOSED
                                                               MAXIMUM              MAXIMUM             AMOUNT OF
                                        AMOUNT TO BE       OFFERING PRICE          AGGREGATE          REGISTRATION
CLASS OF SECURITIES TO BE REGISTERED     REGISTERED           PER UNIT         OFFERING PRICE(1)           FEE
----------------------------------------------------------------------------------------------------------------------
13.875% Senior Discount Notes due
  2005, Series B.................       $125,000,000             --               $83,533,750          $24,643(2)
Guarantees of Senior Discount Notes
  due 2005, Series B(3)..........            --                  --                   --                   --
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f), the registration fee has been estimated based on the book value of the securities to be received by Registrant in exchange for the securities to be issued in the Exchange Offer described herein.
(2) Registration fee of $24,643 paid with initial filing; no additional registration fee is required.
(3) Represents the guarantees of the 13.875% Senior Discount Notes due 2005, Series B to be issued by the co-registrants. The guarantees are not traded separately. No separate consideration will be received for the Guarantees and no registration fee is payable pursuant to Rule 457(n).

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION DATED DECEMBER   , 1998

PROSPECTUS
                       TELEHUB COMMUNICATIONS CORPORATION
                               OFFER TO EXCHANGE
          ALL OUTSTANDING 13.875% SENIOR NOTES DUE 2005 ("OLD NOTES")
                FOR 13.875% SENIOR NOTES DUE 2005 ("NEW NOTES")
                             ---------------------


THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON           ,
                             1999, UNLESS EXTENDED.

                             ---------------------

     TeleHub Communications Corporation, a Nevada corporation (the "Issuer"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal") to exchange up to $125,000,000 aggregate principal amount of its 13.875% Senior Notes Due 2005 (the "Series B Notes" or "New Notes") for an equal principal amount of the issued and outstanding 13.875% Senior Notes Due 2005 (the "Series A Notes" or "Old Notes"), of which an aggregate of $125,000,000 in principal amount remains outstanding on the date of this Prospectus. THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

     The Old Notes were originally issued and sold (the "Initial Note Offering") to BancBoston Securities, Inc. (the "Initial Purchaser") pursuant to a Purchase Agreement dated July 27, 1998 (the "Note Purchase Agreement"), among the Issuer and the Initial Purchaser, pursuant to which the Issuer sold 125,000 Units consisting of the Old Notes and warrants to purchase 16.662 Issuer common shares per Unit. The Initial Purchaser subsequently resold the Old Notes in reliance on Rule 144A of the Securities Act. The Issuer and the Initial Purchaser also entered into a Registration Rights Agreement, dated July 30, 1998 (the "Note Registration Rights Agreement"), pursuant to which the Issuer granted certain registration rights for the benefit of the holders of the Old Notes. This Exchange Offer satisfies certain Issuer obligations under the Note Registration Rights Agreement. The New Notes will be obligations of the Issuer evidencing the same indebtedness as the Old Notes and will be issued under and entitled to the benefits of the Indenture, dated as of July 30, 1998 (the "Indenture"), between the Issuer and State Street Bank, as trustee (in such capacity, the "Trustee"). The form and terms of the New Notes are identical in all material respects to the Old Notes, except that the offer and exchange of the New Notes will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old Notes. See "The Exchange Offer -- Purpose and Effect."

     The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear transfer restriction legends. The New Notes will be obligations of the Issuer, guaranteed by Issuer's subsidiaries (the "Subsidiaries") and entitled to the benefits of the Indenture, dated as of July 30, 1998 (the "Indenture"), relating to the Old Notes and the New Notes (collectively, "Notes"). See "Description of the Notes." Following the completion of the Exchange Offer, none of the Old Notes will be entitled to any rights under the Note Registration Rights Agreement, including, but not limited to, any contingent increase in the interest rate. See "The Exchange Offer".

     PROSPECTIVE INVESTORS SHOULD CONSIDER THE "RISK FACTORS" DISCUSSION, BEGINNING ON PAGE 10, FOR A DESCRIPTION OF CERTAIN SIGNIFICANT RISKS RELEVANT TO AN INVESTMENT IN THE NOTES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOT HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------


              The date of this Prospectus is December      , 1998

     The Issuer will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn on or prior to 5:00
p.m., New York City time, on                , 1999, unless the Exchange Offer is
extended by the Issuer (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Issuer. The Issuer agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer." Issuer will not receive cash proceeds from the Exchange Offer. See "Use of Proceeds."


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The New Notes will mature on July 31, 2005. Cash interest on the New Notes will not accrue on the Notes prior to July 31, 2001. The Notes will accrete at a rate of 13.875%, compounded semi-annually to an aggregate principal amount of $125.0 million by July 31, 2001. Thereafter, interest on the New Notes will be payable semi-annually on January 31 and July 31 of each year commencing January 31, 2002. The New Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after July 31, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. See "Description of the New Notes -- Redemption."


     The Notes are senior unsecured obligations of the Issuer, ranking pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Issuer and senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Notes are effectively subordinated to all indebtedness of the Issuer to the extent of the value of the assets securing such indebtedness and to all indebtedness of subsidiaries of the Issuer. As of September 30, 1998, after giving effect to the Initial Note Offering, holders of Notes are effectively subordinated in right of payment to approximately $11.8 million of outstanding secured indebtedness.


     The Issuer is making the Exchange Offer in reliance on the position of the Staff of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters issued to third parties in other transactions. However, the Issuer has not sought its own interpretive letter, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. Based on the Commission's interpretations, the Issuer believes that New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an "affiliate" of the Issuer (within the meaning of Rule 405 under the Securities
Act), is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of a market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer --

Resales of the New Notes" and "Plan of Distribution." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

     There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, the Initial Purchaser has advised the Issuer that it currently intends to make a market in the New Notes; however, the Initial Purchaser is not obligated to do so and any market making activities may be discontinued by the Initial Purchaser at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Issuer's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk
Factors -- Lack of Public Market."

     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of the Old Notes will continue to be subject to existing restrictions upon transfer thereof and the Issuer will have no further obligation to such holders (other than to the Initial Purchaser under certain limited circumstances) concerning registration of the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

     THE EXCHANGE OFFER ARE NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT TENDERS FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     The Old Notes were each issued originally in global form (the "Global Series A Notes"). The Global Series A Notes, were deposited with, or on behalf of, The Depository Trust Company ("DTC"), as the initial depository with respect to the Old Notes (in such capacity, the "Depository"). The Global Series A Notes are registered in the name of Cede & Co. ("Cede"), as DTC's nominee, and beneficial interests in the Global Series A Notes are shown on, and transfers effected only through, records maintained by the Depository and its participants. The use of the Global Series A Notes to represent certain of the Old Notes permits the Depository's participant, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depository's established procedures without transferring a physical certificate. New Notes issued in exchange for the Global Series A Notes will also be issued initially as a note in global form (the "Global New Notes," and, together with the Global Series A Notes, the "Global Notes") and deposited with, or on behalf of, the Depository. After the initial issuance of the Global New Notes, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the appropriate Global New Notes only as set forth in the Indenture.

FORWARD-LOOKING STATEMENTS. This Prospectus contains certain forward-looking statements that are based on the beliefs of management as well as assumptions made by, and information currently available to, management. In particular, certain statements under the caption "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the Company's limited operating history and uncertainty as to the Company's future profitability; uncertainty as to the Company's ability to meet business targets and budgets and to develop and implement operational, sales and marketing and financial systems to manage rapidly growing operations; competition from other participants in the highly competitive telecommunications industry; uncertainty as to the Company's ability to obtain financing on acceptable terms to finance its business strategy; uncertainty as to the Company's ability to obtain and protect intellectual property rights or to develop proprietary products that will receive intellectual property protection; the possibility that technological developments may adversely affect the commercial viability of VASP(TM) (as defined) and the Company's other products; and unanticipated regulatory changes that may change the competitive environment to the Company's detriment.

                                    SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context suggests otherwise, references in this Prospectus to "TeleHub" or the "Company" mean TeleHub Communications Corporation and its subsidiaries. See "Glossary" for the definition of certain terms used in this Prospectus.

                                  THE COMPANY

     TeleHub believes it has the only universal Asynchronous Transfer Mode ("ATM")-based telecommunications network in commercial operation that is capable of seamlessly interconnecting with the Public Switched Telephone Network ("PSTN"). TeleHub has developed first-to-market proprietary software, Virtual Access Services Platform ("VASP(TM)"), that will enable telecommunications service providers to (i) integrate the delivery of voice, video and data over a single platform; (ii) seamlessly interconnect with the PSTN; (iii) provide real-time monitoring of telecommunications traffic; and (iv) facilitate local exchange competition. The Company believes the VASP(TM) platform addresses significant needs throughout the telecommunications industry for improved systems and less reliance on legacy hardware. VASP(TM) creates virtual switching capabilities, permits real-time network supervision and facilitates the introduction of new service offerings. When fully deployed, VASP(TM) will integrate voice, video and data on a single switched network and enable the provisioning of bandwidth-on-demand services. The Company's VASP(TM)-managed ATM network, which began carrying commercial traffic in December 1997, both acts as a "proof of concept" for VASP(TM) and generates revenues to support the Company's growth.

     TeleHub believes that VASP(TM) addresses the demand for advanced network features and capabilities resulting from the telecommunications industry's changing competitive and regulatory environment. Recent regulatory changes have introduced competition in local and long distance telephone services. To compete effectively in this new environment and to meet growing demand for high speed data and video transmission services, telecommunications carriers seek to enter new markets rapidly and to introduce differentiated services in a cost-effective manner. In addition, carriers must develop new Operational Support Systems ("OSS") that are interoperable with legacy systems, both to comply with interconnection and unbundling mandates of the Telecommunications Act of 1996 and associated regulations (collectively, the "Telecommunications Act"), and to enhance their competitiveness. As carriers expand the scope of their services, original equipment manufacturers ("OEMs") also must enter new markets to address their carrier customers' expanded needs. The Company believes that its VASP(TM) technology will enable Incumbent Local Exchange Carriers ("ILECs"), Competitive Local Exchange Carriers ("CLECs"), Interexchange Carriers ("IXCs") and OEMs to accelerate the introduction of new products and services, to reduce costs and to enter new markets rapidly. Management believes that integrating its VASP(TM) technology on an ATM backbone offers the following competitive advantages:

          - A VASP(TM)-enhanced ATM network allows for increased capacity and efficiencies, thereby lowering costs as compared to networks utilizing legacy technologies. Further, the VASP(TM) enhanced ATM network is seamlessly interconnected to the PSTN, therefore allowing connectivity to nearly anywhere in the United States.

          - When fully deployed, VASP(TM) will allow for dynamic bandwidth allocation and thereby permit carriers to offer variable capacity so customers only pay for capacity actually used.

          - VASP(TM) enables certain call-processing instructions to be moved out of the LECs' central office, thereby enabling delivery of local and long distance telecommunications services on a virtual basis without the need for an extensive switching network.

          - VASP(TM) offers electronic provisioning and real-time monitoring of telecommunications traffic, which can reduce network downtime, provisioning delays, maintenance costs and operating expenses, and improve customer service.

          - VASP(TM)'s distinct data analysis capabilities and open architecture will allow carriers to develop and implement new products and services through software upgrades rather than requiring time-consuming and expensive hardware modifications.

     TeleHub operates through two principal subsidiaries: TeleHub Technologies Corporation ("TTC"), which develops the commercial applications of VASP(TM), and TeleHub Network Services Corporation ("TNS"), which operates the Company's ATM network. TTC is marketing VASP(TM)-based voice and data products to potential customers in the OEM segment, like Newbridge Networks Corporation ("Newbridge"), Northern Telecommunications Ltd. ("Nortel") and Cisco Systems, Inc. ("Cisco"), as well as in the carrier market, including ILECs, CLECs and IXCs. TNS's ATM network, which utilizes VASP(TM) technology, is interconnected via leased lines from WorldCom, Inc. ("WorldCom") and reaches approximately 64% of the telephone exchanges in the United States directly and the remaining 36% through contractual relationships with other carriers. With the inherent efficiencies in carrying voice traffic over an ATM backbone and VASP(TM)'s ability to seamlessly interconnect that traffic into the PSTN, TNS can offer switched wholesale voice services to switchless resellers at rates generally lower than those currently offered by competing wholesale service providers. TNS also expects to offer wholesale long distance services to ILECs, CLECs, Independent Telephone Companies ("ITCs") and international carriers terminating traffic in the United States.


     The Company is still developing and enhancing both VASP(TM) and the ATM network, so unexpected difficulties could delay or prevent implementation of VASP(TM) or the TNS ATM network. The Company also has incurred approximately $65 million of net losses since inception, primarily for development of VASP, implementation of the ATM network and operations. TeleHub expects to continue incurring significant losses while completing development activities, commercially deploying its products and services and funding operations. Since it is still in the development stage, the Company has generated only minimal revenue from VASP licensing or wholesale long distance services. The Company therefore must raise substantial debt and equity financing to fund such continuing losses, which raises doubts about the Company's ability to continue as a going concern.


     The Company intends to become a leading provider of next generation services and software solutions to the telecommunications industry. The first-to-market position of VASP(TM) and the ATM network gives the Company an opportunity to set industry standards, build market share and develop innovative packaging and pricing plans. Management believes that TNS can offer wholesale services that give its carrier customers generally lower rates and additional revenue opportunities. Further enhancements of VASP(TM) are directed toward offering a broader range of products and services to carriers and OEMs as well as the continued integration of the Company's long distance ATM network with the local services market. Because TNS is currently utilizing VASP(TM), potential TTC customers can witness the benefits of a VASP(TM)-based platform in actual operation, as well as utilize the TNS network for developing and testing new products.

                                  RISK FACTORS

     The Company was recently formed and faces the substantial risks inherent to a new technology business. Its business strategy is based upon the VASP platform and demonstrating its viability through its VASP-managed ATM network. Since VASP is not yet fully deployed and the TNS network is the first publicly-switched ATM network, the Company's future depends on a product still being enhanced and a network configuration not yet widely utilized in the telecommunications industry. Also, unforeseen problems with the VASP platform, including the Company's inability to protect or defend its proprietary rights or the ATM network, could emerge and prevent realization of the Company's business plan. The Company has generated only minimal VASP licensing or wholesale long distance revenue and has a very limited operating history with which investors can evaluate TeleHub's future performance.


     The Company has reported substantial net losses since inception, primarily expenses for development of VASP, implementation of the ATM network and operations. TeleHub's cumulative net losses from inception until September 30, 1998, were approximately $65 million. TeleHub expects to continue incurring significant losses while completing development activities, commercially deploying its products and services and funding operations until such time, if at all, as the Company begins to generate positive cash flow. The Company currently does not anticipate that sufficient traffic will be carried on its network to cover its operating expenses before 1999 at the earliest based on certain assumptions as to the growth of traffic on TNS's network and the control of its operating expenses. Also TTC has yet to achieve OEM or custom platform licensing revenues sufficient to sustain the entity as a self-supporting, independent business unit. The Company must raise substantial debt and equity financing to fund such continuing losses. Based on these factors, the independent accountants expressed doubts about the Company's ability to continue as a going concern. While the Company believes that its proceeds from the Initial Note Offering should diminish such doubts, there is no assurance that the Company can continue as a going concern.

     The Company's ability to service and repay the Notes depends on achievement of its business plan and generating adequate cash flow. Achievement of TeleHub's business plan is subject to economic, financial, competitive and other risks (especially those described in this Prospectus), some of which are beyond the Company's control. The Company's high degree of leverage and its ability to incur significant additional indebtedness magnifies these risks. Also, the Company must pay substantial amounts to service this debt, which reduces the funds available to the Company for business purposes. Since the Issuer conducts substantially all of its business through subsidiaries, its cash flow will depend upon the cash flow of its subsidiaries and payments to the Issuer. As a result of these factors, the Company might not develop and maintain cash flow from operations sufficient to permit it to service and repay the Notes. Also, the Company may lack sufficient funds to redeem the Notes in the event of a Change of Control. Since there is no public market for the Notes, holders might be unable to liquidate their investment in the Notes.

     The telecommunications industry is highly competitive, and subject to rapid and significant changes in technology and regulation. At the same time, many of the major IXCs and ILECs, which are potential customers of the VASP platform and ancillary services, have demonstrated a tendency to be risk averse and slow to accept technological innovations. These attributes would impede market acceptance of the VASP platform. Many of the Company's competitors have strong brand recognition, substantially greater financial and personnel resources, and greater access to existing and potential customers, also new competitors are continually entering the market. The long distance transmission market has been characterized by over-capacity and declining prices. The telecommunications industry is subject to significant regulation at the federal, state, local and international levels which greatly effects the operations of the Company and the position of competitors. Changes in regulation or interpretation of legislation affecting the Company's operations could create competitive advantages for some competitors.

     The "Risk Factors" section of this Prospectus more extensively discusses certain factors that prospective purchasers should consider when evaluating an investment in the Notes.

                         SUMMARY OF THE EXCHANGE OFFER

ISSUER.....................  TeleHub Communications Corporation (the "Issuer").

SECURITIES OFFERED.........  The Company is offering to exchange $1,000 in principal amount (and any integral multiple thereof) of New Notes for each $1,000 in principal amount (and any integral multiple thereof) of Old Notes that are validly tendered pursuant to the Exchange Offer. The Company will issue the New Notes promptly after the Expiration Date. On the date of this Prospectus, $125,000,000 in aggregate principal amount of Old Notes are outstanding. The Company has not entered into any arrangement or understanding to distribute the New Notes issued in the Exchange Offer.

RESALE OF NEW NOTES........  The Company believes that the New Notes issued pursuant to the Exchange Offer generally will be freely transferable by their holders without registration or any prospectus delivery requirement under the Securities Act, except that a "dealer" or any Company "affiliate" (as such terms are defined under the Securities Act) that exchanges Old Notes held for its own account may be required to deliver copies of this Prospectus when reselling the corresponding New Notes. See "The Exchange
                             Offer -- General" and "Plan of Distribution."


EXPIRATION DATE............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on           , 1999, unless
                             extended, in which case the term Expiration Date means the latest date and time to which the Exchange Offer is extended. The Company will accept for exchange any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date.


INTEREST ON THE NEW
NOTES......................  Cash interest on the New Notes will not accrue on the Notes prior to July 31, 2001. The New Notes will accrete at a rate of 13.875% from July 30, 1998, compounded semi-annually to an aggregate principal amount of $125.0 million by July 31, 2001. Thereafter, interest on the New Notes will be payable semi-annually on January 31 and July 31 of each year commencing January 31, 2002.

TERMINATION................  The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any interpretation by the staff of the Commission of any existing law, statute, rule or regulation. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer -- Termination." No federal or state regulatory requirements or approvals are needed in connection with the Exchange Offer, other than applicable requirements under federal and state securities laws.

PROCEDURES FOR TENDERING
OLD NOTES..................  Each beneficial owner owning interests in Old Notes
                             ("Beneficial Owner") through a DTC Participant (as defined) must instruct such DTC Participant to cause Old Notes to be tendered in accordance with the procedures set forth in this Prospectus and in the Letter of Transmittal. See "The Exchange
                             Offer -- Procedures for Tendering Old Notes". Each participant (a "DTC Participant") in the Depository Trust Company ("DTC") holding Old Notes through DTC must (i) electronically transmit its acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent (as defined herein) account at DTC and send an Agent's Message (as defined herein) to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus and in the Letter of Transmittal. By tendering through ATOP, DTC Participants will expressly acknowledge receipt of the accompanying Letter of Transmittal and agree to be bound by its terms and the Company can enforce such agreement against such DTC Participants. See "The Exchange
                             Offer -- Procedures for Tendering Old Notes".

                             Each holder of Old Notes must (i) complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Old Notes, to the Exchange Agent at its address set forth in this Prospectus and in the Letter of Transmittal, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus. See "The Exchange Offer -- Procedures for Tendering Old Notes".

                             By tendering, each holder of Old Notes will represent to the Company that, among other things,
                             (i) it is not an affiliate of the Company, (ii) it is not a broker-dealer tendering Old Notes acquired directly from the Company for its own account,
                             (iii) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder and (iv) it has no arrangements or understandings with any person to participate in the Exchange Offer for the purpose of distributing the New Notes. See "The Exchange Offer -- General."

GUARANTEED DELIVERY
  PROCEDURES...............  DTC Participants holding Old Notes through DTC who wish to cause their Old Notes to be tendered, but who cannot transmit their acceptance through ATOP prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus and in the Letter of Transmittal. See "The Exchange Offer -- Guaranteed Delivery Procedures." Holders who wish to tender their Old Notes but (i) whose Old Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus. See "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, in accordance with the procedures set forth in "the Exchange Offer -- Withdrawal of Tenders".

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF NEW NOTES....  Subject to certain conditions as summarized above in "Termination" and described more fully in "The Exchange Offer -- Termination", the Company will accept for exchange any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange

                             Offer will be delivered promptly following the Expiration Date. See "The Exchange
                             Offer -- General."

FEDERAL INCOME TAX
  CONSIDERATIONS...........  Since the New Notes should not be considered as materially differing from the Old Notes, the exchange of Old for New Notes will not result in any material federal income tax consequences to holders exchanging Old Notes for New Notes. See "Certain Federal Income Tax Considerations".

EXCHANGE AGENT.............  The Trustee is also the Exchange Agent. The office address of the Exchange Agent is: State Street Bank, Two International Place -- 4th Floor, Boston, Massachusetts 02110, Attention: Corporate Trust
                             Division: TeleHub Communications
                             Corporation -- 13.875% Senior Discount Notes due 2005. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (617) 664-5587 and the facsimile number for the Exchange Agent is (617) 664-5371.

USE OF PROCEEDS............  There will be no cash proceeds payable to the
                             Company from the issuance of the New Notes pursuant to the Exchange Offer. The Company received net proceeds from the Initial Note Offering of approximately $78.7 million, after deducting the Initial Purchaser's discount and estimated fees and expenses from the Initial Offering. With those net proceeds, the Company repaid a $11.4 million Bridge Loan (the "Bridge Loan") from Comdisco, Inc. ("Comdisco"), and intends to use the remainder to fund operating losses, to expand the TeleHub network, for additional working capital and for other general corporate purposes. See "Use of Proceeds".

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will not bear transfer restriction legends. The New Notes will be obligations of the Company entitled to the benefits of the Indenture. The Subsidiaries' guarantee of repayment of the New Notes will be full, unconditional, joint and several. See "Description of the Notes." Following the completion of the Exchange Offer, the Old Notes will not be entitled to any rights under the Note Registration Rights Agreement including, but not limited to, any contingent increase in the interest rate. See "the Exchange Offer".

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following summary consolidated financial data for the period from inception (January 18, 1996) to December 31, 1996 and for the year ended December 31, 1997 have been derived from the Company's consolidated financial statements (the "Consolidated Financial Statements") which have been audited by PricewaterhouseCoopers LLP., independent accountants. The summary data as of and for the nine months ended September 30, 1997 and 1998, respectively, have been derived from unaudited consolidated financial statements of the Company and, in the opinion of the Company, include all adjustments, consisting of normal recurring accruals necessary for a fair presentation of such information. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. The following summary consolidated financial data should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.



                                                                           NINE MONTHS ENDED
                                        INCEPTION TO    YEAR ENDED           SEPTEMBER 30,
                                        DECEMBER 31,   DECEMBER 31,   ---------------------------
                                            1996           1997           1997           1998
                                        ------------   ------------   ------------   ------------
                                                                      (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..............................  $        --    $  2,901,280   $         --   $  4,613,368
Operating expenses other than
  depreciation and amortization(1)....    3,667,319      19,483,912     11,388,663     38,467,746
Depreciation and amortization.........       68,556         784,548        263,418      3,270,855
                                        -----------    ------------   ------------   ------------
            Total operating
               expenses...............    3,735,875      20,268,460     11,652,081     41,738,601
            Operating loss............   (3,735,875)    (17,367,180)   (11,652,081)   (37,125,233)
Amortization of debt discount.........      (85,375)       (546,875)      (546,875)    (1,999,137)
Interest expense, net(2)..............      (66,973)       (213,658)        38,169     (3,222,719)
Other income (expense)(3).............     (599,950)         34,889            114         16,889
                                        -----------    ------------   ------------   ------------
            Net loss(4)...............  $(4,488,173)   $(18,092,824)  $(12,160,673)  $(42,330,200)
                                        ===========    ============   ============   ============
Basic and diluted loss per share(5)...  $     (0.52)   $      (1.70)  $      (1.20)  $      (3.35)
Weighted average shares outstanding
  used in per share calculations --
  basic and diluted...................    8,614,815      10,624,251     10,153,442     12,651,034
OTHER FINANCIAL DATA:
EBITDA(6).............................  $(4,267,269)   $(16,547,743)  $(11,388,549)  $(33,837,489)
Capital expenditures..................    3,028,715      18,221,327     16,272,826      5,275,936
Ratio of earnings to fixed charges....           --              --             --             --
Deficiency between earnings and fixed
  charges(7)..........................    4,488,173      18,092,824     12,160,673     42,330,200
CASH FLOW DATA:
Net cash used in operating
  activities..........................  $ 2,070,928    $ 16,624,763   $  9,619,902   $ 28,570,149
Net cash used in investing
  activities..........................      572,672       9,629,035      7,984,760      2,029,562
Net cash provided from financing
  activities..........................    2,828,536      35,449,182     22,364,179     76,635,519



                                                              AS OF SEPTEMBER 30,
                                                                     1998
                                                              -------------------
                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and restricted cash..................      $56,009,012
Total assets................................................       87,062,802
Total debt, including current portions(8)...................       75,581,035
Stockholders' equity........................................        1,669,023


---------------

See footnotes on following page.

 (1) Operating expenses consist of total operating expenses less depreciation and amortization.

 (2) Interest expense, net consists of the sum of interest expense and interest income.

 (3) Other income (expense) consists of the sum of indemnification expense and other income.

 (4) The Company has not recorded any benefit for income taxes due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns. Accordingly, the Company has recorded a valuation allowance against its total net deferred tax assets.

 (5) The Company computes loss per share pursuant to Statement of Financial Accounting Standard No. 128, Earnings Per Share. The dilutive effect of options, warrants, and the Preferred Stock have not been considered as their effect would have been antidilutive for all periods presented. See
     Note 15 to the Consolidated Financial Statements.


 (6) EBITDA consists of earnings before interest, taxes, depreciation and amortization. More specifically, the following balances were excluded from EBITDA as defined: depreciation and amortization, amortization of debt discount and interest expense. The Company believes EBITDA can provide additional information about the Company's ability to meet debt service, capital expenditures and other financing requirements. EBITDA is a measure of financial performance commonly used in the telecommunications industry. The Company is presenting EBITDA to enhance an understanding of the Company's operating results and assist investors in their comparison of the Company's financial statements with those of other development stage telecommunications companies. EBITDA should not be construed as representing cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated and may be calculated differently than similarly titled measures for other companies. Management's discretionary use of earnings depicted by EBITDA is principally limited by the Indenture covenants, see "Description of Notes -- Certain Covenants" and by the need to conserve funds for capital expenditures, software development, debt service and other uncertainties.



 (7) The Company's earnings were insufficient to cover its fixed charges. For purposes of calculating ratio of earnings to fixed charges, earnings consist of earnings (losses) before fixed charges. Fixed charges consist of interest on debt, amortization of deferred financing costs, operating lease expense, and that portion of rental expense the Company believes to be representative of interest (i.e., one third rent expense). On a pro forma basis, after giving effect to the Initial Note offering, the Company's earnings would have been insufficient to cover fixed charges by $39.3 million and $58.3 million for the year ended December 31, 1997 and for the nine-month period ended September 30, 1998, respectively.



 (8) Total debt, including current portions, consists of capital lease obligations and other long-term debt, including current portions. The Notes are presented net of the Debt Discount and will accrete in value through July 31, 2001 at a rate of 13 7/8% per annum compounded semi-annually. No interest will be payable in cash on the Notes prior to January 31, 2002.

                                  RISK FACTORS

     An investment in the New Notes involves substantial risks. Prospective purchasers should consider carefully the specific factors set forth below as well as the other information contained in this Prospectus in evaluating whether to invest in the New Notes.

SUBSTANTIAL OPERATING LOSSES AND EXPECTED LOSSES


     The Company has generated minimal VASP(TM) licensing or wholesale long distance revenues and has a very limited operating history with which investors can evaluate TeleHub's future performance. TeleHub has reported substantial net losses since inception, primarily as a result of expenses associated with the development of VASP(TM), implementation of the ATM network and operational expenses. The Company's cumulative losses from inception until September 30, 1998, were approximately $65 million. TeleHub's profitability depends on the demand for its VASP(TM) software and its wholesale long distance services. There can be no assurance that TeleHub will attain profitability in the future. Failure to be profitable could impair TeleHub's ability to expand its long distance business, continue additional technology development and raise additional equity or debt financing. Such events could have a material adverse effect on TeleHub, the value of the Securities and the Company's ability to repay the Notes.


EARLY COMMERCIAL STAGE OF THE COMPANY

     The success of TNS in the wholesale long distance business depends upon TNS's ability to generate significant customer traffic and to manage an efficient long distance network and related customer service. The Company has not previously managed a long distance network and there can be no assurance that its wholesale long distance services can be sold at a profit. The failure of TNS to generate significant customer traffic, implement VASP(TM) enhancements in a timely manner, effectively manage the ATM network and related customer services, or operate its business at a profit could have a material adverse effect on the Company's business, operating results and financial condition.

     TNS is a recent entrant into the long distance business and its three switch locations and national ATM network became commercially operational only in December 1997. The Company expects that it will incur substantial operating losses and generate negative cash flow unless and until its customers route sufficient traffic over the ATM network. The Company currently does not anticipate that sufficient traffic will be carried on its network to cover its cost of operations before 1999 at the earliest based on certain assumptions as to the growth of traffic on TNS's network and the control of its operating expenses. Such assumptions may prove to be inaccurate due to changes in the businesses of TNS's wholesale customers, TNS's ability to attract new customers, technical and/or logistical problems in the operation of the ATM network, TNS's limited experience with wholesale long distance services, unanticipated increases in operating expenses or other factors affecting TNS's revenues or expenses.

     TTC has yet to achieve OEM or custom platform licensing revenues sufficient to sustain the entity as a self-supporting, independent business unit. Until that occurs, its development efforts will continue to exert a negative impact on the Company's overall financial performance. The Company has not previously entered into OEM or custom platform licensing relationships. There can be no assurance that it will successfully enter into such relationships in the future or that it will be able to license its technology at a profit. The failure of TTC to generate sufficient OEM or custom platform licensing revenues in a timely manner, develop subsequent releases of its technology, or operate its business at a profit could have a material adverse effect on the Company's business, operating results and financial condition.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS


     As a result of the Initial Note Offering, the Company is highly leveraged. After the Initial Note Offering and the use of proceeds therefrom (including repayment of the Bridge Loan), the Company had approximately $75.6 million of total consolidated indebtedness outstanding at September 30, 1998 (including current portion but net of Debt Discount). In addition, the Indenture permits the Company and its subsidiaries to incur substantial additional indebtedness subject to certain restrictions. See "Description of Notes -- Certain

Covenants." Although the Company expects the proceeds from the Initial Note Offering to provide sufficient funds to take the Company to positive cash flow, the Company may need to incur substantial additional indebtedness to finance the continued development, commercial deployment and expansion of its network and to fund operating losses. The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing or refinancing in the future for working capital, capital expenditures, service development and enhancement, acquisitions, general corporate purposes and other purposes may be materially limited or impaired; (ii) the Company's cash flow, if any, may be unavailable for the Company's business since a substantial portion of the Company's cash flow must be dedicated to the payment of principal and interest on its indebtedness, including the Notes; (iii) the terms of future permitted indebtedness may limit the Company's ability to redeem the Notes in the event of a Change of Control; and (iv) the Company's high degree of leverage may make it more vulnerable to economic downturns, may limit its ability to withstand competitive pressures and may reduce its flexibility in responding to changing business and economic conditions. No assurance can be given that the Company will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness, including the Notes. The ability of the Company to make scheduled payments with respect to indebtedness (including the Notes) will depend upon, among other things: (i) the Company's ability to achieve significant and sustained growth in cash flow; (ii) the rate of success of the commercial deployment of its network; (iii) the market acceptance of, customer demand for, rate of utilization of and pricing for the Company's products and services; (iv) the future operating performance of the Company and the extent to which the Company's products and services are subject to performance problems; (v) the Company's ability to successfully complete development, upgrades and enhancements of its technology products and its network and (vi) the Company's ability to complete additional financings, as necessary. Each of these factors is, to a large extent, subject to economic, financial, competitive and other factors, many of which are beyond the Company's control. If the Company is unable to generate sufficient cash flow to service its indebtedness, including the Notes, it may have to reduce or delay network deployments or product development, restructure or refinance its indebtedness or seek additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, in light of the Company's high leverage, or that any such strategy would yield sufficient proceeds to service and repay the Company's indebtedness, including the Notes.

     Any failure by the Company to satisfy its obligations with respect to the Notes at maturity or prior thereto would constitute a default under the Indenture and could cause a default under agreements governing other indebtedness of the Company. In the event of such default, the holders of such indebtedness would have enforcement rights, including the right to accelerate such debt and the right to commence an involuntary bankruptcy proceeding against the Company. Absent successful commercial introduction of VASP(TM), ongoing technical development of the ATM network to achieve scalability and reduced costs and significant growth of its cash flow, the Company will not be able to service or repay its indebtedness, including the Notes.

HOLDING COMPANY STRUCTURE; RESTRICTIONS ON ACCESS TO SUBSIDIARY CASH FLOW

     The Issuer is a holding company that conducts substantially all of its operations through its subsidiaries. Because the Issuer conducts operations through subsidiaries, the Issuer's cash flow and its ability to service its indebtedness, including the Notes, will depend upon the cash flow of its subsidiaries and payments of funds by those subsidiaries to the Issuer in the form of repayment of loans, dividends or otherwise. In addition, the Indenture will permit these subsidiaries to incur indebtedness or become parties to financing arrangements, which may contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to the Issuer. Further, any holders of secured indebtedness (including trade payables) of the Issuer's subsidiaries would be entitled to repayment of such indebtedness from the assets of the affected subsidiaries before such assets were made available for distribution to the Issuer. See "Description of Notes -- Certain Covenants."

ABILITY TO CONTINUE AS A GOING CONCERN

     The independent accountants' audit report on the Company's consolidated balance sheets as of December 31, 1996 and 1997 and the consolidated statements of operations, stockholders equity (deficit) and cash flows for the period from January 18, 1996 (date of inception) to December 31, 1996 and for the year ended December 31, 1997, expressed substantial doubts about the Company's ability to continue as a going concern. These doubts were based on the Company's accumulation of losses from development of its products and services and the Company's need for substantial additional debt and equity financing to execute its business plan. The Company believes that its proceeds from the Initial Note Offering should diminish doubts about the Company's ability to continue as a going concern. However, there is no assurance that the Company can continue as a going concern.

TECHNOLOGICAL UNCERTAINTY

     TeleHub's business strategy is based upon the VASP(TM) platform and demonstrating its viability through the VASP(TM)-managed ATM network. Enhancements to the VASP(TM) platform are continually under development. The chosen ATM technology for the TeleHub network is not yet widely utilized in publicly switched voice or data networks. ATM technical standards are still being developed and the projected savings from increased transmission capabilities have yet to be validated in actual performance. Unforeseen problems could emerge with respect to the VASP(TM) platform or the ATM network. The results of TNS's operations, to date, do not necessarily prove the viability or efficacy of the network when fully deployed under a load of heavy telecommunications traffic transmission. The telecommunications industry is subject to rapid and significant changes in technology; for example, other competitive techniques for implementing ATM could be developed. There can be no assurance that TNS will maintain competitive services or that TTC will develop new technologies on a timely basis or on satisfactory terms. Such an increase in supply or failure by TNS to maintain competitive services or TTC to develop new technologies could have a material adverse effect on the Company's business, operating results and financial condition.

RISKS INHERENT IN RAPID GROWTH

     TeleHub's strategy envisions rapid growth through entering the wholesale long distance business through TNS and the technology market through TTC. That expected growth will place a significant strain on TeleHub's management and operational and financial resources. To manage its growth effectively, TeleHub must continuously improve its operational and financial systems, forecasting and controls. Any substantial inaccuracies in the forecasts of product usage and growth could produce a shortage or excess of personnel and facilities that would adversely affect TeleHub's financial and service performance. If growth is not effectively managed and the quality of service or support is not maintained at acceptable levels, the business may be negatively impacted. Rapid growth will require: (i) training and retaining of new personnel; (ii) satisfactory performance of TeleHub's customer interface and billing systems; (iii) development and introduction of new products; and (iv) control of TeleHub's expenses related to the expansion into the wholesale long distance business. The Company's failure to satisfy these requirements, or otherwise to manage its growth effectively, would have a material adverse effect on the Company's business, operating results and financial condition.

PATENTS, PROPRIETARY RIGHTS AND THE RISK OF LITIGATION

     The Company relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality and non-disclosure agreements and other contractual provisions to protect its proprietary rights, measures that provide only limited protection. The Company currently has several pending patent applications. There can be no assurances that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technologies. The Company's future success will depend in part on its ability to protect its proprietary rights to the technologies used by VASP(TM). Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or obtain and use information that the Company regards as proprietary. The Company has applied to register certain of its trademarks in the United States and other countries. There can be no assurances that the Company will obtain registrations of principle marks in key markets. Failure to obtain registrations could compromise the Company's ability to fully protect its trademarks and brands and could increase the risk of challenge from third parties to its use of its trademarks and brands. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States. There can be no assurance that any issued patent will preserve the Company's proprietary position, or that others will not be able to develop technologies similar to or superior to the Company's technology. The Company licenses from third parties certain technology used in and for its products and services. There can be no assurances that such technology will remain available to the Company on terms beneficial to the Company. Failure of the Company to enforce and protect its intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on the Company's business, operating results and financial condition.

     From time to time, third parties, including competitors of the Company, have asserted patent, copyright or other intellectual property rights to technologies that are important to the Company or that are relevant to products that might be of interest to the Company. From time to time, the Company receives notice from such third parties of the intellectual property rights such parties have obtained. The Company expects that it will increasingly receive such notices and may, at times, be subject to infringement claims as the number of products and competitors in the telecommunications industry grows and the functionality of products overlaps. Any infringement claim or other litigation against or by the Company could cause the Company to incur substantial costs and diversion of management resources, and could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block the Company's ability to license its products in the United States or abroad. Such a judgment would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is obligated under certain agreements to indemnify the other party in connection with infringement by the Company of the proprietary rights of third parties. In the event the Company is required to indemnify parties under these agreements, it could have a material adverse effect on the business, financial condition and results of operations of the Company. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses would be acceptable to the Company. If forced to cease using such technology, there can be no assurance that the Company would be able to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing, using or selling certain of its products and services, which could have a material adverse effect on the Company's business, financial condition, competitive position and results of operations and its ability to pay the interest on and principal of the Notes.

RISK OF MARKET ACCEPTANCE

     The software-based VASP(TM) technology is new and a dramatic departure from the embedded network switching and control components used by the major IXCs and ILECs that are potential consumers of the VASP(TM) platform and ancillary services. As a class, they have demonstrated a tendency to be risk averse and are unaccepting of change or technological innovation without cautious, time-consuming testing and evaluation. They also tend to purchase from major hardware and software vendors that they have utilized previously and with whom they have ongoing business relationships. This phenomenon, sometimes referred to as "the inertia of capital commitment" is a barrier to market acceptance of VASP(TM). Without some level of market acceptance, the probability of TeleHub's long-term success is greatly diminished.

LONG DISTANCE PRICING PRESSURES AND RISKS OF INDUSTRY OVERCAPACITY

     The long distance transmission industry generally has been characterized by over-capacity and declining prices since shortly after the 1984 divestiture by AT&T of its Regional Bell Operating Companies ("RBOCs"). The Company believes that, in the last several years, increasing demand has reduced the over-capacity and downward pricing pressure. However, the Company anticipates that prices for TNS's services may decline over the next several years. The Company is aware that certain long distance carriers are expanding their capacity and believes that other long distance carriers, as well as other potential new entrants to the industry, are constructing and installing switches and new fiber optic cable, and other long distance transmission networks. Further, recent technological advances, such as ATM and wave division multiplexing, have shown the potential to greatly expand the capacity of existing and new fiber optic cable. If industry expansion results in capacity that exceeds demand overall or along any of TNS's routes, additional downward pricing pressure could develop. In addition, strategic alliances or strategic transactions, such as the recently announced long distance capacity purchasing alliance among certain RBOCs, could result in additional price competition among long distance carriers. Such pricing pressure could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

     Overview. The communications services industry is highly competitive, rapidly evolving and subject to constant technological change. In particular, there are numerous companies offering long distance services, and the Company expects competition to increase in the future. The Company believes that existing competitors are likely to continue to expand their service offerings to appeal to existing or potential customers of the Company. Many of the Company's existing competitors have financial, personnel and other resources, including brand name recognition, substantially greater than that of the Company. New competitors are likely to enter the communications market, some of whom may have financial, personnel and other resources, including brand name recognition, substantially greater than that of the Company.

     In addition, the regulatory environment in which the Company operates is undergoing significant change. As this regulatory environment evolves, changes may occur which could create greater or unique competitive advantages for all or some of the Company's current or potential competitors, or could make it easier for additional parties to provide services. Many communications companies operate generally in the long distance market in which the Company operates, and there are numerous companies that offer wholesale long distance services, which are offered by the Company. As a service provider in the long distance industry, the Company competes with several well-established providers, as well as many other long distance providers with less significant market shares. Moreover, certain of the Company's competitors may be better situated to negotiate more favorable contracts with suppliers.

     Domestic and International Long Distance. The long distance communications industry is intensely competitive and significantly influenced by the marketing and pricing decisions of the larger industry participants such as AT&T, MCI Communications Corp. ("MCI"), Sprint and WorldCom. Moreover, the industry is undergoing significant consolidation that has created and will continue to create numerous other entities with substantial resources to compete for long distance business. In addition, as a result of the Telecommunications Act, RBOCs are able or will be able in the future to enter the long distance market. New technologies could also give rise to new regulation or new competitors. The Company's larger competitors have significantly greater name recognition, financial, technical, network and marketing resources. They may also offer a broader portfolio of services and have long standing relationships with customers targeted by the Company and long standing relationships with regulators.

     The Company has entered into telecommunications services agreements with its wholesale long distance customers which do not contain minimum usage commitments and which are cancellable upon short notice without penalties. If these service agreements are cancelled, or are not renewed upon expiration, the loss of customers could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company believes that TNS offers switched wholesale services at rates generally lower than those offered by other competing wholesale service providers, prices for domestic and international long distance calls have decreased in recent years and are likely to continue to decrease. There can be no assurance that the Company will be able to compete effectively in the domestic or international long distance markets.

     Networks. The Company believes that its VASP(TM)-managed ATM network is unique in that it allows for the first ATM service in commercial operation that can be switched into the PSTN. Other telecommunications providers can provide their own networks and can provide those networks to other carriers. Numerous established and start-up national and regional fiber optic networks are owned by IXCs, ILECs and CLECs, including AT&T, MCI and Sprint, each of whom has greater name recognition and financial, personnel, technical and marketing resources than the Company. Other established companies including AT&T Corporation ("AT&T"), Sprint Corp. ("Sprint") and Bell Atlantic Corp. ("Bell Atlantic") have announced or may be planning the construction of ATM networks that can be switched into the PSTN.

     TTC faces competition from some of the most experienced companies engaged in the development of telecommunications equipment and related software. Examples include switch vendors (Lucent, Nortel and Siemens Corporation ("Siemens")), ATM vendors (Nortel, Siemens, Alcatel (as defined), Cisco and Ascend Communications, Inc. ("Ascend")), signaling products vendors (Nortel and Tekelec (as defined)), and OSS providers (Hewlett-Packard Inc. and Applied Digital Access Inc.). The Company believes that existing competitors are likely to continue to expand their product offerings to appeal to existing or potential customers of the Company. Many of the Company's existing competitors have financial, personnel and other resources, including brand name recognition, substantially greater than the Company.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company currently anticipates that its available cash resources combined with the net proceeds of the Initial Note Offering and funds from operations will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next twelve months. However, there can be no assurance that such resources will be sufficient for its anticipated working capital and capital expenditure requirements. The Company may need to raise additional funds through public or private debt or equity financings in order to take advantage of opportunities, including more rapid expansion or acquisitions of complementary business or technologies, or to develop new products or otherwise respond to unanticipated competitive pressures. The Company may also raise additional funds through public or private debt or equity financings if such financings become available on favorable terms. If it is necessary to raise additional funds, there can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available on acceptable terms, the Company may not be able to take advantage of opportunities, develop new products or otherwise respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward looking statement that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors, including those set forth above in this paragraph. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS


     The Company will require substantial additional funds for the continued development, commercial deployment and expansion of its network. As of September 30, 1998, the Company had $56 million in cash, cash equivalents and restricted cash. From inception until September 30, 1998, the Company incurred operating expenses of approximately $65.7 million in the development of its business, development of technology and operating support systems, deployment of sales and marketing activities and establishment of its management team. In addition, the Company has made and expects to continue to make significant capital outlays in order to continue required development activities, commercially deploy its products and services and fund operations until such time, if at all, as the Company begins to generate positive EBITDA. The Company believes the proceeds from the Initial Note Offering will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses, associated with the rollout of its products and services. While the Company believes that the net proceeds from the Initial Note Offering, together with cash on hand, will be sufficient to finance its rollout, it may need to secure additional financing to enter new markets for its products and services. If demand for the Company's products and services is less than expected, the Company may require additional financing at an earlier date. There can be no assurance that the Company will be able to implement its rollout strategy in a timely fashion, if at all. There can be no assurance that the Company's current estimates of EBITDA, which will depend on numerous future factors and conditions described elsewhere in "Risk Factors," many of which are outside of the Company's control, will be accurate, and it is likely that actual results will vary materially from such estimates. The Company has no present commitments or arrangements assuring it of any future equity or debt financing, and there can be no assurance that any such equity or debt financing will be available to the Company on favorable terms or at all. In addition, the Indenture contains certain covenants restricting the Company's ability to incur further indebtedness, and future borrowing instruments such as credit facilities are likely to contain similar or more restrictive covenants and could require the Company to pledge assets as security for borrowings thereunder. In the event that the Company is unable to obtain such additional capital or is required to obtain it on unsatisfactory terms, the Company will be required to delay the expansion of its business or take or forego actions that could materially adversely affect the Company's business, prospects, operating results, financial condition and its ability to service and repay its indebtedness, including the Notes. In the event that the Company is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments on its indebtedness, the Company could be in default under the terms of the agreements governing its indebtedness, including the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Notes will be entitled to require the Company to repurchase any or all of the Notes held by such holder at a premium of 101% of the aggregate principal amount plus accrued and unpaid interest (101% if the Accreted Value if the Change of Control occurs before July 31, 2002). However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then-existing contractual obligations of the Issuer and its subsidiaries. In addition, the Company may not have adequate financial resources to effect such a repurchase, and there can be no assurance that the Company would be able to obtain such resources through a refinancing of the Notes to be repurchased or otherwise. If the Company fails to repurchase all of the Notes tendered for repurchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default under the Indenture.

     With respect to the sale of assets referred to in the definition of Change of Control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a Person (as defined) and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to an offer to repurchase.

     The Change of Control provisions may not necessarily afford the holders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company that may adversely affect the holders, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions. Except as described under "Description of Notes -- Repurchase at the Option of Holders -- Change of Control," the Indenture does not contain provisions that permit the holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

CONSEQUENCES OF ORIGINAL ISSUE DISCOUNT ON NOTES

     The Notes will be issued at a substantial discount and a portion of the issue price of the Old Notes was allocated to the warrants resulting in the Notes having a deemed issue price less than their principal amount. U.S. federal income tax laws will therefore treat the Notes as having original issue discount ("OID"). Consequently, U.S. purchasers of the Notes generally must recognize OID amounts as gross income for U.S. federal tax purposes and pay taxes on such deemed income before receiving the cash payments representing that income. If the Notes are treated as "applicable high yield discount obligations," the Company's deductions with respect to the OID on the Notes will be either deferred until the Company makes the related payments or possibly, in part, disallowed.

     If a bankruptcy proceeding is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Notes, the claim of a holder of Notes may be limited to an amount equal to the sum of (i) the initial offering price for the Notes and (ii) that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any OID that was not amortized as of the commencement of any such bankruptcy proceeding would constitute "unmatured interest."

DEPENDENCE ON KEY PERSONNEL

     TeleHub is managed by a small number of key executive officers, the loss of whose services could have a material adverse effect on the Company. TeleHub believes that its growth and future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel and consultants. The loss of senior management or the failure to recruit additional qualified personnel and consultants in the future could significantly impede TeleHub's ability to achieve its financial, expansion, marketing and other objectives. TeleHub has employment contracts with certain key executives. See "Management."

RECENT LEGISLATION AND REGULATORY UNCERTAINTY

     Certain of TeleHub's operations are subject to regulation by the FCC and state public utility commissions. The FCC is restructuring access rates and universal service mechanisms which will affect TNS's costs and rates. Changes in the regulation or interpretation of legislation affecting TeleHub's operations could have a material adverse effect on the Company's business, operating results and financial condition.

REGULATION

     Telecommunications services are subject to significant regulation at the federal, state, local and international levels, affecting the Company and its existing and potential competitors. Delays in receiving the required regulatory approvals or the enactment of new and adverse legislation, regulations or regulatory requirements may have a material adverse effect on the Company's business, operating results and financial condition. In addition, future legislative, judicial and regulatory agency actions could alter competitive conditions in the markets in which the Company intends to operate, in ways disadvantageous to the Company.

     The Company currently is subject to federal and state regulation of its wholesale long distance telephone services, and may be subject to regulation of any future services that are deemed local exchange services. To provide international services, carriers must obtain a certificate from the FCC which TNS has obtained. At the federal level, the Company is regulated by the FCC and must maintain both interstate and international tariffs containing the currently effective rates, terms and conditions for those services. Although the FCC eliminated the tariffing requirements for interstate non-dominant carriers, such carriers must continue to file interstate tariffs until a federal court completes reviewing such detariffing and declares that the detariffing order is lawful. TNS has filed interstate and international tariffs with the FCC. Intrastate long distance services and local exchange services are subject to various state laws and regulations, including certification, notification, registration and tariffing requirements. The FCC and numerous state agencies also impose prior approval requirements on transfers of control of certificated carriers and assignments of regulatory authorizations. States also often require prior approvals or notifications for the issuance of stock, bonds or other forms of indebtedness. As a result, in certain states, TNS requested approvals, made notifications of or took other actions relating to its issuance of a Guarantee pursuant to the Initial Note Offering. While TNS expects to obtain all necessary approvals for the Exchange, there can be no assurance that such approvals will be obtained, or that they will be obtained on a timely basis. The FCC and state regulatory agencies generally retain the right to sanction a carrier, impose forfeitures, mandate refunds or impose other penalties in the event of regulatory non-compliance by a carrier. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on the business, operating results and financial condition of the Company or that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or non-compliance with applicable laws and regulations.

CONCENTRATION OF STOCK OWNERSHIP

     As of September 30, 1998, assuming the exercise of all options and warrants and conversion of Preferred Stock, the key executives and major stockholders beneficially owned approximately 70% of the outstanding voting power of the Company. As a result, these stockholders, if they act together, could elect all Directors and exercise control over TeleHub's business, policies and affairs, and could approve or disapprove all actions requiring shareholder approval, including amendments to the Issuer's Articles of Incorporation (the "Articles") and Bylaws, certain mergers or similar transactions. This concentration of stock ownership could delay, prevent or discourage a change in control of TeleHub or the removal of existing management. See "Security Ownership of Certain Beneficial Owners and Management."

ABSENCE OF PUBLIC MARKET


     There has not been any public market for the Old Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active trading market will develop or be sustained in the New Notes. If a market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments, general economic conditions, the Company's financial condition and other conditions). Such conditions might cause the New Notes, to the extent they are actively traded, to trade at a significant discount from face value.


CONSEQUENCE OF FAILURE TO EXCHANGE

     Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain subject to the existing restrictions on transfer of such Old Notes. Additionally, holders of any Old Notes not tendered in the Exchange Offer will not have any rights under the Note Registration Rights Agreement to cause the Company to register the Old Notes, and the interest rate on the Old Notes will remain at its initial rate of 13.875% per annum.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Articles, the Bylaws and Nevada law could discourage, delay or prevent a change in control of management of TeleHub. Those provisions limit the ability of shareholders to remove incumbent directors or to change the composition of the Board of Directors (the "Board"). Consequently, incumbent directors may be able to retain their positions even after a change in control. The Articles and Bylaws also limit the ability of the shareholders to act independently from the Board. The Articles authorize the issuance of preferred shares with such designations, rights and preferences as the Board may determine without further shareholder approval (See "Description of Capital Stock -- Preferred Stock"); the issuance of preferred shares could adversely affect the voting power or other rights of holders of shares of Common Stock and could be used to discourage, delay or prevent a change in control. The General Corporation Law of Nevada (the "Nevada Act") prohibits a Nevada corporation from engaging in any of a broad range of business combinations with any interested shareholder (10% or more voting power) without Board approval for a period of three years after the shareholder became an interested shareholder. The Nevada Act also requires Board or shareholder approval to acquire a controlling interest in TeleHub. See "Description of Capital Stock -- Special Provisions of the Company's Articles, Bylaws and Nevada Corporate Law."

YEAR 2000 INCOMPATIBILITY

     The term "Year 2000 Issue" generally describes the various problems that might result from improper processing of dates and date-sensitive calculations involving dates in the Year 2000 and beyond. The "Year 2000 issue" results from computer programs using two digits rather than four digits to define the applicable year, so that all dates are interpreted as being between 1900 and 1999. Computers and other equipment using such programs will incorrectly interpret dates after the year 1999. Such misinterpretation might cause system failures or miscalculations and thereby disrupt operations, for example; temporary inability to process transactions, to send invoices, to operate computer systems and equipment or to engage in other normal business activities. The Company believes that its computer systems, including VASP(TM), are Year 2000 compatible; however, the Company has not completed assessing the Year 2000 compatibility of its equipment or of third parties. The Company has established a task force to evaluate Year 2000 compatibility of its computer systems and of third party computer products which the Company uses in its network, VASP, or other business applications and the potential impact of non-compatibility. The Company believes that adequate resources have been allocated for this purpose and does not expect to incur significant expenditures to address this issue. However, there can be no assurance that the Company will identify all Year 2000 problems in its systems in advance of their occurrence or that the Company can successfully remedy any problems that are discovered. The expenses of the Company's efforts to address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could materially adversely affect the Company's business, prospects, operating results, financial condition and its ability to service and repay indebtedness, including the Notes. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenues and operating profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness."

                               THE EXCHANGE OFFER

     While the following discussion summarizes material provisions of the Note Registration Rights Agreement Noteholders may wish to read the actual provisions of the Note Registration Rights Agreement, which was filed as an exhibit to the Registration Statement ("Registration Statement") of which this Prospectus constitutes a part and copies of the Note Registration Rights Agreement are available upon request to the Company.

PURPOSE AND EFFECT

     The Old Notes were sold by the Issuer to the Initial Purchaser on July 30, 1998. The Initial Purchaser subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Issuer and the Initial Purchaser entered into the Note Registration Rights Agreement, pursuant to which the Issuer agreed, with respect to the Old Notes and subject to the Issuer's determination that the Exchange Offer is permitted under applicable law, to (i) file, on or before September 28, 1998, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, and (ii) use its best efforts
(a) to cause such registration statement to be declared effective by the Commission on or before December 12, 1998, and (b) to commence the Exchange Offer on or before January 11, 1999. The Issuer will keep the Exchange Offer open for at least 30 days (or longer if required by applicable law) after the date the notice of the Exchange Offer is mailed to the holders of the Old Notes. This Exchange Offer is intended to satisfy the Issuer's exchange offer obligations under the Note Registration Rights Agreement.


     If applicable interpretations of the Commission staff would not permit the Company to effectuate the Exchange Offer or, if for any other reason the Exchange Offer is not commenced prior to January 11, 1999, the Company will register the resale of the Old Notes and use its best efforts to have such resale registration statement become effective within 90 days after filing. The Company would keep this resale registration effective until July 30, 2000, or until all Old Notes have been resold pursuant to such resale registration statement.


TERMS OF THE EXCHANGE OFFER

     The Issuer hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange up to
(i) $125.0 million aggregate principal amount of New Notes for up to $125.00 million aggregate principal amount of outstanding Old Notes. The Issuer will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuer will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date with respect to the Exchange Offer applicable to such Old Notes. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Note Registration Rights Agreement. See
"-- Conditions of the Exchange Offer."


     As of the date of this Prospectus, (i) $125.0 million in aggregate
principal amount of the Old Notes is outstanding. As of December   , 1998, there
were           registered holders of the Old Notes, and           DTC
participants. Only a holder of the Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the applicable Exchange Offer. The record date for determining holders of the Old Note entitled to participate in the applicable Exchange Offer will be the day before the notice of the Exchange Offer is sent to Noteholders. The Issuer believes that, as of the date of this Prospectus, no holder of an Old Note is an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer.


     The Issuer shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuer has notified the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Issuer. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATES; EXTENSIONS; AMENDMENTS


     The Expiration Date shall be           , 1999, at 5:00 p.m., New York City
time, unless the Issuer, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Issuer will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.


     The Issuer reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer and (iii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes subject to the Exchange Offer. Modifications of the Exchange Offer, including but not limited to extension of the period during which the Exchange Offer is open, may require that at least five business days remain in the Exchange Offer.

     Without limiting the manner in which the Company may choose to publicly announce any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by timely release to the Dow Jones News Service.

CONDITIONS OF THE EXCHANGE OFFER

     The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is conditioned upon the Commission's declaring the effectiveness of the Registration Statement of which this Prospectus constitutes a part.

ACCRUED INTEREST

     Cash interest on the New Notes will not accrue on the Notes prior to July 31, 2001. The Notes will accrete at a rate of 13.875%, compounded semi-annually to an aggregate principal amount of $125.0 million by July 31, 2001. Thereafter, interest on the New Notes will be payable semi-annually on January 31 and July 31 of each year commencing January 31, 2002. See "Description of the Notes -- Maturity, Interest and Principal."

PROCEDURES FOR TENDERING OLD NOTES

     The tender of a holder's Old Notes as set forth below and the Issuer's acceptance will constitute a binding agreement between the tendering holder and the Issuer upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the applicable Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF SERIES A NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may use book-entry delivery of the Old Notes by directing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure is made in accordance with DTC's ATOP (as defined below) procedures for transfer and such procedures are complied with prior to 5:00 a.m., New York City time, on the Expiration Date.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the applicable Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system, prior to 5:00 p.m., New York City time, on the Expiration Date (in place of sending an executed Letter of Transmittal). DTC is obligated to communicate those electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent by an "Agent's Message." To tender Old Notes through ATOP, the electronic instructions sent to DTC and forwarded to the Exchange Agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the Letter of Transmittal for such Old Notes.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Issuer's acceptance of which might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the applicable Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Note in such Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Issuer shall determine. The Issuer will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Issuer, proper evidence satisfactory to the Issuer, in its sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the applicable Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangement to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to the Issuer that, among other things, (i) the New Notes to be acquired in connection with the applicable Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in such Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in non-action letters that are discussed herein under "Resales of New Notes," (iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in such Exchange Offer, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by item 507 of Regulation S-K of the Commission, and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuer except as otherwise disclosed to the Issuer in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

     LETTERS OF TRANSMITTAL AND OLD NOTES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR OLD NOTES TO THE COMPANY OR TO THE DTC.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:
(i) such tender must be made by or through an eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within five New York Stock Exchange trading days after the Expiation Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date. DTC participants may also submit the Notice of Guaranteed Delivery through ATOP.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all the conditions to an Exchange Offer, the Issuer will accept any and all Old Notes that are properly tendered in such Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted validly tendered Old Notes when, as, and if the Issuer has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Issuer reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Old Notes may be withdrawn by delivery of a written notice (or for DTC participants, transmission of notice through ATOP) to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the applicable Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Note to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable); (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture; and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the applicable Exchange Offer. Any Series A Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described under "-- Procedure for Tendering Old Notes" at any time on or prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court of by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the commission in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the

Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

THE EXCHANGE AGENT; ASSISTANCE

     State Street Bank is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                         By Overnight Mail or Courier:

               STATE STREET BANK & TRUST COMPANY, EXCHANGE AGENT
                            Two International Place
                          Boston, Massachusetts 02110
                        Attn: Corporate Trust Department
                                 Kellie Martin

                             ---------------------

                To confirm by telephone or for information call:
                                 (617) 664-5587

                                    By Mail:

               STATE STREET BANK & TRUST COMPANY, EXCHANGE AGENT
                                  P.O. Box 778
                          Boston, Massachusetts 02110
                        Attn: Corporate Trust Department
                                 Kellie Martin

FEES AND EXPENSES

     All expenses incident to the Issuer's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Issuer, including, without limitation: (i) all applicable Securities and Exchange Commission, stock exchange or National Association of Securities Dealers, Inc. ("NASD") registration and filing fees; (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of one counsel for holders that are Initial Purchasers in connection with blue sky qualifications of any of the New Notes) and compliance with the rules of the NASD; (iii) all applicable expenses incurred by the Issuer in preparing or assisting in preparing, word processing, printing and distributing any registration statement, any prospectus and any amendments or supplements thereto, and in preparing or assisting in preparing any other documents relating to the performance of and compliance with the Registration Rights Agreement; (iv) all rating agency fees, if any; and (v) the fees and disbursements of counsel for the Issuer.

     The Issuer has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers of others soliciting acceptance of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Issuer's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Issuer for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the respective New Notes.

RESALES OF THE NEW NOTES


     Based on the position of the staff of the Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Issuer believes that the New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for New Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Issuer within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. However, the Issuer has not sought its own interpretive letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. The Issuer and holders of Old Notes are not entitled to rely on interpretive advice provided by the staff of other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in an Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1989) or interpreted in the Commission's letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."


     It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offer by holders who are "affiliates" of the Issue within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act (if applicable). Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Issuer. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Issuer. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their New Notes.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offer. The Company received net proceeds from the Initial Note Offering of approximately $78.7 million, after deducting the Initial Purchaser's discount and estimated fees and expenses. With those net proceeds, the Company repaid a $11.4 million Bridge Loan from Comdisco, Inc., and intends to use the remainder to fund future operations, to expand the TeleHub network, for additional working capital and for other general corporate purposes. The amounts actually expended by the Company will depend upon several factors, including future revenue growth, the amount of cash generated by the Company's operations and the progress of the Company's product development efforts. The Company may also use a portion of such net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company; however, no specific acquisitions are planned at this time and no portion of the net proceeds has been allocated for any particular acquisition. Pending these uses, the Company intends to invest those net proceeds in short-term, interest-bearing, U.S. investment-grade and government securities.

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Note Registration Rights Agreement. In consideration for issuing the New Notes as contemplated in this Prospectus, the Issuer will receive in exchange Old Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the New Notes except that the New Notes will be registered under the Securities Act and hence do not include certain rights to registration thereunder. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

                                DIVIDEND POLICY

     The Company has not paid dividends on its Common Stock and Preferred Stock, and the Board intends to continue a policy of retaining earnings to finance its growth and for general corporate purposes. The Indenture limits the Company's ability to pay cash dividends. In addition, the Company's future loan agreements could limit the Company's ability to pay cash dividends. The Company does not anticipate paying any dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1998. This table should be read in conjunction with the "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the related notes thereto contained elsewhere herein.



                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
                                                               (UNAUDITED)
Cash, cash equivalents and restricted cash..................  $ 56,009,012
                                                              ============
Current portions of long-term debt and capital leases.......  $  2,591,781
Long-term debt..............................................     9,192,883
13 7/8% Senior Discount Notes due 2005(1)...................    85,518,199
Debt discount...............................................   (21,721,828)
                                                              ------------
          Total debt........................................    75,581,035
                                                              ------------
Stockholders' equity:
  Preferred stock...........................................         3,500
  Common stock..............................................        12,703
  Common stock warrants.....................................    27,246,651
  Additional paid-in capital................................    40,100,733
  Note receivable--employee.................................      (635,340)
  Deferred compensation.....................................      (148,027)
  Deficit accumulated during development stage..............   (64,911,197)
                                                              ------------
          Total stockholders' equity........................     1,669,023
                                                              ------------
          Total capitalization..............................  $ 77,250,058
                                                              ============


---------------


(1) The Notes are presented net of Debt Discount and will accrete in value through July 31, 2001 at a rate of 13 7/8% per annum compounded semi-annually. No interest will be payable in cash on the Notes prior to January 31, 2002.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data for the period from inception (January 18, 1996) to December 31, 1996 and for the year ended December 31, 1997 have been derived from the Consolidated Financial Statements which have been audited by PricewaterhouseCoopers LLP., independent accountants. The selected data as of and for the nine months ended September 30, 1997, and 1998, respectively, have been derived from unaudited consolidated financial statements of the Company and, in the opinion of the Company, include all adjustments, consisting of normal recurring accruals necessary for a fair presentation of such information. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. The following selected consolidated financial data should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.



                                                                              NINE MONTHS ENDED
                                           INCEPTION TO    YEAR ENDED           SEPTEMBER 30,
                                           DECEMBER 31,   DECEMBER 31,   ---------------------------
                                               1996           1997           1997           1998
                                           ------------   ------------   ------------   ------------
                                                                         (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.................................  $        --    $  2,901,280   $         --   $  4,613,368
Operating expenses other than
  depreciation and amortization(1).......    3,667,319      19,483,912     11,388,663     38,467,746
Depreciation and amortization............       68,556         784,548        263,418      3,270,855
                                           -----------    ------------   ------------   ------------
            Total operating expenses.....    3,735,875      20,268,460     11,652,081     41,738,601
            Operating loss...............   (3,735,875)    (17,367,180)   (11,652,081)   (37,125,233)
Amortization of debt discount............      (85,375)       (546,875)      (546,875)    (1,999,137)
Interest expense, net(2).................      (66,973)       (213,658)        38,169     (3,222,719)
Other income (expense)(3)................     (599,950)         34,889            114         16,889
                                           -----------    ------------   ------------   ------------
            Net loss(4)..................  $(4,488,173)   $(18,092,824)  $(12,160,673)  $(42,330,200)
                                           ===========    ============   ============   ============
Basic and diluted loss per share(5)......  $     (0.52)   $      (1.70)  $      (1.20)  $      (3.35)
Weighted average shares outstanding used
  in per share calculations -- basic and
  diluted................................    8,614,815      10,624,251     10,153,442     12,651,034
OTHER FINANCIAL DATA:
EBITDA(6)................................  $(4,267,269)   $(16,547,743)  $(11,388,549)  $(33,837,489)
Capital expenditures.....................    3,028,715      18,221,327     16,272,826      5,275,936
Ratio of earnings to fixed charges.......           --              --             --             --
Deficiency between earnings and fixed
  charges(7).............................    4,488,173      18,092,824     12,160,673     42,330,200
CASH FLOW DATA:
Net cash used in operating activities....  $ 2,070,928    $ 16,624,763   $  9,619,902   $ 28,570,149
Net cash used in investing activities....      572,672       9,629,035      7,984,760      2,029,562
Net cash provided from financing
  activities.............................    2,828,536      35,449,182     22,364,179     76,635,519



                                                              AS OF SEPTEMBER 30,
                                                                     1998,
                                                              --------------------
                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and restricted cash..................      $ 56,009,012
Total assets................................................        87,062,802
Total debt, including current portions(8)...................        75,581,035
Stockholders' equity........................................         1,669,023


---------------

See footnotes on following page.

 (1) Operating expenses consist of total operating expenses less depreciation and amortization.

 (2) Interest expense, net consists of the sum of interest expense and interest income.

 (3) Other income (expense) consists of the sum of indemnification expense and other income.

 (4) The Company has not recorded any benefit for income taxes due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns. Accordingly, the Company has recorded a valuation allowance against its total net deferred tax assets.

 (5) The Company computes loss per share pursuant to Statement of Financial Accounting Standard No. 128, Earnings Per Share. The dilutive effect of options, warrants, and the Preferred Stock have not been considered as their effect would have been antidilutive for all periods presented. See
     Note 15 to the Consolidated Financial Statements.


 (6) EBITDA consists of earnings before interest, taxes, depreciation and amortization. More specifically, the following balances were excluded from EBITDA as defined: depreciation and amortization, amortization of debt discount, and interest expense. The Company believes EBITDA can provide additional information about the Company's ability to meet debt service, capital expenditures and other financing requirements. EBITDA is a measure of financial performance commonly used in the telecommunications industry. The Company is presenting EBITDA to enhance an understanding of the Company's operating results and assist investors in their comparison of the Company's financial statements with those of other development stage telecommunications companies. EBITDA should not be construed as representing cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated and may be calculated differently than similarly titled measures for other companies. Management's discretionary use of earnings depicted by EBITDA is principally limited by the Indenture covenants, see "Description of Notes -- Certain Covenants" and by the need to conserve funds for capital expenditures, software development and debt service.



 (7) The Company's earnings were insufficient to cover its fixed charges. For purposes of calculating ratio of earnings to fixed charges, earnings consist of earnings (losses) before fixed charges. Fixed charges consist of interest on debt, amortization of deferred financing costs, operating lease expense, and that portion of rental expense the Company believes to be representative of interest (ie., one third rent expense). On a pro forma basis, after giving effect to the Initial Note offering, the Company's earnings would have been insufficient to cover fixed charges by $39.3 million and $58.3 million for the year ended December 31, 1997 and for the nine-month period ended September 30, 1998, respectively.



 (8) Total debt, including current portions, consists of capital lease obligations and other long-term debt, including current portions. The Notes are presented net of Debt Discount and will accrete in value through July 31, 2001 at a rate of 13 7/8% per annum compounded semi-annually. No interest will be payable in cash on the Notes prior to January 31, 2002.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW


     After three years of research and development, the Company was formed in January 1996. The Company has developed what it believes is the first universal ATM-based network with the potential to integrate the delivery of voice, data and video on one network. The Company launched commercial voice services on its network in December 1997 and since then has entered into nineteen contracts, ranging from one to three year terms, to provide interstate and intrastate long distance services to switchless resellers. As customers transition their traffic onto TeleHub's network, the Company expects significant growth in revenues. The Company expects that as revenues increase, the variable costs associated with operating the TeleHub network should decline as a percentage of total revenues, and accordingly margins will improve. The Company believes that the TeleHub network should have positive EBITDA at approximately $15 million a month in revenues, although there is no assurance that the Company will be able to achieve such revenues. Additionally, the Company has signed several memoranda of understanding and has distributed several proposals to license its VASP(TM) services. The Company expects to license its technology to multiple carriers and OEMs by the end of 1998. The Company expects significant growth in revenues from the licensing of VASP(TM) over the next two years. The foregoing expectations are forward-looking statements that involve risks and uncertainties, and actual results could vary as a result of a number of factors including the Company's operating results, the results and timing of the Company's launch of new products and services, governmental, legislative or regulatory changes, the ability of the Company to meet product and project demands, the success of the Company's marketing efforts, competition and acquisitions of complementary businesses, technologies or products.


     Since inception, the Company has incurred net losses and experienced negative cash flow from operations and expects to continue to operate at a net loss and to experience negative cash flow at least through 1998. However, the Company's ability to achieve profitability and positive cash flow from operations is dependent upon the Company's ability to substantially grow its revenues and achieve other operating efficiencies. The Company experienced net losses of approximately $4.5 million and $18.1 million for the period from January 18, 1996 through December 31, 1996 and for the year ended December 31, 1997, respectively. At December 31, 1997, the Company had approximately $9.2 million of net deferred tax assets comprised primarily of start up costs which are capitalized for tax purposes and net operating loss carry-forwards. Due to uncertainty of realization, a valuation allowance has been provided to eliminate the net deferred tax asset at both December 31, 1997 and 1996. Pursuant to the provisions of the Tax Reform Act of 1986 (the "Tax Reform Act"), utilization of the net operating loss carryforwards may be subject to an annual limitation as defined in the Tax Reform Act. Furthermore, the Company believes that it is more likely than not that it will not generate taxable income through 1998, and possibly beyond, and accordingly will not realize the Company's deferred tax assets through 1998, and possibly beyond. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results. See Note 5 to the Consolidated Financial Statements.

     To fund its operations, the Company has raised gross proceeds of approximately $43.5 million of equity capital through two private placements (the "Spring 1997 Offering" and the "Fall 1997 Offering") and an equity investment from an affiliate of the Initial Purchaser. In addition, the Company has incurred debt financing through both operating and capital leases relating to the purchase of network equipment and, further the Company obtained a $12 million Bridge Loan from an affiliate. See "Certain Relationships and Related Transactions." A portion of the proceeds from the Initial Note Offering were used to repay this Bridge Loan.



  NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997



  Revenues



     Revenues totaled $4.6 million for the nine months ended September 30, 1998. There was no revenue for the nine months ended September 30, 1997. TTC licensed VASP(TM) to Newbridge for $5.0 million, $3.0 million of which was recorded during the nine months ended September 30, 1998, and TNS generated $1.6 million of revenue from network operations during the nine months ended September 30, 1998.



  Operating expenses



     Operating expenses increased $30.0 million to $41.7 million from $11.7 million for the nine months ended September 30, 1998 and 1997, respectively. Personnel costs, monthly recurring network circuit costs, network equipment lease payments, depreciation expense, and facility costs increased by $9,719,000, $9,056,000, $5,896,000, $3,007,000 and $1,134,000, respectively.
Higher personnel costs reflect an increase in employees from 68 as of September 30, 1997 to 207 as of September 30, 1998. Increased operating costs were necessary to expand the network to efficiently handle anticipated subscriber traffic, and to manage the financial and administrative aspects of the business. All operating expenses are primarily variable and are expected to increase in future periods as revenue increases. Research and development expenses increased by $2,534,000 to $5,985,000 from $3,451,000 for the nine month period ended September 30, 1998 and 1997, respectively. Research and development costs will increase in future periods to continue the development of the Company's product and service offerings.



  Amortization of debt discount



     Amortization of debt discount for the nine months ended September 30, 1998 amounted to $1,999,000. Warrants issued in connection with the Comdisco loan accounted for $1,460,000. The remaining $539,000 related to the amortization of warrants associated with the debt offering. For the nine months ended September 30, 1998, amortization of debt discount was $547,000 which related to premiums paid to Hartford Holdings, Ltd. ("HHL") in connection with the settlement of all outstanding bridge loans and notes issued to the Company.



  Interest expense, net



     Net interest expense for the nine months ended September 30, 1998 was $3,223,000 as compared to interest income of $38,000 for the nine months ended September 30, 1997. Gross interest expense increased approximately $3,893,000 as a result of the Initial Note Offering and Bridge Loan agreement. The total interest and debt discount amortization expense relating to the Comdisco loan, which originated in early May 1998 and was repaid in late July 1998, amounted to approximately $2,550,000. This interest and debt discount amortization expense resulted in an annualized effective interest rate of 85%. Interest income increased $632,000 as a result of increased cash and equivalent balances available for short term investments.



  Net loss



     The Company reported a net loss of $42.3 million and $12.2 million for the nine months ended September 30, 1998 and September 30, 1997, respectively. The Company has not recorded any benefit for income taxes due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns. Accordingly, the Company has recorded a valuation allowance against its total net deferred tax assets.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO PERIOD FROM JANUARY 18, 1996 (INCEPTION)
  TO DECEMBER 31, 1996

  Revenues


     The Company commercially introduced its services in December 1997. Revenues were first recognized in 1997 for licensing fees, consulting services and network services. Revenues for the year ended December 31, 1997 were $2.9 million. TTC recorded $2.0 million in November 1997 under a licensing agreement with Newbridge. TNS recognized $900,000 for consulting services and generated $1,300 of network revenues in December 1997. No revenues were generated during the period from January 18, 1996 (inception) to December 31, 1996.



  Operating expenses



     Total operating expenses increased approximately $16.6 million to $20.3 million from $3.7 million for the year ended December 31, 1997 and the period from January 18, 1996 (inception) to December 31, 1996, respectively. Personnel costs, consulting services, network equipment lease payments, monthly recurring network circuit costs, facility costs, and depreciation expense increased by $5,616,000, $2,216,000, $2,193,000, $2,164,000, $1,087,000, and $716,000,
respectively. The significant increase reflects the implementation of the Company's business plan which resulted in accelerated development efforts and network expansion and build-out, as well as infrastructure growth of the Company. Research and development expenses increased $2,638,000 to $4,245,000 from $1,607,000 for the year ended December 31, 1997 and 1996, respectively. Research and development costs will increase in future periods reflecting the continuing development of the Company's product and service offerings.



     Total TNS operating expenses increased approximately $11.7 million to $13.8 million from $2.1 million for the year ended December 31, 1997 and the period from January 18, 1996 (inception) to December 31, 1996, respectively. This increase was due to the network expansion, as well as infrastructure growth for the segment. Total TTC operating expenses increased approximately $4.9 million to $6.5 million from $1.6 million for the year ended December 31, 1997 and the period from January 18, 1996 (inception) to December 31, 1996, respectively. This increase related primarily to the accelerated research and development efforts discussed previously.



  Amortization of debt discount



     Amortization of debt discount increased approximately $462,000 to $547,000 from $85,000 for the year ended December 31, 1997 and the period from January 18, 1996 (inception) to December 31, 1996, respectively. Amortization of debt discount is related to premiums paid to HHL in connection with the settlement of all outstanding bridge loans and notes issued to the Company. The Company began amortizing the total premiums of $632,000 during the fourth quarter of 1996. The remaining unamortized balance of the debt discount was paid during the first quarter of 1997 when these obligations were settled.



  Interest expense, net



     Net interest expense increased approximately $147,000 to $214,000 from $67,000 for the year ended December 31, 1997 and the period from January 18, 1996 (inception) to December 31, 1996, respectively. Gross interest expense increased approximately $453,000 primarily due to increased capital lease balances associated with the purchase of three switching platforms. This increase was partially offset by interest income during the year ended December 31, 1997 of $306,000 related to higher cash and equivalents balances.



  Other income (expense)



     Other income was $35,000 for the year ended December 31, 1997 as compared to other expense of $600,000 for the period from January 18, 1996 (inception) to December 31, 1996. In 1996, other expense related to the termination of a proposed merger whereby the Company indemnified HHL from certain claims and liabilities. The Company issued a note payable to HHL for $600,000 which was later settled through the issuance of Preferred Stock. See "Certain Relationships and Related Transactions."


  Net loss

     Net loss increased approximately $13.6 million to $18.1 million from $4.5 million for the year ended December 31, 1997 and the period from January 18, 1996 (inception) to December 31, 1996, respectively.

     The TNS net loss increased approximately $10.8 million to $13.7 million from $2.9 million for the year ended December 31, 1997 and the period from January 18, 1996 (inception) to December 31, 1996, respectively. The TTC net loss increased approximately $2.8 million to $4.4 million from $1.6 million for the year ended December 31, 1997 and the period from January 18, 1996, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     To date the Company has satisfied its cash requirements primarily through lease financing, the sale of capital stock, loans from affiliates and the Initial Note Offering. The Company's principal uses of cash are to fund working capital requirements and capital expenditures and to service its lease financing obligations.


     For the nine months ended September 30, 1998, net cash used in operations was $28,570,000 primarily related to net losses, offset by increases in accounts payable and accrued expenses. Net cash used for investment activities was $2,030,000 for the nine month period ended September 30, 1998. This related to capital expenditures for network equipment, offset by proceeds from the sale and lease-back of equipment and a decrease in restricted cash. Net cash provided by financing activities was $76,636,000 for the nine months period ended September 30, 1998 and related primarily to proceeds from Initial Note Offering offset by payments on capital leases and debt obligations. The Company obtained additional capital lease financing of $892,000 during the nine months ended September 30, 1998. Total payments on capital lease obligations and long-term debt were approximately $1,706,000 during the nine months ended September 30, 1998. The Company is committed to make payments under various operating leases. See Note 6 to the Consolidated Financial Statements.



     On July 30, 1998, the Company completed the Initial Note Offering yielding approximately $66,300,000 in net proceeds after offering expenses and repaying the Bridge Loan. Additionally, BancBoston Securities Inc. made a $1 million equity investment in the Company.


     For the twelve month period ended December 31, 1997, net cash used for operating activities was $16,625,000 primarily related to net losses, offset by increases in accounts payable and accrued liabilities. Net cash used for investing activities was $9,629,000. This related to capital expenditures for network equipment, leasehold improvements and an increase in restricted cash. Net cash provided by financing activities was $35,449,000 relating to proceeds received from two private placements of equity securities during 1997. Approximately 80% of the cash requirements were utilized by TNS as compared to 20% by TTC in 1997. The cash requirements related to funding working capital needs as well as capital expenditures.

     The Company anticipates funding most of its future capital expenditures through operating leases. Projected operating lease expenditures and capital expenditures over the next twelve months are $17 million and $4 million, respectively. The Company's research and development activities are expected to be approximately $10 million over the next twelve months. The Company employs a "smart-build" strategy whereby deployment and expansion of the company's network will be predicated upon volume and related traffic patterns. These costs are primarily semi-variable circuit costs for both the backbone and feature group D access into the local exchange carriers' networks.

     The Company expects to incur additional operating losses through 1998 and during 1999. The Company believes that the net proceeds from Initial Note Offering will be sufficient to meet anticipated cash needs for working capital and for the acquisition of capital equipment for at least the next twelve months. The terms of the Initial Note Offering require the Company to complete an initial public offering for gross proceeds of at least $25 million ("Qualified IPO") before August 1, 1999, otherwise the Company must issue warrants which entitle the Noteholders to purchase an additional 4% of the outstanding capital stock. The Company therefore plans to conduct a Qualified IPO prior to August 1, 1999. Based upon anticipated sales terms and projections, the Company estimates that the proceeds from the Qualified IPO and a standard bank revolving line of credit secured against receivables will be sufficient to complete product development and achieve profitable operations. However, there can be no assurance that the Company will not require additional financing within this time frame. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors, including those set forth below under the caption "Risk Factors -- Future Capital Needs; Uncertainty of Additional Financing." The Company may be required to raise additional funds through a public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms attractive to the Company, or at all.

YEAR 2000 READINESS

     The term "Year 2000 Issue" generally describes the various problems that might result from improper processing of dates and date-sensitive calculations involving dates in the Year 2000 and beyond. The "Year 2000 issue" results from computer programs using two digits rather than four digits to define the applicable year, so that all dates are interpreted as being between 1900 and 1999. Computers and other equipment using such programs will incorrectly interpret dates after the year 1999. Such misinterpretation might cause system failures or miscalculations and thereby disrupt operations, for example, temporary inability to process transactions, to send invoices, to operate computer systems and other equipment or to engage in other normal business activities. Year 2000 issues could affect the Company through the Year 2000 incompatibility of its own computer systems and equipment as well as that of third parties with whom the Company conducts business.

  READINESS TASK FORCE

     Since the Company's formation, management has been aware of Year 2000 issues and has sought Year 2000 compatibility in the development of VASP(TM) and the TNS network. The Company has created a task force to evaluate its Year 2000 readiness as it may affect the Company's operations. The task force has established a five-step process in order to achieve Year 2000 readiness. These steps are (1) identification, (2) assessment, (3) remediation, (4) implementation and (5) maintenance.

     Identification. The task force is inventorying of all technologies used in its business. These technologies including hardware, software and embedded microchips. The task force is reviewing both internal systems (including VASP(TM), information technology assets, equipment and other systems); and external systems (i.e., third-party manufactured products used by the Company, and issues with customers, vendors and suppliers).

     The task force has identified eight major areas (involving 71 different products) in which VASP(TM) utilizes third party hardware and software but has not completed such identification for the TNS network or its administrative and management systems.

     Assessment. As the inventory discloses different technologies used by the Company, the task force is assessing the Year 2000 compatibility of each inventoried item. The task force will verify Year 2000 compatibility through testing or from the manufacturer's documentation. To obtain such manufacturer documentation, the task force is searching the manufacturer's web site or soliciting an official Year 2000 compatibility certificate. Of particular importance in this assessment step is monitoring the Year 2000 readiness efforts of the Company's critical vendors and customers. The Company does not yet have enough information to evaluate whether potential Year 2000 issues with third-parties might have a material adverse effect on operations.

     The task force assessed the Year 2000 compliance of third party hardware and software utilized in VASP(TM). Such assessment included contacting the vendors' representatives and examining technical document for the products. The task force has determined that, of the 71 different third party products, 43 products (60.6%) are Year 2000 compliant, 17 products (22.5%) are non-compliant, 7 products (9.9%) do not use date-sensitive data, and 4 products (5.6%) are still being assessed. More recent Year 2000 compliant versions are available for 15 of the non-compliant products, and compliant versions are under development for the other two non-compliant products. The task force estimates the cost for acquiring the Year 2000 compliant versions of such products could be up to $100,000. The task force has not yet tested VASP(TM) under Year 2000 scenarios, has not identified the extent of any non-compliance and has not assessed the possible financial consequences.


     Remediation. When finding systems that are Year 2000 incompatible, the task force will then determine the appropriate remedial action for that system; this determination will be performed on a case-by-case basis. Remedial actions could involve replacement, upgrading, software patches, and substitution with other products. The Company anticipates that remedial actions will require use of the Company's internal resources, third-party manufacturers, suppliers and vendors and potentially additional third-party consultants, as necessary. The remediation will then be performed and thoroughly tested. The task force has not yet encountered any items requiring a major remediation effort.

     Implementation. After successfully completing remediation and testing, the Company will implement the Year 2000 ready technology. The Company expects to complete all implementations and be fully Year 2000 ready by March 31, 1999. However, the Company could encounter a significant internal or external Year 2000 issue which, if not remediated in a timely manner, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Maintenance. To maintain Year 2000 compatibility after completion of the compliance plan, the task force is drafting Year 2000 business rules. These rules will cover both internally created applications and purchases of technologies. Company employees will be required to ensure the applications they create are Year 2000 compatible, with the assistance of the Company's information systems department. All future purchases of hardware, software and other technologies will require Year 2000 compatibility certification or similar documentation. The Company expects to circulate these rules internally during the fourth quarter of 1998.

  CONTINGENCY PLANNING

     The Company will address contingency planning in the second quarter of 1999. The Company currently does not foresee extensive contingency planning efforts. Principal activities will include backing up all data bases, keeping the information systems department's docket clear in January 2000, and increasing working capital.

  COSTS

     Other than time spent by the task force personnel which could be spent on other matters, the Company has not yet incurred any significant costs in identifying Year 2000 issues. The Company does not anticipate any significant further costs in the Identification or Assessment stages by the task force. The Company believes that total costs for becoming 100% Year 2000 compatible will not be significant. Hardware upgrades will come out of the normal capital budget and software changes should not involve material amounts. However, since no material Year 2000 issues have yet been identified or assessed and therefore no contingency plans have been finalized, the costs for remediation of any Year 2000 issues might be significant. As the Company continues to gather information on its Year 2000 issues, the Company will re-evaluate its ability to estimate costs associated with the Year 2000. There can be no assurance that as additional Year 2000 issues are addressed, the Company's costs to correct such issues will be consistent with historical costs.

     The Company believes that adequate resources have been allocated for this purpose and does not expect to incur significant expenditures to resolve Year 2000 issues. However, there can be no assurance that the Company will identify all Year 2000 problems in its systems in advance of their occurrence or that the Company can successfully remedy any problems that are discovered. Failure to achieve Year 2000 compatibility could disrupt operation of the network, or impact the Company's ability to bill or collect revenues. The expenses of the Company's efforts to address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could materially adversely affect the Company's business, prospects, operating results, financial condition and its ability to service and repay indebtedness, including the Notes. The revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 issues, which could cause fluctuations in the Company's revenues and operating profitability.

                                    BUSINESS

GENERAL

     TeleHub believes it has the only universal ATM-based telecommunications network in commercial operation that is capable of seamlessly interconnecting with the PSTN. The Company's first-to-market proprietary software, VASP(TM), will enable telecommunications service providers to (i) integrate the delivery of voice, video and data over a single platform; (ii) seamlessly interconnect with the PSTN; (iii) provide real-time monitoring of telecommunications traffic; and (iv) facilitate the unbundling of the local loop. The Company's VASP(TM)-managed ATM network, which began carrying commercial traffic in December 1997, acts as a "proof of concept" for VASP(TM) and generates revenues to support the Company's growth.

     The Company believes the VASP(TM) platform addresses significant needs throughout the telecommunications industry for improved systems and less reliance on legacy hardware. While the legacy network evolved principally for voice transmission, demand for data, video and advanced voice services has grown rapidly over the past ten years. The legacy network, designed to handle the lower bandwidth requirements of voice traffic, has inherent service and cost inefficiencies when carrying data and video transmissions. Incumbent Local Exchange Carriers ("ILEC") granted access to the local loop only on a "bundled" basis (where carriers must purchase an entire package of local service elements), rather than offering access to individual local exchange service elements. Recent regulatory changes have introduced competition in both local and long distance telephone services. In particular, requirements that ILECs "unbundle" the local loop and permit other carriers to purchase individual local exchange elements should facilitate market entry. To be competitive in this new environment and to meet growing demand for high speed data and video transmission services, telecommunications carriers are seeking to enter new markets rapidly and to introduce differentiated services in a cost-effective manner. Three major carriers, Sprint, AT&T and Bell Atlantic, have recently announced plans to deploy, over the next two years, voice-over-ATM services that will interconnect with the PSTN, a service which TeleHub already offers. While such networks would compete directly with the Telehub ATM network, those networks are potential customers for VASP(TM). In addition, OEMs such as Lucent Technologies Inc. and Nortel have recently announced major acquisitions attempting to provide network solutions needed for transporting carrier-class voice transmissions over more efficient data networks. The Company believes that its VASP(TM) technology provides ILECs, CLECs, IXCs and OEMs with the ability to accelerate the introduction of new products and services, to reduce costs and to enter into new markets rapidly.

     TeleHub operates two principal subsidiaries: TTC, which develops the commercial applications of VASP(TM), and TNS, which operates the Company's ATM network. TTC is marketing VASP(TM)-based voice and data products to potential customers in the OEM segment, like Newbridge, Nortel and Cisco, as well as in the carrier market, including ILECs, CLECs and IXCs. The ability to carry voice quality transmissions over an ATM backbone, and VASP(TM)'s ability to offer toll and certain central office switching capabilities on a software basis, open the multi-billion dollar voice switch market to ATM switch manufacturers. For example, Newbridge has purchased a "right-to-use" perpetual license for a trial system of VASP(TM) for $5.0 million. In addition, pilot programs for a VASP(TM)-based virtual local exchange network are expected to commence with two North American CLECs. Moreover, with future enhancements, the Company expects VASP(TM) to allow LECs to unbundle the local loop and offer local number portability ("LNP") using existing facilities, while protecting LECs' proprietary customer databases, an issue which management believes has significantly delayed the implementation of local exchange competition.

     TNS, which utilizes VASP(TM) technology, currently offers wholesale long distance services to the switchless reseller market. Because of the inherent efficiencies in carrying voice traffic over an ATM backbone and VASP(TM)'s ability to seamlessly interconnect that traffic into the PSTN, TNS is able to offer switched wholesale voice services at rates generally 10%-40% lower than those currently offered by competing wholesale service providers. As a result, TeleHub's wholesale customer base has been expanding and, as of September 30, 1998, includes nineteen switchless resellers who have transitioned approximately 200,000 pre-subscribed lines to TNS's network. The Company estimates that these reseller customers will transition approximately 1.5 million presubscribed long distance lines onto TNS's network during 1999. TNS also expects to offer wholesale long distance services to ILECs, CLECs, ITCs and international carriers terminating traffic in the United States. TeleHub's network, interconnected via leased lines from WorldCom, reaches approximately 64% of the telephone exchanges in the United States directly and the remaining 36% through contractual relationships with other carriers.

     Management believes that the integration of the VASP(TM) technology on an ATM backbone provides the following competitive advantages:

     - The Company believes that TeleHub's VASP(TM)-enhanced network is the only publicly-switched ATM network in commercial operation which allows for seamless interconnection with the PSTN without requiring additional telephone equipment or modified dialing procedures. A VASP(TM)-enhanced ATM network allows for increased capacity and efficiencies, thereby lowering costs as compared to networks utilizing legacy technology.

     - When fully deployed, VASP(TM) will allow for dynamic bandwidth allocation. VASP(TM) will enable TeleHub to replace a customer's fixed leased-line data network with one which (i) is variable, where the customer only pays for capacity used, and (ii) can be publicly switched, and therefore connected nearly anywhere in the United States, which management believes is an improvement over competitors' existing service offerings.

     - VASP(TM) enables certain call-processing instructions to be moved out of the LECs' central office, thereby reducing the traditional dependence on the local exchange switch. The synergy between an ATM-based network and VASP(TM) enables the delivery of expanded telecommunications services on a virtual basis without the need for an extensive switching network.

     - VASP(TM) provides real-time monitoring of telecommunications traffic, a feature which the Company believes no other carrier offers. VASP(TM) allows real-time access to billing information and customer calling patterns and also provides for electronic order entry and trouble ticketing. Management believes these capabilities reduce network downtime, provisioning delays, maintenance costs and operating expenses, and improve customer service.

     - VASP(TM)'s distinct data analysis capabilities and open architecture will enable carriers to develop and implement new products and services such as millisecond billing. The open architecture design of the VASP(TM) software allows carriers to program and deploy these new services more quickly than legacy systems, which are dependent on time-consuming hardware vendor modifications.

INDUSTRY OVERVIEW

     According to 1996 industry data released by the FCC, the U.S. telecommunications industry served more than 90 million households and 25 million businesses (approximately 158 million access lines), and generated revenues approaching $196.3 billion. Telecommunications wireline services are provided in three principal markets: long distance, local exchange and data products and services. While VASP(TM)'s technology is applicable to nearly all aspects of telecommunications services, as well as OEMs who sell their products to carriers, TNS markets its products and services to customers principally in the wholesale long distance services market.

     The Long Distance Market. The FCC's Statistics of Common Carriers reports that the domestic long distance industry generated revenue of approximately $88.6 billion in 1997. The long distance market is comprised of three tiers. The first tier consists of facilities-based long distance carriers, such as AT&T, MCI, WorldCom and Sprint, who provide long distance communications services using their own equipment to transmit telephone calls. These carriers collectively accounted for approximately 80% of all toll revenues in 1997. "Second tier" carriers, consisting primarily of switched resellers such as Excel Communications Inc., Cable and Wireless, plc., LCI International Inc. and Frontier Corporation ("Frontier"), accounted for approximately 6.0% of toll revenue in 1997. The remaining market share, or "third tier," is held by smaller companies primarily consisting of switchless resellers.

     TNS is marketing wholesale long distance services, which consist of providing bulk transmission capacity to resellers. According to the Yankee Group, wholesale long distance services constitute a market with estimated 1997 revenues of $5.4 billion, growing at a rate approximately between 10% and 15% annually. The

Company estimates that the market for the wholesale "switchless" resale segment of the wholesale long distance resale market was approximately $2.4 billion in 1997 and continues to grow at a rate of 10% to 12% annually.

     The Local Exchange Market. According to FCC data, total revenue from local telecommunications services in 1997 was approximately $103.0 billion. The Telecommunications Act was enacted in large part to increase competition in the local telecommunications industry and provide a framework for other carriers to compete with LECs by reselling local telephone service, leasing unbundled elements of the ILECs' networks or building new local service facilities. The Telecommunications Act has created many opportunities for alternative providers in the local services market. The Company believes that large telecommunications users will increasingly demand diversity in local telecommunications providers, as has been the case in long distance and private-line telecommunications services, and that VASP(TM) will facilitate other carriers' entrance into the local exchange market and their utilization of unbundled network elements.

     The Data Products and Services Market. Data products and services has been the highest growth segment of the telecommunications industry in the 1990s. According to Data Communications, data-related products and services accounted for revenues of almost $79.0 billion in 1997 -- a growth rate of approximately 17% from 1996. According to the Yankee Group, current trends suggest that data revenues will double over the next three years and will grow five times faster than voice revenues. TNS is targeting the data market through both private line and bandwidth-on-demand products, which will be integrated on TeleHub's VASP(TM)-managed ATM network.

  TECHNOLOGY

  Circuit, Packet and Cell Switching Technologies

     There are three switching technologies used in communications networks: circuit-switched systems, packet-switched systems and cell-switched systems. Circuit-switched systems establish a dedicated channel for each communication (such as a telephone call for voice or facsimile), maintain the channel for the duration of the call, and disconnect the channel at the conclusion of the call. Packet-switched communications systems, including voice-over-Internet Protocol networks, format the information to be transmitted (such as e-mail, voice, facsimile or data) into a series of shorter digital messages called "packets." Packet-switched systems offer several advantages over circuit-switched systems, particularly the ability to commingle packets from several communications sources simultaneously onto a single channel. Cell-switched technology, which includes ATM, combines elements of both circuit and packet switching. ATM closely resembles packet switching in that it breaks a communication transmission into cells, which are packets of a fixed size, which are then placed on channels that are shared by several data streams. ATM resembles circuit switching in that it provides connection-oriented service. Each connection has a set-up phase, during which a "virtual circuit" is created.

     There are many Internet Protocol ("IP") networks currently in operation. While generally adequate for data transmission needs, these networks usually are not configured to provide the voice quality of a traditional telephone call. With current technology, this quality can only be achieved by a combination of a substantial cushion of communications capacity, customized end-user equipment, dial-up "access codes," and/or other special procedures to initiate a call.

     There are also concerns about the quality, reliability and security of packet-switched systems. Packets are transported on a first-come, first-served basis with no guarantee of success. Some packets may experience severe delays, while others may be dropped and never arrive. Certain data communications, such as e-mail and file transfers, require 100% accuracy, but can easily tolerate delay. Real-time voice transmissions can tolerate only minor delays, but can tolerate some distortion. Real-time video broadcasts have very low tolerance for both delay and distortion.

     Cell switching can resolve most of the problems inherent in packet-switched networks: (i) a cell will not be delayed behind an unusually large packet and
(ii) the addressing information contained in the cell can include prioritizing and sequencing data, which eliminates delays and distortion. Thus, an ATM carrier can offer quality of service performance guarantees.

     The fact that the ATM circuit is virtual, not physical, provides two major advantages. First, it is not necessary to reserve exclusive network resources for a given connection, and thus the economic efficiencies of statistical multiplexing of several simultaneous data transmissions can be realized. Second, once a virtual circuit path is established, switching time is minimized, allowing much higher network throughput. TeleHub decided to deploy VASP(TM) over an ATM network because of ATM's superior capabilities as compared to alternative circuit and packet switching systems.

  Voice Switching Over ATM

     With the development of voice switching over ATM, efficiencies can be achieved through integrated, consolidated networks for voice, data and video connected via leased lines or public networks. ATM delivers operational simplicity equivalent to that of the virtual private network ("VPN") and adds the superior bandwidth economics of multiplexing. Voice calls may be efficiently transported via virtual circuits, with voice quality assured due to sophisticated voice adaptation techniques and quality of service support. The Company believes the communications industry is moving rapidly towards consolidated networks based on ATM switching because these networks offer the advantages of speed, economy, and interoperability for the spectrum of networking applications.

  Signaling System Number 7

     Technology has changed the architecture of telephone switching systems. The Signaling System Number 7 ("SS7") is the current telecommunications industry-accepted system of protocols and procedures used to control telephone communication and provide routing information. SS7 is also used to provide vertical calling features such as calling card validation, 800 number portability (i.e., the routing of 800 numbers to a new location) and calling name delivery. By storing information, such as routing data, billing information and technical system data and controls at the Signal Control Point ("SCP"), an SS7 network allows call set-up and routing to be accomplished independent of the voice circuits.

     SS7 is characterized by high-speed packet data and out-of-band signaling (signaling that does not take place over the same path as the transmission itself, such as a voice conversation). Traditional telephony was in-band, where the signals to set up a call between one switch and another always took place over the same trunk that would eventually carry the call. Out-of-band signaling establishes a separate digital channel for the exchange of signaling information. This channel is called a signaling link. When a call is placed, the dialed digits, trunk selected and other pertinent information are sent between switches using their signaling links, rather than the trunks.

     Out-of-band signaling has several advantages over traditional in-band signaling: (i) it allows for the transport of more data at higher speeds; (ii) it allows for signaling at any time during the call, not only at the beginning;
(iii) it enables signaling to network elements to which there is no direct trunk connection; and (iv) it provides both error correction and retransmission capabilities to allow continued service in the event of signaling point or link failures. However, under traditional circuit-switched systems, SS7 signaling identifies the trunk to which a call must be routed to and that trunk must be present and available at all times. Therefore, the bandwidth is reserved and paid for whether it is used or not. Moreover, that leased line is engineered for the busy hour model, so that little or no call blocking occurs. In contrast, VASP(TM) has features of SS7 imbedded within it and, therefore, transactions which are sent over a VASP(TM)-managed network can be switched directly into the PSTN. TeleHub improves upon the traditional SS7 call model because VASP(TM) interprets the SS7 messages on a dynamic basis, so that ATM connections are created "on-demand." On the ATM backbone, only a portion of the busy hour capacity is permanently connected.

  Operational Support Systems

     OSS encompass a broad array of software and systems that perform critical functions for telecommunications carriers, including ordering, provisioning, service assurance and billing. Ordering systems allow carriers to collect customer information, retrieve current service information, capture and validate new service requests, verify the availability of selected services and transmit completed orders to one or more provisioning operational supporting systems. Carriers use provisioning systems to install services for new customers and to change or add services for existing customers. Service assurance systems allow carriers to perform the testing, monitoring and reporting necessary to maintain network availability and feed operational data to other business systems. Billing systems are used by carriers to collect, collate, manage and report billing information.

     Historically, as carriers have added new services, such as wireless or Internet-based services, they have developed multiple, distinct operational supporting systems. These legacy, proprietary OSS have typically been mainframe-based systems that in many cases utilize incompatible software and technologies, making communication among systems difficult. These OSS are further strained by the many incremental changes that have been made in order to accommodate new technologies, such as client/server technology and advancements in data networking, and the proliferation of value-added services, such as call waiting, call forwarding and voice mail. Despite these difficulties, carriers are unable to replace completely existing OSS due to the large investments and vast amounts of historical data contained in these systems. As a result, carriers continue to make incremental modifications to these OSS, further increasing their complexity and interoperability difficulties.

     In contrast to the current telecommunications environment in which carriers use disparate OSS systems for each aspect of a call transaction (e.g., call processing, billing, traffic monitoring and decision support systems), TeleHub's VASP(TM) integrates all of these functions into one system that is compatible with legacy systems. VASP(TM) is capable of processing all information regarding a call in real-time, is scalable to a carrier-class level, and has the flexibility to integrate new services and products quickly and seamlessly.

THE TELEHUB SOLUTION

     TeleHub was formed to capitalize on the demand for advanced network features and capabilities resulting from the telecommunications industry's changing competitive and regulatory environment. Existing carriers must develop new OSS that are interoperable with their legacy systems, not only to support initiatives like LNP and the unbundling requirements of the Telecommunications Act, but also to enable carriers to respond to increasing competitive challenges.

     VASP(TM) addresses several shortcomings of legacy networks including: (i) the inability to switch packet-and cell-based traffic into the PSTN; (ii) the lack of real-time management, billing and monitoring capabilities; (iii) the inflexibility of hardware-based network architectures; and (iv) the lack of integrated OSS capabilities. VASP(TM) creates virtual switching capabilities, permits real-time network supervision and facilitates the introduction of new service offerings. When fully deployed, VASP(TM) will integrate voice, video and data on a single switched network and enable the provisioning of bandwidth-on-demand services.

     Key benefits of the Company's solution include:

     New Market Opportunities. VASP(TM) allows customers to overcome some of the traditional barriers to entry in the telecommunications service markets such as hardware limitations and the high cost of facilities. Management expects VASP(TM)-enhanced carriers to be able to enter the local, long distance, voice, video and data transmission markets using one integrated network. Utilizing TeleHub's ATM network, switchless resellers soon will be able to offer video and data services in addition to their customary voice services. Similarly, by incorporating VASP(TM) into their products, ATM switch manufacturers can enter the voice switch market.

     Flexible and Scalable Architecture. VASP(TM) is a software solution in contrast to the hardware-based configuration of legacy networks. The Company believes that VASP(TM)'s open architecture and integrated OSS capabilities can be adapted to most existing vendor hardware and are easily and readily scalable, so that carriers, both small and large, can quickly and inexpensively develop and implement new products and services. Existing switching platforms do not have this flexibility and often require costly and time consuming hardware modifications to add or change services.

     Rapid Market Entry and Cost Avoidance. Management believes that VASP(TM) offers the capabilities of a facilities-based network on a virtual basis and therefore will allow carriers to enter markets quickly and avoid the time and expense associated with procuring and installing costly central office, tandem and distribution facilities. Also, OEMs could readily adapt their existing products for multiple markets rather than incur significant expense to develop separate products for each market.

     Improved Time-to-Market for New Products and Services. Historically, new product and service offerings required extensive testing to insure compatibility with existing network configurations. VASP(TM) allows such testing to be completed in less time than with the legacy-based systems and allows new products and services to be rolled out electronically to the entire network from one central location.

     Improved Network Management. VASP(TM) allows real-time access to billing information and customer calling patterns, and also provides for electronic order entry and trouble ticketing. With real-time supervision of network activity, VASP(TM)-managed networks can monitor customer traffic, and the specific network elements involved in carrying a particular call while the call is in-process. Such networks can also recover from line errors, transmission faults and even catastrophic failures much more quickly than legacy systems allow currently. Network maintenance and repair personnel can use this data to build more efficient routing and restoration functions. These capabilities should reduce network downtime, provisioning delays, maintenance costs and operating expenses, as well as enable carriers to improve the quality of their services and to offer more responsive customer care.

     Increased Revenue from Existing Customers. VASP(TM)-equipped carriers are able to store, maintain and access relevant information about customers and their calling patterns on-line. The Company believes that such real-time market research could be harnessed to generate additional revenues or identify new marketing opportunities.

     Increased Value to Resellers. VASP(TM) enhances the competitive position of resellers. TNS offers voice-over-ATM services at rates generally lower than traditional circuit-based voice rates or other point-to-point advanced voice services. TNS's reseller customers will also soon be able to expand their service offerings to include video and data services without the need to procure high cost private data networks. With bandwidth-on-demand pricing, end-user customers are charged only for actual bandwidth used, which makes video and data services affordable for small end-user customers (a reseller's principal market). Using VASP(TM)'s advanced information management capabilities, TNS can electronically provision new customers and diagnose delays much more quickly than legacy systems, so new customers can quickly start generating revenue for the reseller.

BUSINESS STRATEGY

     The Company's objective is to become a leading provider of next generation services and software solutions to the telecommunications industry. Key elements of the Company's strategy include:

     Leverage its First-to-Market Advantage. The Company will continue leveraging its proprietary technology to influence industry standards, build market share quickly and develop innovative packaging and pricing plans.

     Build Market Share on the TNS Network. The Company will continue to build TNS's customer base by leveraging the competitive advantages of its VASP(TM)-managed ATM network. TNS expects to continue offering its enhanced services at rates generally lower than competing carriers while also providing superior services, including real-time access to billing and customer information, electronic provisioning and trouble ticketing, and soon, the ability to offer switched video and data services.

     Expand Strategic Alliances. The Company will continue to enhance its joint marketing and technology development efforts through strategic alliances with leading equipment manufacturers and carriers. The Company has formed strategic alliances with manufacturers, such as Newbridge, to assist the Company in introducing its VASP(TM) technology into the next generation of telecommunications equipment. In addition, the Company has formed a strategic relationship with Comdisco, a network services provider, to accelerate entry into targeted corporate markets and to stimulate growth of the Company's customer base. The Company continues to pursue additional relationships with other telecommunications industry participants.

     Operate and Enhance the Next Generation Platform. The Company will continue to enhance VASP(TM) to offer a broader range of products and services to carriers and OEMs. Further enhancements of VASP(TM) are also directed toward the continued integration of the Company's long distance ATM network with the local services market. Because TNS is currently utilizing VASP(TM), potential TTC customers can witness the benefits of a VASP(TM)-based platform in operation, as well as utilize the TNS network for developing and testing new products.

     Attract Experienced Management. The Company will continue to attract highly qualified individuals with proven expertise from various segments of the telecommunications and related industries. The Company's management team has extensive and diverse experience. Management has demonstrated its expertise by deploying and operating TeleHub's ATM network and by developing a growing customer base for its wholesale services, as well as by developing, enhancing and licensing the VASP(TM) technology.

PRODUCTS AND SERVICES

  TELEHUB TECHNOLOGIES CORPORATION

  VASP(TM)

     VASP(TM)'s applications are designed to administer, operate, control and manage switching devices and network elements in the public carrier services market. The Company believes that VASP(TM) provides telecommunications carriers with superior billing, management and control capabilities. VASP(TM) has been designed to be integrated with any carrier's customer care, billing, provisioning and network management applications. VASP(TM) accumulates information about network events for each phone call and generates a Transaction Detail Record ("TDR"). The TDR can be converted into the standard industry call detail record or into customized information that allows service providers to bill innovatively (e.g., millisecond billing). In addition, service providers can access their databases containing customer information and individual call records in real-time to trouble shoot problems and identify customer calling patterns. This information can be obtained by simple dial-up access from a personal computer, as opposed to the current network process of downloading information from each switch in the network, which can take more than a day to complete. The carrier can use such information as a strategic advantage for pricing and offering targeted products based upon real-time market feedback. The Company's software can also be used as a network surveillance monitoring device. The software has the ability to track phone calls from end-to-end and, therefore, can locate the specific network element that may be causing a problem. These advantages, coupled with the capability to provision circuits electronically, will significantly reduce carriers' operating costs.

     The Company expects that future releases of VASP(TM) will allow for the replacement of the Class 4/tandem switch and Class 5/end-office switch. Based upon engineering studies, the Company believes that by using ATM and VASP(TM) in place of traditional switch fabrics, the reduction in tandem switching investment will lower the overall cost of multi-city interconnections by 45% to 60%. The VASP(TM) open system architecture is scalable from small sizes up to hundreds of phone calls per second, and its underlying hardware platforms and control center designs are selected to meet the operating objectives by accumulating no more than one hour of downtime during each twenty year period of service (99.999% uptime service level objective). VASP(TM) is also adaptable to other transmission mediums such as IP, cable and wireless.

     TTC's products and services include the following:

     Virtual Class 4/Tandem Switching (expected to be available in the third quarter of 1998). The Company expects that its software, combined with an ATM switching platform, will be capable of replacing the traditional Class 4/tandem switch. This capability will enable data service providers to offer voice products over their existing networks. VASP(TM), running on a Sun Microsystems server and controlling ATM switches, offers a 30% to 40% savings over the cost of purchasing and installing traditional tandem switches. In addition,

TeleHub's VASP(TM)-based software solution offers other benefits, including cost effective scalability, customization to specific customer requirements and applications, and faster introduction of new products.

     Local Switch Bypass (expected to be available in the third quarter of 1998). TTC is engineering solutions to identify Internet data and other long-holding time calls (e.g., voice mail) and route them directly to called parties, thereby bypassing end-office and tandem switches. The Company expects this technology to address carriers' growing problem of congestion at end-office and tandem switches caused by Internet traffic. TTC's solution allows carriers to manage existing traffic levels and flow without purchasing additional switch capacity.

     Virtual Class 5/End-Office Switching (expected to be available in
1999). TeleHub is in the process of enhancing its VASP(TM) solution to duplicate the basic functionality of a Class 5/end-office switch. TeleHub expects its virtual Class 5 solution to provide carriers with the capability to enter the local market with a voice product at a fraction of the cost of buying and installing a conventional Class 5/end-office switch. The same advantages offered by TeleHub's Class 4/tandem switch solution apply here -- reduced capital expenditures, customization and faster time-to-market for new products. As an example, many CLECs have data Points of Presence ("POPs") which currently utilize ATM switches. TeleHub expects its solution to allow CLECs to carry and switch voice traffic using their existing ATM networks without purchasing Class 5/end-office switches.

     Virtual STP/SCP Signaling (available today). Signal Transfer Points ("STPs") and SCPs are key elements of the underlying SS7 network. Messages, such as telephone number, calling card validation, 800 number routing, and calling name delivery are transmitted to STPs that route the messages to the proper SCPs where call processing information is stored. Embodied within the VASP(TM) design today are both SCP and STP functionality, thereby allowing carriers to perform their own SS7 signaling, without purchasing signaling services or expensive equipment. VASP(TM) contains translation and routing instructions needed to deliver advanced network services and can be further enhanced as new services or requirements are identified. The necessary STP functions are also incorporated in the VASP(TM) design to handle the signaling and management of "on-net" traffic. The conventional STP is deployed in the TeleHub design as an interface to the other carriers in the PSTN and to act as a firewall to protect both parties proprietary information from compromise.

     Mediated Access Services ("MAS") (expected to be available in 1999). The Telecommunications Act and subsequent FCC mandates will require service inter-operability between the various proprietary systems of existing telecommunications carriers. Local and long distance carriers and their current software vendors are therefore expending significant design and software development resources trying to create the inter-operability solutions that can be achieved through VASP(TM). TeleHub expects many carriers to select TeleHub as a service supplier and VASP(TM) as a standard product to integrate the various operating overlays.

     TeleHub expects its MAS capability to provide neutral "third-party" access to service management system and OSS databases throughout the industry. Any service provider (virtual or facilities-based) will be able to obtain the key call treatment information necessary to process customer calls, while the proprietary information of the database owner is protected from compromise. The first requirement for mediation results from the FCC's mandated LNP that requires the RBOCs and GTE Corporation ("GTE") to permit their customers to switch to another competing LEC and still retain their same telephone number. The Company believes its MAS will encourage the LECs to offer unbundled local service elements to other carriers as required by the Telecommunications Act. Management believes this is currently the greatest hurdle for the RBOCs to overcome in achieving their long standing goal of entry into the long distance business within their regions.

     Switched Virtual Circuit ("SVC") (expected to be available in 1999). The Company is in the process of developing an SVC product expected to provide carriers with a cheaper alternative to permanent virtual circuit (i.e., point-to-point) products offered today. The advantage of an SVC is that when the circuit is not utilized, the capacity can be allocated for another use. A permanent virtual circuit must allocate bandwidth to the user regardless of whether there is traffic flowing over the circuit.

     The following tables summarize the manner in which the Company expects VASP(TM), when fully deployed, to meet industry needs:

----------------------------------------------------------------------------------------------------------------
CUSTOM PLATFORM SEGMENT       CURRENT INDUSTRY ENVIRONMENT                      TTC OFFERING
----------------------------------------------------------------------------------------------------------------
  CLECs                   - Local focus -- out-source wide area    - Provide WAN/long distance transport
                            networking ("WAN") and long distance   - Switch voice and data into PSTN
                            services                               - Provide software to integrate voice
                          - Inability to switch packet-based         and data on one network
                            traffic                                - One integrated platform for all OSS
                          - Different networks for voice and         functions with real-time billing,
                            data                                     management and control
                          - Multiple OSS                           - Local switch bypass for Internet (and
                          - Bottleneck at end-office due to          other long-holding time) traffic
                            impact of Internet traffic on          - Greatly accelerates time to market
                            switch/port capacity                   - 30-40% cost savings for Class 4
                          - Time to market critical                  functionality
                          - Capital intensive                      - Significant cost savings for Class 5
                          - LNP difficulties                         functionality
                          - Proprietary switch architecture        - MAS facilitates unbundling of the
                                                                     local loop, including LNP
                                                                   - Open architecture
----------------------------------------------------------------------------------------------------------------
  ILECs                   - Inability to switch packet-based       - Switch voice and data into PSTN
                            traffic                                - Provide software to integrate voice
                          - Different networks for voice and         and data on one network
                            data                                   - One integrated platform for all OSS
                          - Multiple OSS                             functions with real-time billing,
                          - Bottle neck at end-office due to         management and control
                            impact of Internet traffic on          - Local switch bypass for Internet (and
                            switch/port capacity                     other long-holding time) traffic
                          - Regulatory pressure to meet the        - MAS facilitates unbundling of the
                            FCC's 14 point checklist                 local loop, including LNP
                          - LNP not widely implemented             - Open architecture
                          - Proprietary switch architecture
----------------------------------------------------------------------------------------------------------------
  IXCs                    - Inability to switch packet-based       - Switch voice and data into PSTN
                            traffic                                - Provide software to integrate voice
                          - Different networks for voice and         and data on one network
                            data                                   - Better management of network
                          - Intense price competition                correlates to lower network costs
                          - Multiple OSS                           - One integrated platform for all OSS
                          - Expensive to penetrate the local         functions with real-time billing,
                            loop                                     management and control
                          - Proprietary switch architecture        - Virtual STP/SCP signaling
                                                                   - MAS provides cheaper alternative to
                                                                     entering the local loop
                                                                   - Open architecture
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
      OEM SEGMENT             CURRENT INDUSTRY ENVIRONMENT                      TTC OFFERING
----------------------------------------------------------------------------------------------------------------
  ATM Switch              - Developed to transmit data only        - Ability to integrate, bill, manage
    Manufacturers         - Inability to integrate, bill,            and switch voice traffic
                            manage and switch voice traffic        - Virtual Class 4 and Class 5 switching
                          - Extremely expensive and time             opens multi-billion dollar voice
                            consuming to integrate new products      switch market to ATM switch
                            into the switching platform              manufacturers
                                                                   - 30-40% cost savings for Class 4
                                                                     functionality
                                                                   - Significant cost savings for virtual
                                                                     Class 5 functionality
                                                                   - Object oriented software
                                                                     significantly improves time to market
                                                                     for new products
                                                                   - Provides ATM switches with virtual
                                                                     STP/SCP signaling and service logic
                                                                     for multi-media transactions
----------------------------------------------------------------------------------------------------------------
  Digital Loop Carrier    - Bottleneck at end office due to        - Local switch bypass for Internet (and
    Manufacturers           impact of Internet traffic on            other long-holding time) traffic
                            switch/port capacity                   - Software based solution to provide
                          - Hardware based environment with          hardware manufacturers with the
                            limited intelligence                     intelligence to route, analyze and
                          - Treats all traffic the same --           bill based upon the type of traffic
                            cannot differentiate
----------------------------------------------------------------------------------------------------------------

  TTC CUSTOMER RELATIONSHIPS

     Since the initial release of VASP(TM), the Company has actively pursued OEMs, CLECs and other network service providers to license its proprietary technology. As of September 30, 1998, the Company had signed memoranda of understanding with a digital loop carrier manufacturer, an ATM switch manufacturer, and a network service provider. In addition, TTC has submitted proposals to two CLECs. TTC anticipates entering definitive contracts during 1998. For example, in the OEM market, TeleHub and Newbridge have signed an agreement whereby Newbridge has purchased a "right-to-use" license for a trial system of VASP(TM) for $5.0 million for use in its laboratory and has proposed a VASP(TM)-enhanced solution to an RBOC.

     The Company has formed a joint venture that will use VASP(TM) to manage satellite telecommunications delivery in the Australasian region (Australia, New Zealand, Southeast Asia, India, and the Philippines). The Company contributed a non-exclusive VASP(TM) license and associated technical support and received a 49% interest, while the joint venture partner will contribute $5.0 million for operating funds and is initially managing the joint venture. The Company believes that the joint venture will introduce the VASP(TM) technology into a new geographic market and demonstrate VASP(TM)'s benefit for satellite networks just as TNS demonstrates VASP(TM)'s ability for wireline networks.

  TELEHUB NETWORK SERVICES CORPORATION

     Network. TeleHub's VASP(TM) solution has been developed to converge voice, data and video on its single network (depicted below).

                               [Picture of U.S.]

     TNS's backbone is centered on three ATM switching platforms located in Chicago, New York and Los Angeles. The three sites are connected via DS-3 (growing to OC-12) fiber optic lines leased from WorldCom. TNS's network, utilizing WorldCom's backbone circuits to connect TNS's planned POPs, is designed to ultimately reach over 90% of U.S. telephone exchanges (currently at 64%). The use of TNS's ATM backbone between its switches, as compared to conventional legacy technologies, is estimated to yield a 3:1 (or more) increase in traffic carrying capacity and significant savings. TeleHub believes that its savings on the backbone are achieved via an ability to use available contracted permanent bandwidth in an "on-demand" fashion. TeleHub's backbone bandwidth allocation strategy assumes that only a portion of the busy hour bandwidth needs to be permanently connected, an assumption based upon standard industry traffic engineering models. The rest of the bandwidth can be used to handle busy hour traffic between other signaling service providers. It is VASP(TM)'s ability to create or tear down network connections remotely "on-demand" that enables TeleHub to most efficiently utilize available bandwidth. For example, in a network with cross-country switches, busy hour bandwidth would be allocated on the East Coast at a different time than it would be required on the West Coast. Available bandwidth could be shifted to follow the traffic peaks, resulting in a lower overall bandwidth requirement than would be necessary in a fixed facility network.

     Long Distance. TNS provides wholesale long distance services to ILECs, CLECs and international telephone companies that terminate telephone calls in the United States. TNS offers its customers competitive pricing yet maintains margins higher than its competitors because of the efficiencies of its ATM backbone. The inherent advantages of ATM coupled with VASP(TM) enables TNS to better manage and control its network, therefore further enhancing its cost advantage. In addition, TNS provides its carrier customers with real-time access to end user billing information and calling patterns, thereby allowing them to market enhanced services to their customer bases.

     Bandwidth-on-Demand (expected to be available in 1999). TNS expects to provide a bandwidth-on-demand product utilizing a VASP(TM) SVC product. With bandwidth-on-demand, end-user customers are charged only for actual bandwidth used, which makes video and data services affordable for small end-user customers (resellers' principal market).

     The following table summarizes the manner in which the Company expects TNS's services to meet industry needs:

----------------------------------------------------------------------------------------------------------------
    SERVICES SEGMENT          CURRENT INDUSTRY ENVIRONMENT                      TNS OFFERING
----------------------------------------------------------------------------------------------------------------
  Wholesale Long          - Predominately voice offering           - Integrated voice, video and data
    Distance              - Fixed capacity pricing                 - Bandwidth-on-demand pricing
                          - Limited and delayed access to          - Real-time access to customer
                            customer information (including          information (calling patterns and
                            calling patterns)                        billing)
----------------------------------------------------------------------------------------------------------------

  TNS CUSTOMER RELATIONSHIPS

     TNS has targeted the switchless reseller segment, which in 1997, consisted of approximately 500 service providers with annual revenues estimated at $2.1 billion. Additionally, TNS is targeting ILECs, CLECs and international telephone companies that terminate traffic in the United States. TNS is also marketing its data services to large Fortune 1000 companies. TNS has entered into a memorandum of understanding with Comdisco, whereby the companies will jointly market long distance services to Comdisco's existing customer base.

     As of September 30, 1998, the Company had entered into nineteen contracts to provide long distance services to switchless resellers who have transitioned approximately 200,000 end-user lines onto TNS's network. The Company estimates that these reseller customers will transition approximately 1.5 million end-user telephone lines to TNS's network during 1999. In addition, the Company is currently in active contract negotiations with multiple other service carriers.

SALES AND MARKETING

  TELEHUB TECHNOLOGIES CORPORATION

     TTC utilizes a small and experienced internal sales force, strategic alliances, and co-marketing agreements to market its VASP(TM) software. In addition, TeleHub leverages the sales forces of its strategic partners and OEM vendors to further penetrate its targeted markets. The TeleHub sales force focuses its selling efforts on potential customers in the OEM segment, such as Newbridge, Ascend, General Datacom Industries Inc., World Access, Fore Systems Inc., Coyote Network Systems Inc., Lucent, Siemens, Telefonekitieboleset LM Ericsson ("Tekelec"), Nortel and Cisco. TTC markets custom platform services to RBOCs and CLECs, and to network service providers such as Comdisco.

  TELEHUB NETWORK SERVICES CORPORATION

     TNS has an experienced internal sales department that works with several experienced external sales agents. TNS's sales effort is directed at many of the same carrier customers as TTC, but offers transport and switching services as opposed to software solutions. TNS markets the capability of its VASP(TM)-enhanced ATM network, thereby allowing its customers to offer a broader range of services than current product offerings encompass. For example, TNS has been able to market voice services to Comdisco's existing customers, to whom it previously only offered data services.

COMPETITION

     The telecommunications industry is highly competitive, rapidly evolving and subject to constant technological change. In particular, there are numerous companies offering long distance products and services, and the Company expects competition to increase in the future. The Company believes that existing competitors are likely to continue to expand their product and service offerings to appeal to existing or potential customers of the Company. Moreover, the Company expects that new competitors are likely to enter the communications market and some of these new competitors may market communications services similar to the Company's products and services, which would result in greater competition. However, increased competition also creates additional opportunities for the Company to market its VASP(TM)-based products to current and future participants in the local exchange, long distance, data and video markets.

     Many competitors (such as AT&T, MCI, Sprint, WorldCom, Qwest Communications International Inc. and others) and potential competitors have substantially greater financial, personnel, technical, marketing and other resources than the Company. The Telecommunications Act allows the RBOCs and others (such as electric utilities and cable television companies) to enter the long distance market. A continuing trend toward consolidation, mergers, acquisitions and strategic alliances in the telecommunications industry could give rise to significant new competitors to TeleHub or its customers. TeleHub anticipates that certain entrants will be strong competitors because, among other reasons, they may (i) be well capitalized; (ii) already have substantial end-user customer bases and brand name recognition; and/or (iii) enjoy cost advantages relating to local loops and access charges. The introduction of additional strong competitors into the switched long distance business could mean that TeleHub and its customers would face substantially increased competition. As a new entrant, TeleHub will compete primarily by providing superior service and support and on price.

     In addition, the regulatory environment in which the Company operates is undergoing significant change. As this regulatory environment evolves, changes may occur which could create greater or unique competitive advantages for all or some of the Company's current or potential competitors, or could make it easier for additional parties to provide services.

     In the United States, price competition in the long distance business has generally been intensive. AT&T, the leading long distance carrier, was reclassified as a non-dominant carrier, which allows AT&T substantial pricing flexibility. Long distance carriers, including AT&T as well as other non-dominant carriers such as TNS, currently must file tariffs at the FCC for domestic interstate services and for international services. However, such tariffs can be amended on one day's notice; therefore, price changes by one carrier can be matched readily by the others. The long distance communications industry is significantly influenced by the marketing and pricing decisions of larger industry participants such as AT&T, MCI, Sprint and WorldCom. TNS believes that its wholesale customers generally price their service offerings at or below the prices charged by AT&T for its long distance reseller services. Rate reductions by AT&T and other first-tier carriers may necessitate similar price decreases by the Company.

     Under the Telecommunications Act, RBOCs have the opportunity to provide out-of-region long distance services immediately and in-region long distance services if certain conditions are met. RBOC entry into the domestic and international long distance business and the emergence of other new local competitors could result in substantial competition to the Company and may have a material adverse effect on the financial condition, results of operations or cash flow of the Company. In December 1997, a federal court ruled that the Telecommunications Act's pre-conditions to the RBOCs' entry into the in-region long distance telecommunications services are unconstitutional (the "SBC Decision"). Other federal courts have reached contrary decisions, and the SBC Decision has been stayed pending appellate review. The result of the appellate review cannot be predicted. If the SBC Decision were upheld on appeal, it could have an adverse effect on the Company and other carriers because it would speed the entry of the RBOCs into the in-region long distance market and would reduce the primary incentive for RBOCs to open their local markets to competition.

     The long distance industry is undergoing significant consolidation that has created and will continue to create numerous other entities with substantial resources to compete for long distance business. New technologies could also give rise to new regulation or new competition. The Company's larger competitors have significantly greater name recognition, financial, technical, network and marketing resources. They also may offer a broader portfolio of services and have long standing relationships with customers targeted by the Company.

     The Company has entered into telecommunications services agreements with its wholesale long distance customers which do not contain minimum usage commitments and which are cancellable upon short notice without penalties. If these services agreements are canceled or are not renewed upon expiration, the loss of customers could have a material adverse effect on the Company's business, operating results and financial condition. Prices for domestic and international long distance calls have decreased in recent years and are likely to continue to decrease. There can be no assurance that the Company will be able to compete effectively in the domestic or international long distance markets.

     TTC faces competition from some of the most experienced companies engaged in the development of telecommunications equipment and related software. Examples include switch vendors (Lucent, Nortel and Siemens), ATM vendors (Nortel, Siemens, Alcatel NA Cable Systems Inc. ("Alcatel"), Cisco and Ascend), signaling products vendors (Nortel and Tekelec), and OSS providers (Hewlett-Packard Inc. and Applied Digital Access Inc.). The Company believes that existing competitors are likely to continue to expand their product offerings to appeal to existing or potential customers of the Company. Many of the Company's existing competitors have financial, personnel and other resources, including brand name recognition, substantially greater than the Company. TTC may well find itself both a strategic partner and a competitor with some of these companies.

     In the future, the Company may be subject to intense competition due to the development of new technologies, such as ATM and wave division multiplexing, resulting in an increased supply of domestic and international transmission capacity. The telecommunications industry is experiencing a period of rapid and significant technological evolution marked by the introduction of new product and service offerings. The introduction of new products or emergence of new technologies may cause capacity to greatly exceed the demand, reducing the pricing of certain services to be provided by the Company. The effect on the Company's operations of technological changes cannot be predicted, and if the Company is unable to keep pace with advances, it could have a material adverse effect on the financial condition, results of operations and cash flow of the Company.

     The Company believes that its proprietary software is unique in that it provides for the only ATM service in commercial operation that can be switched into the PSTN. Other telecommunications carriers can provide their own networks and can provide those networks to other carriers. Numerous established and start-up national and regional fiber optic networks are owned by IXCs, ILECs and CLECs, including AT&T, MCI and Sprint, each of whom has greater name recognition, financial, personnel, technical and marketing resources than the Company. Other companies have announced or may be planning the construction of additional networks.

REGULATION

     The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal, state and local legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon the telecommunications industry or the Company, can be predicted at this time. This section also sets forth a brief description of regulatory and tariff issues pertaining to the operation of the Company.

     TeleHub's services are subject to federal, state, and local regulation. The Company's business strategy is to continue to operate TNS as a wholesale telecommunications service provider. To the extent the Company's business strategy changes, the Company could become subject to additional regulatory requirements. Pursuant to the Communications Act of 1934, as amended (the "Communications Act") including as amended by the Telecommunications Act, the FCC exercises jurisdiction over all of TNS's facilities and services used to provide, originate, or terminate interstate or international communications. State regulatory agencies have jurisdiction over all of TNS's facilities and services used for intrastate communications. Local governments often require communications carriers to obtain licenses or franchises to utilize public rights-of-way necessary to install and to operate networks, equipment, and other facilities. In addition to regulation by multiple government agencies, different regulatory requirements apply to long distance services than apply to local exchange services. For example, long distance carriers must pay regulatorily determined access charges to LECs. Communications carriers must also contribute to universal service support mechanisms, which are being developed by federal and state agencies. The jurisdictional reach of federal, state and local regulatory authorities is subject to continuous change, controversy and judicial review. TNS is unable to predict the effect or outcome of such changes, controversy or judicial review.

     The Telecommunications Act eliminates many of the pre-existing barriers to competition in telecommunications markets, preempts state and local barriers to entry into the local exchange and other telecommunications markets, and establishes relationships between and among telecommunications carriers and providers. The Telecommunications Act delegates to the FCC and state regulatory agencies broad authority to implement the law.

     The Company is subject to the authority of the FCC and the state regulatory agencies to enforce applicable regulatory requirements. The FCC and state regulatory agencies may address regulatory non-compliance with a variety of enforcement mechanisms, including monetary forfeitures, refund orders, injunctive relief, license conditions and/or license revocation.

     The regulation of the telecommunications industry is changing rapidly and the regulatory environment varies substantially from state to state. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on the financial condition, results of operation, or cash flow of the Company or that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or non-compliance with applicable laws and regulations.

     Long Distance Services. TNS's wholesale long distance services are subject to federal regulation governing interstate and international telecommunications services. As a communications common carrier, TNS must comply with the requirements of the Communications Act, as well as the FCC's regulations promulgated under the Communications Act.

     Pursuant to the Communications Act, among other things, common carriers such as TNS must offer service on a non-discriminatory basis at just and reasonable rates. Such carriers are also subject to the FCC's complaint jurisdiction. IXCs providing international services are required to obtain authority under Section 214 of the Communications Act and to file a tariff containing the rates, terms and conditions applicable to their services prior to initiating their international telecommunications services. The Company holds a
Section 214 certificate from the FCC for global facilities-based and global resale authority. The Company is a non-dominant international carrier and also must comply with the federal statutory and regulatory requirements of common carriage in the offering of its international services. International telecommunications service providers are also required to file copies of their contracts with other carriers, including foreign carrier agreements, and a variety of reports regarding their international revenue, traffic flows and use of international facilities. Carriers holding Section 214 authority are subject to FCC rules requiring, among other things, prior approval for transfers of control and assignments, and notifications or approvals of certain foreign carrier investments.

     Because the interstate long distance services market has become sufficiently competitive, the FCC has streamlined the regulation of interstate carriers. Thus, the FCC has ordered that non-dominant IXCs do not need to file tariffs offering their services. While the Order is being reviewed by a Federal appeals court, the court has stayed the FCC's de-tariffing decision. As a result, IXCs must continue to file interstate tariffs (as well as international tariffs). TNS has filed tariffs with the FCC. In addition, TNS can install and operate non-radio facilities for the transmission of interstate communications without prior FCC authorization.

     TNS's intrastate long-distance services are also subject to state regulations. TNS has obtained or applied for authority to provide intrastate services from various state regulatory agencies and has filed and is in the process of filing tariffs specifying the rates, terms and conditions for its wholesale intrastate services.

     Local Exchange Services. Although TeleHub does not intend to provide local exchange services directly to end users, certain of TNS's proposed services will make local exchange features and capabilities available to other carriers. To offer its local exchange-related services, TNS may need to obtain certifications to provide local exchange services from and file tariffs with state regulatory agencies, and negotiate agreements with the ILECs for interconnection, co-location and unbundled access.

     State Requirements. Most states require a certification or other authorization to offer local exchange and long distance intrastate services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest. In addition to tariff requirements, most states require that common carriers charge just and reasonable rates and not discriminate among similarly situated customers. Some states also require the filing of periodic reports, the payment of various regulatory fees and surcharges, and compliance with service standards and consumer protection rules. States also often require prior approvals or notifications for certain transfers of assets, customers or ownership and for the issuance of stock, bonds or other forms of indebtedness. As a result, in certain states TNS requested approvals, made notifications or took other actions relating to its issuance of a guarantee pursuant to the Initial Note Offering. While TNS expects to obtain all necessary approvals for the Exchange Offer, there can be no assurance that such approvals will be obtained, or that they will be obtained on a timely basis. States generally retain the right to sanction a carrier or to revoke certifications if a carrier violates relevant laws and/or regulations. If any state regulatory agency were to conclude that the Company is or was providing intrastate service without the appropriate authority, the agency could initiate enforcement actions, which could include the imposition of fines, the disgorging of revenues, or the refusal to grant the regulatory authority necessary for the future provision of intrastate telecommunications services.

     State regulatory agencies also regulate access charges and other pricing for telecommunications services within each state. If regulations are changed to allow variable pricing of access charges based on volume, the Company could be placed at a competitive disadvantage over larger long distance carriers.

     The Communications Act was substantially amended by the Telecommunications Act, which provides for comprehensive reform of the United States' telecommunications laws. The Telecommunications Act may have potentially significant effects on the financial condition, results of operations or cash flow of the Company. The Telecommunications Act is designed to enhance competition in, among other markets, the local telecommunications marketplace by, among other things: (i) removing state and local entry barriers, (ii) requiring ILECs to provide interconnection to their facilities, (iii) facilitating the end users' choice to switch service providers from ILECs to CLECs, and (iv) requiring access to rights-of-way. The legislation is also designed to increase local competition by newer competitors such as long distance carriers, cable companies and public utility companies. In addition, the Telecommunications Act imposes certain conditions upon all LECs, including CLECs. To the extent the Company is required to obtain certifications as a CLEC, these obligations would apply to the Company. Among these requirements are the duties to establish number portability, dialing parity and reciprocal compensation arrangements. These requirements may cause the Company to incur additional administrative and regulatory expenses.

     On August 8, 1996, the FCC released the Interconnection Decision, which established a framework of minimum, national rules enabling state commissions and the FCC to begin implementing many of the local competition provisions of the Telecommunications Act. Among other things, the Interconnection Decision prescribed certain minimum points of interconnection, adopted a minimum list of unbundled network elements that ILECs must make available to competitors, and adopted a methodology for states to use when setting wholesale prices for retail services. The U.S. Court of Appeals for the Eighth Circuit issued a decision vacating certain portions of the Interconnection Decision and the United States Supreme Court has agreed to consider the challenges to the Eighth Circuit's decision filed by the FCC and interested carriers. Whether the Eighth Circuit's decision will stand, or what further actions the FCC may or may not take in response to these decisions cannot be predicted.

     Local Government Authorizations. Because TNS is selling wholesale services to other carriers, permitting and franchising requirements are usually handled by those carriers. However, TNS has obtained necessary local government authorizations for the installation and operation of facilities that it owns. The termination of the existing local government authorizations prior to their expiration dates or failure to renew such authorizations where applicable could have a material adverse effect on the financial condition, results of operations and cash flow of the Company. In some municipalities, carriers must pay license or franchise fees.

     Universal Service Charges. In 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime to be funded by interstate carriers and certain other entities. The FCC established new universal service funds to support telecommunications and information service provided to qualifying schools, libraries and rural health care providers, and expanded the federal subsidies for local telephone service provided to low-income consumers. In accordance with the Telecommunications Act, the FCC adopted plans to implement the recommendations of a Federal-State Joint Board to preserve universal service, including a definition of services to be supported, and defining carriers eligible for contributing to and receiving from universal service subsidies. The FCC plans to revise its rules of subsidizing service provided to consumers in high cost areas, which may result in further substantial increase in the overall cost of the subsidy program. The FCC issued a public notice in April 1998 seeking comment on proposals to revise the methodology for determining universal service support. The outcome of the FCC's pending and future proceedings relating to universal service or their effect on the Company cannot be predicted. Several parties have appealed the FCC's order and those appeals are pending before a federal appeals court. The outcome of the further FCC proceedings or of the pending judicial appeals or petitions for FCC reconsideration on the Company's operations cannot be predicted.

EMPLOYEES

     The Company employed 207 full time personnel as of September 30, 1998. TeleHub has an employment contract with its Chief Executive Officer ("CEO") and President, key executives denoted under "Management -- Executive Employment Agreements" and other executives. For employees without employment contracts, the Company has arranged for a third party contractor to hire those employees and handle payroll and benefits. None of TeleHub's employees are members of any labor unions. TeleHub also utilizes independent contractors and consultants.

INTELLECTUAL PROPERTY

     The VASP(TM) software is one of the Company's primary assets. Management is seeking to protect the Company's intellectual property rights in the VASP(TM) software under applicable law including using, when and as appropriate, trade secret and patent protections. Specifically the Company has several patents pending relating to the VASP(TM) technology. There can be no assurances that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technologies. The Company's future success will depend in part on its ability to protect its proprietary rights to the technologies used by VASP(TM).

PROPERTIES

     The Company leases 4,771 square feet of office space in Walnut Creek, California for its corporate office pursuant to a lease expiring in 2002. The Company leases 34,920 square feet of office space in Gurnee, Illinois, for its TNS and TTC offices, technology development and network operations center pursuant to a lease expiring in 2003. TNS leases 15,341 square feet in downtown Chicago for its Chicago telecommunications switches, pursuant to a lease expiring in 2001, another 14,705 square feet in downtown Los Angeles, California for its Los Angeles telecommunications switch pursuant to a lease expiring in 2007, and conduit and co-location space in downtown Los Angeles pursuant to a lease agreement expiring in 2007. TNS leases 15,217 square feet in downtown New York City for its New York telecommunications switches, pursuant to a lease expiring in 2007. TeleHub Leasing Corporation leases office space in Bedford, New Hampshire on a month-to-month lease.

LITIGATION

     The Company is not currently engaged in any legal proceedings. The Company is, however, subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the applicable federal and state laws and regulations, such as the Communications Act, as amended, including the Telecommunications Act. In some cases, the Company may be deemed to be bound by the results of ongoing proceedings before these bodies.

                                   MANAGEMENT

DIRECTORS AND KEY EXECUTIVE OFFICERS

     Each Director holds office until the next meeting of shareholders for election of such Director's class and until successors have been elected and qualified or until such Director's death, resignation or removal. The Company's officers are appointed by, and serve at the discretion of, the Board. Set forth in the table below are the names, ages, and current positions of the Directors and executive officers of the Company.


                  NAME                    AGE                          POSITIONS
                  ----                    ---                          ---------
William W. Becker(1)....................  69     Chairman of the Board
Donald H. Sledge(2).....................  58     President, Vice Chairman, Chief Executive Officer and
                                                 Director
Michael G. McLaughlin(3)................  36     Chief Technology Officer and Director
Herbert H. Swinburne....................  57     President of TNS
John A. Strand III......................  53     Acting President of TTC
Richard M. Harmon(2)....................  48     Chief Financial Officer, Treasurer, Corporate
                                                 Secretary and Director
Barry C. Lescher(2).....................  43     Assistant Secretary and Director
John F. Slevin(3).......................  62     Director
Oz Pedde(1).............................  56     Director
John R. Snedegar(3).....................  49     Director
Martin R. Walsh(1)......................  46     Director


---------------

(1) Class C Director -- term expires 1999.

(2) Class A Director -- term expires 2000.

(3) Class B Director -- term expires 2001.


     WILLIAM W. BECKER joined TeleHub in March 1996 and serves as Chairman of the Board. Mr. Becker is a principal of HHL, the Company's largest shareholder. He also serves as Chairman of SkyConnect Inc., AirCell Communications, Inc., Trans Digital Inc., VR-1 Inc., E-Star Inc. and Northern Cable Inc. Prior to joining TeleHub, Mr. Becker founded a number of companies involved in telecommunications, cable TV, oil and gas, real estate development, and other industries. From 1993 to 1995, Mr. Becker was a principal of WWB Oil & Gas Ltd. Mr. Becker was a significant investor in IntelCom Group, Inc. (now, ICG Communications, Inc.) for which he served as chairman and CEO from 1987 to June 1995.


     DONALD H. SLEDGE joined the Company in January 1996 as President, Vice Chairman, CEO and Director and is the CEO and a Director of TTC and TNS. From 1994 to 1995, Mr. Sledge served as President and Chief Operating Officer ("COO") of West Coast Telecommunications, Inc., a NASDAQ listed long distance company purchased by Frontier. From 1993 to 1994, Mr. Sledge served as Head of Operations for New T&T, a Hong Kong-based start-up company. Mr. Sledge was Chairman and CEO of Telecom New Zealand International from 1991 to 1992. Mr. Sledge was a member of the board of advisors of Calex and is currently a director of DataProse, CyWorld Talk, which currently trades on the Alberta Stock Exchange, AirCell Communications Inc. and Executive Telecard, Inc., a telecommunications company traded on NASDAQ, and serves as an advisor and board member to several small technology-based start-up companies. In addition, Mr. Sledge serves as the Chairman of United Digital Network Inc. ("United Digital"), a long distance switch based reseller, which is under an agreement to be acquired by Star Telecommunications, Inc.

     MICHAEL G. MCLAUGHLIN founded TeleHub in January 1996 and serves as Chief Technology Officer ("CTO") and a Director of TeleHub, TTC and TNS. From 1994 to 1995, Mr. McLaughlin served as President and a director of Access Point Communications Corporation. In 1992, he formed The McLaughlin Group, Inc. (now "T.M.G.I., Inc.") which provided consulting services to large corporate clients involving cost reduction and analysis, network configuration strategies and negotiation of communication carrier contracts. From 1983 to 1991, Mr. McLaughlin worked for ROLM, a business unit of IBM Corporation

("ROLM"), where he was a communications engineer responsible for the design, development and implementation of communications networks for ROLM's largest accounts, including The Sears Network, General Electric Company, IBM and Baxter Laboratories Inc.

     HERBERT H. SWINBURNE joined TeleHub in January 1998 and serves as President of TNS. From 1991 until he joined TeleHub, Mr. Swinburne was the Director and General Manager of Major Account Network Design for AT&T Canada, which provides long distance services. From 1989 to 1991, Mr. Swinburne was Director of Proposal Engineering at Sprint, and from 1988 to 1989, Mr. Swinburne was Director of the Technical Advisory Center at Sprint. Prior to joining Sprint, Mr. Swinburne was a Program Manager for Telenet Communications Corporation where he was responsible for managing the nationwide packet services for the Department of Agriculture.


     JOHN A. STRAND III joined TeleHub as TTC's Acting President in June 1998. From 1991 to 1998, Mr. Strand was the Director of Technology Planning and Integration for Sprint. Prior to his position with Sprint, he was a regional manager for SRI International, an international research institute.


     RICHARD M. HARMON joined TeleHub in March 1997 as the Chief Financial Officer ("CFO"), Treasurer and Corporate Secretary and became a Director in March 1998. Mr. Harmon is the Treasurer and Corporate Secretary of TNS. From 1992 to 1996, Mr. Harmon was the CEO of Education Finance Corporation, a company he founded to provide student loans to vocational trade students. From 1990 to 1992, Mr. Harmon served as President of Clean Air Transit. From 1985 to 1990, Mr. Harmon founded and was President of Network Media Corporation, a cable network advertising sales group. Between 1980 and 1985, Mr. Harmon was a principal with Network Development Corporation, a consulting and investment company emphasizing telecommunications and cable television. Prior to that, Mr. Harmon served as CFO and COO for Franklin Supply. Mr. Harmon also worked for Allstate Insurance Company, where he made private equity investments in early stage companies.

     BARRY C. LESCHER joined TeleHub as a Director in 1996 and serves as Executive Vice President of TTC, a Director of TNS and Assistant Secretary. From 1994 to 1997, Mr. Lescher held engineering positions at telecommunications companies which included American Teletronics, TMGI and Access Point Communications Corporation. From 1989 to 1994, Mr. Lescher was a communications engineer with ROLM. Prior to that, Mr. Lescher worked for a family-owned business that was involved in the installation and operation of communication systems.

     JOHN (JACK) F. SLEVIN is Chairman, President, and CEO of Comdisco, a New York Stock Exchange ("NYSE") listed company and was appointed to the TeleHub Board in July 1997. He has been Comdisco's Chairman of the Board since January 1996 and was named Comdisco's President and CEO in July 1994. Mr. Slevin served as Comdisco's COO from 1993 through 1994 and was executive vice president of Comdisco's North American Sales since 1992. He has been a member of Comdisco's board of directors since 1979. Mr. Slevin is also a director of Media One, a NYSE listed company, and Interworld Corp.

     OZ (OSWALD) PEDDE, a Director of TeleHub since March 1998, has been President and CEO of Watson & Associates, a Toronto based telecommunications service and consulting firm since January 1, 1998. From 1995 to 1998, Mr. Pedde was self-employed as a consultant. From 1991 to 1995, Mr. Pedde was President and CEO of Manitoba Telephone Systems, a diversified Canadian telecommunications company and was one of the founding members of the Council of CEOs that created the "Stentor Alliance," an association of Canada's major telephone companies. During such period, Mr. Pedde was also a director of Telesat, Canada's satellite carrier.

     JOHN R. SNEDEGAR joined TeleHub's Board in March 1998. He has been President and CEO of United Digital, which trades on the Vancouver Stock Exchange since 1990. He was also the President and CEO of AmeriTel Management, Inc. ("AmeriTel"), a California based provider of long distance telecommunications and management services from 1980 to 1992. In 1992, Mr. Snedegar led AmeriTel through the acquisition of West Coast Telecommunications, Inc., forming WCT Communications, Inc. Mr. Snedegar served on the board of directors of this carrier until its sale to Frontier in early 1995. He is also a director for StarBase Corporation, a California-based software development company which trades on NASDAQ, Star Telecommunications, Inc., a long distance carrier specializing in international services which trades on NASDAQ. Mr. Snedegar also serves as President of Kendall Venture Funding, Ltd., a reporting company based in Alberta, Canada.

     MARTIN R. WALSH has been the President of Walsh & Associates, an Illinois high technology consulting firm since January 1, 1998 and joined TeleHub's Board in March 1998. Previously, Mr. Walsh had been a Comdisco executive, serving as Executive Vice President of Marketing and a member of the Office of the President of Comdisco since 1996, President of the Large Systems Division from 1993 to 1996, and Senior Vice President -- Trading between 1985 and 1993, and a Vice President from 1982 to 1985. Mr. Walsh originally joined Comdisco in 1978.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of Donald H. Sledge, President and CEO of the Company, and the four most highly compensated executive officers of the Company (the "Named Officers") for the fiscal year ended December 31, 1997 and for the period from January 18, 1996 (inception) to December 31, 1996. The Company has not granted stock appreciation rights.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM              ALL OTHER
                                              ANNUAL COMPENSATION                       COMPENSATION         COMPENSATION($)
                                -----------------------------------------------   ------------------------   ---------------
                                FISCAL                           OTHER ANNUAL
NAME AND PRINCIPAL POSITION      YEAR     SALARY      BONUS     COMPENSATION($)   WARRANTS(#)   OPTIONS(#)
---------------------------     ------   --------    -------    ---------------   -----------   ----------
Donald H. Sledge..............   1997    $175,000    $87,500(1)     $10,800(2)           --      150,000        $  9,804(3)
  President and Chief            1996      70,000         --             --              --           --         110,500(4)
  Executive Officer of TeleHub
Michael G. McLaughlin.........   1997     175,000     87,500(1)      17,645(2)           --      150,000              --
  Chief Technology Officer of    1996          --         --             --              --           --              --
  TeleHub
Timothy Carey Chandler........   1997     150,000(5)  75,000(1)         333(6)           --       50,000              --
  Senior Vice President --       1996      68,750         --             --              --           --              --
  Software Development of TTC
Barry C. Lescher..............   1997     136,320(5)  68,268(1)         701(2)           --      100,000              --
  Executive Vice President       1996          --         --             --              --           --              --
  of TTC
Richard M. Harmon.............   1997     106,250(5)  62,466(1)          --         150,000      100,000          61,859(7)
  Chief Financial Officer and    1996          --         --             --              --           --              --
  Secretary of TeleHub

---------------

(1) Related to 1997 accrued bonus with an option to be paid either in cash or by a combination of cash and stock options in 1998.
(2) Car allowance.
(3) Consists of $5,000 set aside in a 401(k) plan by the Company and $4,804 paid for life insurance premium.
(4) Consulting fees for services prior to commencement of employment on August 1, 1996.
(5) Consists of pro rated annual base salary for the portion of the year actually worked.
(6) Allowance in lieu of certain employee benefits.
(7) Consists of $29,359 for relocation expenses and $32,500 consulting fees for services prior to executing Mr. Harmon's employment agreement.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                                                                                         ANNUAL RATES
                                                % OF TOTAL                                              OF STOCK PRICE
                                                 OPTIONS                      MARKET                     APPRECIATION
                                                GRANTED TO      EXERCISE      PRICE                   FOR OPTION TERM(2)
                                   OPTIONS     EMPLOYEES IN     OR BASE      ON DATE    EXPIRATION   --------------------
NAME                              GRANTED(#)   FISCAL YEAR    PRICE ($/SH)   OF GRANT      DATE             10%($)
----                              ----------   ------------   ------------   --------   ----------   --------------------
Donald H. Sledge................    70,000          4.7           5.00       2.50(1)     5/1/2007          103,900
                                    80,000          5.5           5.50       2.50(1)     5/1/2007           78,700
Michael G. McLaughlin...........   150,000         10.2           5.00       2.50(1)     5/1/2007          222,700
Timothy C. Chandler.............    50,000          3.4           5.00       2.50(1)     5/1/2007           74,200
Barry C. Lescher................   100,000          6.8           5.00       2.50(1)     5/1/2007          148,400
Richard M. Harmon...............   100,000          6.8           5.00       2.50(1)     5/1/2007          148,400

---------------

(1) Valued at one half of the $5.00 per share offering price of Preferred Stock in the Spring 1997 Offering, which closed on April 30, 1997.

(2) The 5% column has been excluded since the potential realizable value would be negative for executive grants at a 5% annual appreciation rate.

  AGGREGATED OPTIONS EXERCISABLE IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                                  VALUE OF UNEXERCISED
                                                                                                 IN-THE-MONEY OPTIONS AT
                                                                                                 FY-END (MARKET PRICE OF
                                               VALUE REALIZED       NUMBER OF UNEXERCISED       SHARES AT FY-END ($8.83)
                                              (MARKET PRICE AT      OPTIONS AT FY-END(#)         LESS EXERCISE PRICE)(1)
                            SHARES ACQUIRED    EXERCISE LESS     ---------------------------   ---------------------------
NAME                        ON EXERCISE(#)    EXERCISE PRICE)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ---------------   ----------------   -----------   -------------   -----------   -------------
Donald H. Sledge...........     --                 --              37,500         112,500       $133,625       $400,875
Michael G. McLaughlin......     --                 --              37,500         112,500       $143,625       $430,875
Timothy C. Chandler........     --                 --              12,500          37,500       $ 47,875       $143,625
Barry C. Lescher...........     --                 --              25,000          75,000       $ 95,750       $287,250
Richard M. Harmon..........     --                 --              25,000          75,000       $ 95,750       $287,250

---------------

(1) Based on the common stock offering price in the Fall 1997 Offering which closed on December 8, 1997.

COMPENSATION PLAN


     1997 STOCK OPTION PLAN. The Company's 1997 Stock Option Plan (the "Plan") was adopted by the Board and approved by the stockholders in May 1997. A total of 4,600,000 shares of Common Stock have been reserved for issuance under the Plan, as amended on March 18, 1998 by the Board. As of September 30, 1998, options to purchase 3,665,878 shares of Common Stock were outstanding under the Plan, and no shares had been issued upon exercise of previously granted options. The Plan provides for grants to employees of the Company (including officers and employee directors) of "incentive stock options" ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants of nonstatutory stock options to employees (including officers and employee directors and non-employee directors) of the Company or any subsidiary of the Company. The Plan is administered by the Board or a committee of the Board (the "Administrator"). The Plan is currently being administered by the Board. The Administrator may determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability of the option. The Administrator also has the full power to select the individuals to whom options will be granted and to make any combination of grants to any participants.


     Options granted generally vest immediately as to 25% of the shares subject to the option and then at a rate of 25% of the shares subject to the option on January 1(st) of the subsequent 3 years following the grant date. The term of an option is determined by the specific option agreement. No option may be exercised by any person after its term or the Plan expires.

MANAGEMENT INCENTIVE PLAN


     In June 1998, the Board directed the Compensation Committee to develop a Management Incentive Plan that provides stock option awards to senior management. If the Company achieves specified market valuations based upon the value of its Common Stock from June , 1998 to June , 2000, eligible participants may receive stock options exercisable at $14.58 per share (the estimated fair market value of the Company's Common Stock on June , 1998). The aggregate number of stock options that may be awarded under the Management Incentive Plan increases from approximately 500,000 shares if the Company's Common Stock value is $20.00 per share to a maximum of approximately two million shares if the Company's Common Stock value increases to $60.00 per share.


EXECUTIVE EMPLOYMENT AGREEMENTS


     The Company has entered into employment agreements with Messrs. Sledge and McLaughlin, commencing January 2, 1997, Mr. Lescher commencing on January 1, 1997, Mr. Harmon commencing on May 4, 1998, Mr. Swinburne commencing January 1, 1998, Mr. Chandler commencing April 17, 1997 and Mr. Strand commencing October 1, 1998. The Company also has employment agreements with certain other executives.


     The Company's employment agreements with Messrs. Sledge and McLaughlin provide for an initial five year term and Mr. Lescher's employment agreement provides for an initial two year term. After the initial term each agreement is automatically renewed for an additional one-year term until either party provides 30 days notice of termination prior to the end of a term. The agreements provide for an annual base salary and an incentive bonus determined by the Board. Messrs. Sledge and McLaughlin also receive stock options under the Company's Plan. If the Company terminates any of the employment agreements without cause or if the Company or the employee terminates the respective employment agreement upon the occurrence of a major transaction involving the Company, then Messrs. Sledge and McLaughlin will receive a termination fee equal to 200% of their annual salaries plus benefits and specified bonuses and Mr. Lescher will receive 100% of his annual salary plus benefits plus a specified bonus. Each of Messrs. Lescher, Sledge and McLaughlin is subject to a confidentiality covenant and Messrs. Sledge and McLaughlin are each subject to a one-year non-competition commitment following the termination of his employment. Mr. McLaughlin may also be reimbursed for the annual premiums that he incurs for his disability and $5,000,000 term life insurance policies.

     The Company has employment agreements with Messrs. Harmon and Swinburne which provide for an initial four-year term and thereafter one-year terms until either party provides 30 days notice of termination prior to the end of a term. The agreements provide for an annual base salary and an incentive bonus determined by the Board. Messrs. Swinburne and Harmon also receive stock options under the Company's Plan. Mr. Swinburne receives performance options if certain criteria are met. If the Company terminates the employment agreement without cause or if the Company or the employee terminates the employment agreement upon the occurrence of a major transaction involving the Company, then Messrs. Swinburne and Harmon shall each receive a termination fee equal to 100% of his annual salary plus benefits plus a specified bonus. Payments shall only be made upon the employee's execution of a standard release waiving all claims against the Company. Messrs. Swinburne and Harmon are each subject to a confidentiality covenant. In addition, Mr. Harmon is subject to a one year non-competition commitment following termination of his employment. The Company's employment agreement with Mr. Harmon also provides that the Company would loan Mr. Harmon up to $400,000 for the purchase of a home upon his permanent relocation to Illinois. This loan, made in August 1998, is evidenced by a seven year promissory note at 7% interest, collateralized by a second mortgage on Mr. Harmon's home.

     The Company's employment agreement with Mr. Chandler provides for an initial two-year term and thereafter one-year terms until either party provides 30 days notice of termination prior to the end of a term.

The agreement provides for an annual base salary and an incentive bonus determined by the Board. If the Company terminates the employment agreement without cause, or if the Company or Mr. Chandler terminates the employment agreement upon the occurrence of a major transaction involving the Company, then Mr. Chandler shall receive a termination fee equal to 50% of his annual salary plus benefits plus a specified bonus. Payments shall only be made upon Mr. Chandler's execution of a standard release waiving all claims against the Company. Mr. Chandler is subject to a confidentiality covenant.


     The Company has an employment agreement with John A. Strand with an initial four-year term and thereafter one-year terms until either party provides 30 days notice of termination prior to the end of a term. The agreement provides for an annual base salary and an incentive bonus determined by the Board. Mr. Strand also receives stock options under the Company's Plan. If the Company terminates the employment agreement without cause, or if the Company or Mr. Strand terminates the employment agreement upon the occurrence of a major transaction involving the Company, then Mr. Strand shall receive a termination fee equal to 100% of his annual salary plus benefits plus a specified bonus. Termination payments shall only be made upon Mr. Strand's execution of a standard release waiving all claims against the Company. Mr. Strand is subject to a confidentiality agreement.


     The Company has employment agreements with certain other executives. These agreements generally have a two-year initial term and thereafter one-year renewal terms until either party provides 30 day notice of termination prior to the end of a term. The agreements provide for an annual base salary and an incentive bonus determined by the Board, plus eligibility for awards under the Company's Plan. If the Company terminates the employment without cause or if the employment is terminated upon the occurrence of a major transaction involving the Company, then the executive shall receive a termination fee equal to 50% to 100% of his annual salary plus benefits plus a specified bonus. Payments shall only be made upon execution of a standard release waiving all claims against the Company. The agreements also contain a confidentiality covenant. Certain of these employment agreements contain a one year non-competition covenant

DIRECTOR COMPENSATION

     TeleHub currently does not provide cash compensation to its Directors who are not also employees for attendance at Board or committee meetings, but does reimburse expenses related to such attendance (e.g., airfare or telephone charges). Directors annually receive options to purchase 20,000 shares of Common Stock under the stock option plan; the exercise price is market price at the time of grant and the options vest at the start of the next fiscal year.

COMPENSATION COMMITTEE INTERLOCKS; AUDIT COMMITTEE


     During 1997 and until May 31, 1998, the entire Board served as the Compensation Committee, which determines the compensation of the Company's executive officers. Two executive officers, Messrs. Sledge and McLaughlin served on the Board and therefore also the Compensation Committee during 1997, while Messr. Harmon, the Company's CFO, joined the Board (and the Compensation Committee) in March 1998. Since June 1998, Messrs. Slevin and Pedde have been the only members of the Compensation Committee. Since February 1996, Mr. Sledge has served as the Chairman of United Digital and as a member of its compensation committee. Mr. Snedegar has served as the President and a director of United Digital since 1990. The Board has also established an Audit Committee composed of Messrs. Walsh, Snedegar and Slevin, which recommends to the Board the selection of independent accountants, and reviews the scope and results of the audit and other services provided by the independent accountants.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of September 30, 1998 the number of shares of Common Stock and Preferred Stock owned by (i) each executive officer and Director and each person who owned of record, or was known to own beneficially, more than five percent of the Company's outstanding Common Stock or Preferred Stock, and (ii) executive officers and Directors as a group. Unless otherwise indicated, the address for each of the following persons or entities is c/o TeleHub Communications Corporation, 2033 North Main Street, Suite 340, Walnut Creek, California 94596.

                                                                                   PERCENT OF
                                                               NUMBER OF SHARES    OUTSTANDING
                            NAME                              BENEFICIALLY OWNED    SHARES(1)
                            ----                              ------------------   -----------
5% STOCKHOLDERS:
Hartford Holdings, Ltd......................................      5,191,950(2)        31.5%
  Box 143, Cayman Islands
  British West Indies
Roseville Computer Projects Limited.........................      4,100,000           25.4%
  P.O. Box 556, Charleston, Nevis
  West Indies
Sledge Family Trust.........................................      1,494,167(3)         9.3%
  27 Cherry Hill Court
  Alamo, California
EXECUTIVE OFFICERS AND DIRECTORS(4):
William W. Becker...........................................      5,266,950(5)        31.8%
  Chairman of the Board of Directors
Donald H. Sledge............................................      1,577,917(6)         9.7%
  Vice-Chairman of the Board, Chief Executive Officer and
  President
Michael G. McLaughlin.......................................        583,750(7)         3.5%
  Chief Technology Officer and Director
Herbert H. Swinburne........................................         25,000(8)         0.2%
  President of TNS
Richard M. Harmon...........................................        506,246(9)         3.0%
  Chief Financial Officer, Treasurer, Secretary and Director
Barry C. Lescher............................................         50,000(10)        0.3%
  Assistant Secretary and Director
John F. Slevin..............................................        670,500(11)        4.0%
  Director
EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (7 BENEFICIAL
  OWNERS)...................................................      8,680,363(12)       47.6%

---------------

 (1) Based on 16,203,037 shares of Common Stock outstanding as of September 30, 1998 (which includes full conversion of the 3,500,000 shares of Preferred Stock outstanding as of September 30, 1998 at the rate of 1 for 1) plus shares of Common Stock that may be acquired by the indicated person pursuant to any options and warrants exercisable within 60 days. Beneficial ownership is determined in accordance with the rules of the SEC. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of the other stockholders or groups of stockholders.

 (2) Includes 4,384,450 shares of Common Stock, 480,000 shares of Preferred Stock and 327,500 shares of Common Stock issuable upon the exercise of warrants.

 (3) Includes 1,479,167 shares of Common Stock, 10,000 shares of Preferred Stock and 5,000 shares of Common Stock issuable upon exercise of warrants.

 (4) Oz Pedde, John Snedegar, Martin Walsh and John Strand are Directors or executive officers of TeleHub, however, as of September 30, 1998, they did not beneficially own any interests in TeleHub.

 (5) Includes 75,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days and all shares owned by HHL, of which Mr. Becker, the Company's Chairman, is the principal shareholder.

 (6) Includes 83,750 shares of Common Stock issuable pursuant to stock options exercisable within 60 days and all shares owned by the Sledge Family Trust, of which Mr. Sledge is trustee and a beneficiary.

 (7) Includes 83,750 shares of Common Stock issuable pursuant to stock options exercisable within 60 days and 500,000 shares of Common Stock issuable upon exercise of warrants.

 (8) Includes 25,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

 (9) Includes 450,000 shares of Common Stock issuable upon exercise of warrants and 56,246 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

(10) Includes 50,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

(11) Includes 10,000 shares of Common Stock, 30,000 shares of Preferred Stock, 165,000 shares of Common Stock issuable upon exercise of warrants, 20,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days, all personally owned by Mr. Slevin. Also includes 200,000 shares of Common Stock and 245,500 shares of Common Stock issuable pursuant to warrants that are owned by Comdisco, for which Mr. Slevin serves as Chairman and CEO.

(12) Includes 6,073,617 shares of Common Stock, 520,000 shares of Preferred Stock, 1,693,000 shares issuable upon the exercise of warrants and 393,746 shares issuable pursuant to options exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August 1998, the Company loaned $400,000 to Mr. Harmon for the purchase of a home upon his permanent relocation to Illinois, in accordance with Mr. Harmon's employment agreement. Mr. Harmon gave the Company a seven year promissory note at 7% interest, collateralized by a second mortgage on Mr. Harmon's home.


     In August 1998, the Company also loaned $235,340 to Mr. McLaughlin, who gave the Company a six month promissory note at 18% interest. Mr. McLaughlin repaid this note in November 1998.



     On June 2, 1998, the Company issued to Mr. Slevin, a Director of TeleHub and President and CEO of Comdisco, a warrant to purchase 100,000 shares of Common Stock for $12.50 per share, exercisable until the later of ten years after issuance or five years after an initial public offering.


     On May 13, 1998, Mr. Harmon sold warrants to purchase 150,000 shares of Common Stock, with an exercise price of $7.50, for $4.91 per warrant to three individuals, including Mr. Slevin who purchased warrants for 50,000 shares of Common Stock.

     In May 1998, the Company received a $12 million Bridge Loan from Comdisco. The Bridge Loan was collateralized by all of the Company's intangible property, including VASP(TM). Comdisco also received a warrant to purchase 240,000 shares of Common Stock for $10.00 per share, exercisable until May 5, 2005. The Company repaid this Bridge Loan, including approximately $98,600 of accrued interest, from the proceeds of the Initial Note Offering.

     In March 1998, the Company granted to Mr. Martin Walsh, a Director, a warrant to purchase 15,000 shares of Common Stock for $10.00 per share, exercisable until March 4, 2001. Later in March 1998, Mr. Walsh joined TeleHub's Board.

     In February 1998, the Company loaned $112,029 to Mr. Swinburne, TNS's President. Mr. Swinburne gave the Company an unsecured, non-interest bearing promissory note in exchange for the loan. In May 1998 Mr. Swinburne repaid this loan.

     In December 1997, Comdisco received a warrant to purchase 5,500 shares of Common Stock at a price of $10.00 per share, exercisable at the earlier of seven years after issuance or two years after an initial public offering of the Company's capital stock. Mr. Wheatley, a Comdisco executive, also received a warrant to purchase 1,750 shares of Common Stock at a price of $7.50 per share.

     In the Fall 1997 Offering, Mr. Slevin purchased one unit (10,000 shares of Common Stock and warrants to purchase 3,500 shares of Common Stock) and Comdisco purchased 20 units (200,000 shares of Common Stock and 70,000 warrants to purchase Common Stock).

     In November 1997, the Company loaned $250,000 to Mr. Harmon, its CFO and a Director. Mr. Harmon gave the Company a promissory note bearing interest at 1% over the prime rate, secured by warrants to purchase 150,000 shares of Common Stock at $7.50 per share. Mr. Harmon repaid this loan in May 1998.

     In the Spring 1997 Offering, Mr. Slevin purchased 1.5 units (30,000 shares of Preferred Stock and warrants to purchase 5,000 shares of Common Stock). See "Security Ownership of Certain Beneficial Owners and Management."

     In April 1997, the Company entered into an equipment lease financing facility with Comdisco. As of March 31, 1998, the Company had utilized four installments of this facility for a total of $6,156,407. These installments have quarterly lease rate factors ranging from 8 1/2% to 9 1/2%, have terms of 3 to 4 years, have aggregate quarterly payments of approximately $460,000 and a repurchase option for fair market value at the end of the term.

     In December 1996, HHL agreed to provide a bridge loan of up to $1.0 million to the Company with an interest rate of 17% per annum. The Company repaid the principal and accrued interest on this loan in

March 1997 from the net proceeds of the Spring 1997 Offering. Concurrently, the Company issued to HHL 134,450 additional shares of Common Stock pursuant to the terms of obligations owed by the Company to HHL, including the bridge loan and the Indemnification Obligation (as defined). In connection with the issuance of these shares, the Company accepted a note from HHL for $40,000 which was subsequently paid.

     During 1996, HHL provided consulting services to the Company with a value of $169,000, which the Company paid through the Spring 1997 Offering issuance of 33,800 shares of Preferred Stock. HHL is the Company's largest shareholder and Mr. William Becker, the Company's Chairman, is a principal and the primary shareholder of HHL. The Company also has a consulting agreement with International Telecommunications Consultants, an affiliate of HHL. This agreement provides for a $175,000 annual consulting fee. The Company has been informed that HHL is in preliminary negotiations for a business transaction involving the Australasian joint venture partner. See "Business -- TTC Customer Relationships." HHL is also a client of Watson & Associates, an affiliate of Director Oz Pedde.

     During 1996, the Company agreed to indemnify HHL (the "Indemnification Obligation") from any claims and liabilities that might be incurred by HHL through its efforts to assist in the placement of $3.0 million of securities of Cam-Net Communications Network Inc. ("Cam-Net"), a Canadian company which proposed merging with the Company. Parties unrelated to HHL had advanced $600,000 on a private placement of securities of Cam-Net. When the proposed merger was terminated, the securities offering by Cam-Net was also canceled, and HHL was required to repay $600,000 pursuant to its arrangement with the advancing party. The Company fulfilled its Indemnification Obligation to HHL by issuing 120,000 shares of Preferred Stock and 60,000 warrants to purchase Common Stock at $7.50 per share in the Spring 1997 Offering.

     In January 1996, Roseville Computer Projects Ltd. ("Roseville") contributed software to the Company in exchange for 151 shares of capital stock of TNS. In March 1996, Roseville assigned all right, title and interest in the VASP(TM) software to TNS in exchange for an additional 274 shares of capital stock of TNS. In January 1997, Roseville exchanged all of its TNS shares for 4,250,000 shares of TeleHub Common Stock. In July 1997, Roseville sold its network databases and libraries and assigned all associated right, title and interest to the Company for $485,000, of which $200,000 was paid in August 1997 and the $285,000 balance of which, plus interest at the rate of 12% per annum, was paid in January 1998. A Roseville subsidiary provided consulting services (primarily maintenance of the network data bases and libraries) to the Company for a $20,000 monthly fee. The Roseville subsidiary received a total of $325,000 under this consulting arrangement, which was terminated on January 1, 1998.

     During 1996, the Company contracted for software development services with Access Point Communications Corporation ("APCC"), an entity controlled by Mr. McLaughlin, a Director and the CTO of TTC. The Company paid APCC $974,915 for these services during 1996, and also reimbursed APCC $36,309 for operating expenses advanced by APCC. The Company also incurred $550,000 in management fees to APCC for services provided by Messrs. McLaughlin and Lescher and other TNS principals and for network library maintenance fees. Of the $974,915 paid to APCC, a subsidiary of Roseville received $300,000 as a subcontractor to APCC. The Company's relationship with APCC terminated at the end of 1996, at which time Messrs. McLaughlin and Lescher became full-time Company employees.

     HHL and the Sledge Family Trust (the "Trust"), significant Company shareholders, advanced initial funding for development of the Company's business. Mr. Donald Sledge, the Company's Vice Chairman, CEO and President, is a trustee and beneficiary of the Trust. During 1996, HHL loaned the Company $1,350,000, evidenced by two 7.5% promissory notes, and $411,243, evidenced by a 12% promissory note, and the Trust made a $50,000 loan to the Company, evidenced by a 7.5% promissory note. Concurrently with the Spring 1997 Offering, HHL exchanged the promissory notes, related accrued interest, the Indemnification Obligation and accounts payable balances totaling $2.4 million for 480,000 shares of Preferred Stock and the Trust exchanged its $50,000 promissory note for 10,000 shares of Preferred Stock. In conjunction with the exchange, HHL and the Trust also received warrants to purchase, respectively, 240,000 and 5,000 shares of Common Stock at $7.50 per share.

     The Company believes that each of these transactions was on terms no less favorable to the Company than it could have obtained in transactions with unrelated third parties.

                            DESCRIPTION OF THE NOTES

     The following discussion summarizes certain provisions of the Notes; except where otherwise indicated, this summary applies to both the Old Notes and the New Notes. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the Exchange Offer will be registered under the Securities Act, and therefore the New Notes will not be subject to certain transfer restrictions and registration rights applicable to the Old Notes. See "The Exchange Offer."

     The Notes are issued under the Indenture, which is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). While the following discussion summarizes material provisions of the Indenture, Noteholders may wish to read the actual provisions of the Indenture, which was filed as an exhibit to the Registration Statement. This summary is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." A copy of the Indenture may be obtained upon request from the Issuer, 1375 Tri-State Parkway, Suite 250, Gurnee, Illinois, 60031; (847) 782-2000.

EXCHANGE OFFER

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an exchange or other taxable event for U.S. Federal income tax purposes because, under the Regulations, the New Notes do not differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should not be any U.S. Federal income tax consequences to holders from the exchange of Old Notes for New Notes pursuant to the Exchange Offer and any such holder will have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

GENERAL

     The Old Notes were issued pursuant to the Indenture among the Company, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The New Notes will be issued pursuant to the Indenture in the Exchange Offer, which will be registered under the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Notes, the Indenture and the Note Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Notes, the Indenture and the Note Registration Rights Agreement, including the definitions therein of certain terms used below. A copy of the proposed forms of Notes, the Indenture and the Note Registration Rights Agreement is available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this "Description of Notes," the term "Company" refers only to TeleHub Communications Corporation and not to any of its Subsidiaries.


     The Notes are general unsecured obligations of the Company ranking senior to all existing and future subordinated Indebtedness of the Company and pari passu in right of payment with all other existing and future Debt of the Company. As of September 30, 1998, the Company had approximately $75.6 million of total indebtedness outstanding ($11.8 million of secured indebtedness) and none of which would have constituted subordinated indebtedness. The Indenture permits the Company and its Subsidiaries to incur additional indebtedness, including additional Senior Debt, subject to certain restrictions. See
"-- Certain Covenants -- Limitations on Incurrence of Indebtedness." A significant portion of the consolidated operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes.

     The Company's payment obligations under the Notes are fully, jointly and severally guaranteed, on a senior unsecured basis, by all of the Company's existing Subsidiaries and all Subsidiaries created or acquired by the Company in the future. The guarantee of each of the Guarantors ranks senior in right and priority of payment to all subordinated indebtedness of such Guarantor and ranks pari passu in right and priority of payment with all other indebtedness of such Guarantor that is not expressly so subordinated to such guarantee, except to the extent of any collateral securing such other indebtedness. See "-- Guarantees."

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount at maturity to $125 million and mature on July 31, 2005. The Notes were issued at a substantial discount from their principal amount at maturity, to generate gross proceeds of approximately $83.6 million. Cash interest on the Notes will not accrue prior to July 31, 2001. Through July 31, 2001, the Notes will accrete at a rate of
13 7/8% compounded semi-annually. Thereafter, interest on the Notes will accrue at a rate of 13 7/8% per annum and will be payable semi-annually, in cash, on January 31 and July 31 of each year, commencing on January 31, 2002, to Holders of record on the immediately preceding January 15 and July 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal or Accreted Value of and premium, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes, the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Notes were issued in denominations of $1,000 and integral multiples thereof.

GUARANTEES

     The obligations of the Company under the Notes are guaranteed, fully, jointly and severally, by its Subsidiaries and such other Persons that become Subsidiaries after the Issue Date and each of their respective successors. The Guarantee issued by each Guarantor ranks senior in right and priority of payment to all other Indebtedness of such Guarantor that is expressly subordinated to the guarantee of the Notes and ranks pari passu in right and priority of payment with all other Indebtedness of such Guarantor that is not expressly so subordinated to such Guarantee, except to the extent of any collateral securing such other Indebtedness.

     The Indenture contains provisions the intent of which is to provide that the obligations of each Subsidiary with respect to its Guarantee will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of such Subsidiary and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of any other Subsidiary in respect of the obligations of such other Subsidiary under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under any applicable federal or state law. Each Subsidiary that makes a payment or distribution under a Guarantee is entitled to contribution from each other Subsidiary so long as the exercise of such right does not impair the rights of the Holders of the Notes under the Guarantees.

     The Indenture provides that in the event of: (i) a sale or other disposition of all or substantially all of the assets of any Subsidiary or the sale of a Subsidiary, by way of merger, consolidation or otherwise or (ii) a sale or other disposition of all of the Capital Stock of any Subsidiary, then such Subsidiary or the entity acquiring the assets, as applicable, shall be released and relieved of any obligations under its guarantee, provided that the Company complies with the provisions of the covenant entitled "-- Asset Sales."


     This Prospectus does not include separate financial statements of the Subsidiaries because management has determined that such separate financial statements would not be material to investors. This determination is based on the fact that (i) the parent Company has no operations or significant assets other than its investments in its subsidiaries, (ii) the guarantor subsidiaries are wholly owned, (iii) the subsidiaries' guarantee of the parent Company's debt are full, unconditional, joint and several, (iv) the operations of the sole non-guarantor in which the Company holds a minority interest are immaterial to the consolidated financial statements; and (v) segment information is presented in note 16 to the consolidated financial statements contained in this Prospectus.


OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option before July 31, 2002. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on July 31 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2002........................................................   106.9375%
2003........................................................  103.46889%
2004 and thereafter.........................................   100.0000%

     Notwithstanding the foregoing, upon the occurrence of a TNS/TTC Transaction, the Company may, at its option, by giving notice of redemption at any time not less than 30 nor more than 60 days prior to such transaction, redeem all, but not less than all, of the outstanding Notes concurrently with the consummation of such transaction at a redemption price equal to, at any time on or prior to July 31, 2002, 100% of the Accreted Value thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, and the applicable Make-Whole Premium and after such date at the amount that would be payable to the holders if the Company on such date were to redeem the Notes. On the date fixed for redemption in connection with a TNS/TTC Transaction, the Company will deposit with the Trustee sufficient monies to redeem in full the Notes and deliver to the Trustee a solvency opinion (from a nationally recognized investment bank with expertise in giving solvency opinions) dated the date of the consummation of such transaction and stating that after giving effect to the redemption of the Notes the Company will be solvent.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control or a TNS/TTC Transaction

     Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 face amount or an integral multiple thereof) of each Holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase (or, in the case of repurchase of Notes prior to July 31, 2002, at a purchase price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase) (the "Change of Control Payment").

     Upon the occurrence of a TNS/TTC Transaction, if the Company has not exercise its right to redeem the Notes concurrently with the consummation of the TNS/TTC Transaction or has not made an offer to each Holder of Notes to repurchase the Notes concurrently with the consummation of such transaction in a manner that otherwise complies with the notice requirements and clauses (a) and
(b) of this provision, the Company will be required to (a) deposit with the Trustee upon consummation of such transaction sufficient monies to redeem in full the Notes, (b) deliver to the Trustee a solvency opinion (from a nationally recognized investment bank with expertise in giving solvency opinions) dated the date of the consummation of such transaction and stating that after giving effect to the redemption of the Notes the Company will be solvent and (c) within ten days of the consummation of such transaction make an offer (a "TNS/TTC Put Option Offer") to each Holder to repurchase all or any part (equal to $1,000 face amount or an integral multiple thereof) of each Holder's Notes at an offer price in cash equal to, at any time on or prior to July 1, 2002, the Accreted Value thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, and the applicable Make-Whole Premium and after such date an amount that would be payable to the Holders for each Note to be purchased if the Company on such date were to redeem the Notes (the "TNS/TTC Put Option Payment").

     Within ten days following any Change of Control the Company will mail a notice to each Holder describing the transaction that constitutes the Change of Control and offering to repurchase the Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 ways from the date such notice is mailed (the "Change of Control Payment Date"). At any time within 60 days prior to or within 10 days after a TNS/TTC Transaction, the Company may and in certain circumstances will mail a notice to each Holder describing the transaction that constitutes the TNS/TTC Transaction and offering to repurchase the Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "TNS/TTC Put Option Payment Date"). The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or TNS/TTC Transaction, as the case may be.

     On the Change of Control Payment Date or the TNS/TTC Put Option Payment Date, as the case may be, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer or TNS/TTC Put Option Offer, as the case may be, (ii) deposit with the paying agent appointed by the Company as contemplated by the Indenture (the "Paying Agent"), unless previously deposited, an amount equal to the Change of Control Payment or TNS/TTC Put Option Payment, as the case may be, in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment or TNS/TTC Put Option Payment, as the case may be, for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer or TNS/TTC Put Option Offer, as the case may be, on or as soon as practicable after the Change of Control Payment Date or the TNS/TTC Put Option Payment Date, as the case may be.

     Except as described above with respect to a Change of Control or a TNS/TTC Transaction, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     Due to the leveraged structure of the Company and the effective subordination of the Notes to secured Indebtedness of the Company and of the Company's Subsidiaries, the Company may not have sufficient funds available to purchase the Notes tendered in response to a Change of Control Offer. In addition, agreements relating to Indebtedness of the Company or the Company's Subsidiaries may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment.

     The Company will not be required to make a Change of Control Offer or TNS/TTC Put Option Offer, as the case may be, upon a Change of Control or a TNS/TTC Transaction if a third party makes the Change of Control Offer or TNS/TTC Put Option Offer, as the case may be, in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer or TNS/TTC Put Option Offer, as the case may be, made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or TNS/TTC Put Option Offer, as the case may be.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Subsidiary is in the form of Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (b) any notes or other obligations received by the Company or such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into Cash Equivalents (to the extent of the cash received) shall be deemed to be Cash Equivalents for purposes of this provision.

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Subsidiary may apply such Net Proceeds (i) to permanently reduce borrowings under the Bank Credit Facility (and to correspondingly reduce commitments with respect thereto) or (ii) to make capital expenditures or acquire long-term assets in the same line of business as the Company was engaged immediately prior to such Asset Sale or, in the case of a sale of accounts receivable in connection with any accounts receivable financing, for working capital purposes. Pending the final application of any such Net Proceeds, the Company may temporarily reduce senior indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $2.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount at maturity of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon and if such purchase occurs after July 31, 2001, accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Accreted Value of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes (subject to the restrictions of the Indenture). If the Accreted Value of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Limitations on Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled mandatory sinking fund payment date or final maturity date, any Indebtedness that is subordinated to the Notes or any Guarantee; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter measurement period, have been permitted by virtue of the Company's Consolidated Leverage Ratio, to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the covenant described below under the caption "--Limitations on Incurrence of Indebtedness"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii),
     (iii) and (iv) of the next succeeding paragraph), is less than the sum of
     (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company as capital contributions or from the issue or sale since the Issue Date of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than (A) Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company,(B) Disqualified Stock or debt securities that have been converted into Disqualified Stock and (C) any such net cash proceeds utilized as the basis to incur Indebtedness under clause (viii) of the covenant "-- Limitations on Incurrence of Indebtedness"), plus (3) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investments (but, in either case, only to the extent not included in subclause (1) of this clause (c)).

     The foregoing provisions will not prohibit: (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) of the preceding paragraph; (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement, stock option or similar employee incentive arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period; and provided, further, that such repurchase, redemption or other acquisition or retirement may not include any Equity Interests owned, directly or indirectly, by the Principals; and (v) any dividend or distribution in the form of all of the capital stock of TNS or TTC or all or substantially all of the assets comprising TNS's ATM Network or TTC's business, provided that no assets of the Company or any of its other Subsidiaries shall have been or will be transferred or licensed to the Subsidiary being divested by the Company other than on an arm's-length basis and in the ordinary course and provided, further, that concurrently with the consummation of such transaction (i) the Company deposits with the Trustee sufficient monies to redeem in full the Notes and concurrently therewith redeems the Notes as set forth under "-- Optional Redemption" or if the Company has prior to such transaction given holders of the Notes the right to put the Notes to the Company concurrently with the consummation of such transaction, then the Company will only be obligated to deposit with the Trustee sufficient monies to redeem in full those Notes as to which Holders have demanded redemption and (ii) the Company delivers to the Trustee a solvency opinion (from a nationally recognized investment bank with expertise in giving solvency opinions), dated the date of the consummation of such transaction and stating that after giving effect to the redemption of the Notes as described above the Company will be solvent, provided, that any such dividend or distribution shall nonetheless be treated as a Restricted Payment for all other purposes including without limitation under clause (c).

     The amount of all Restricted Payments other than cash shall be the fair market value (evidenced by an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment in excess of $2.5 million shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an unaffiliated accounting, appraisal or investment banking firm of national standing. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

LIMITATIONS ON INCURRENCE OF INDEBTEDNESS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, the Company and any Guarantor may incur Indebtedness (including Acquired Debt) if the Consolidated Leverage Ratio is less than or equal to 5.50 to 1.00.

     The foregoing provisions will not apply to:

          (i) the incurrence by the Company and the Guarantors of Indebtedness pursuant to the Bank Credit Facility in an aggregate principal amount not to exceed 80% percent of the Company's receivables that are less than 60 days past due at any one time outstanding less any Net Proceeds of Asset Sales applied to permanently reduce the Bank Credit Facility pursuant to the provisions of the Indenture described under "Repurchase at the Option of Holders -- Asset Sales;"

          (ii) the incurrence by the Company and its Subsidiaries of Existing Indebtedness;

          (iii) the incurrence by the Company and its Subsidiaries of Indebtedness represented by the Notes, the Guarantees, the Exchange Notes and the Guarantees thereunder, and the Indenture;

          (iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness (A) represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for

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

     the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary or (B) in connection with the acquisition of assets or a new Subsidiary; provided, that the aggregate principal amount (or accreted value, as applicable) of Indebtedness incurred pursuant to clause (A) and (B) of this clause (iv), together with any other outstanding Indebtedness incurred pursuant to this clause (iv), does not exceed $10 million at any one time outstanding;

          (v) the incurrence of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Wholly Owned Subsidiary of the Company, shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

          (vi) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the Indenture to be incurred (other than Indebtedness incurred under clause (i) above);

          (vii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate indebtedness that is permitted by the terms of the Indenture to be outstanding; and

          (viii) the incurrence by the Company of Indebtedness (other than secured Acquired Debt) in an aggregate principal amount not to exceed 1.0 times the sum of the net cash proceeds received by the Company after the date of the Indenture (other than in respect of Disqualified Stock) in connection with any Public Offerings; provided that such Indebtedness (i) does not mature prior to the maturity of the Notes , (ii) has a Weighted Average Life to Maturity greater than the Notes, and (iii) is made expressly subordinated to the Notes.

LIMITATIONS ON LIENS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are directly secured equally and ratably with the obligation or liability secured by such Lien and except Permitted Liens.

LIMITATIONS ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its (1) Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Indenture, the Notes and the Guarantees, (c) applicable law,
(d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred by the terms of the Indenture, (e) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of
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

business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (g) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive taken as a whole than those contained in the agreements governing the Indebtedness being refinanced.

LIMITATIONS ON MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity, unless (i) the Company is the surviving entity or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Guarantees and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (b) at the time of such transaction and immediately after giving effect to such transaction, would be able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Limitations on Incurrence of Indebtedness." The Company will not be obligated to comply with provisions of this covenant in connection with a TNS/TTC Transaction so long as concurrently with the consummation of such transaction (i) the Company deposits with the Trustee sufficient monies to redeem in full the Notes and concurrently therewith redeems the Notes as set forth under "-- Optional Redemption" or if the Company has prior to such transaction given holders of the Notes the right to put the Notes to the Company concurrently with the consummation of such transaction, then the Company will only be obligated to deposit with the Trustee sufficient monies to redeem in full those Notes as to which Holders have demanded redemption and (ii) the Company delivers to the Trustee a solvency opinion (from a nationally recognized investment bank with expertise in giving solvency opinions) dated the date of the consummation of such transaction and stating that after giving effect to the redemption of the Notes as described above the Company will be solvent.

LIMITATIONS ON TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction (as determined in good faith by the Board of Directors) with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an unaffiliated accounting,
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

appraisal or investment banking firm of national standing. Notwithstanding the foregoing, transactions between or among the Company and its Subsidiaries and Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described under the caption "Restricted Payments," in each case shall not be deemed Affiliate Transactions.

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF SUBSIDIARIES

     The Indenture provides that the Company (i) will not, and will not permit any of its Subsidiaries to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale or other disposition is of all of the Capital Stock of such Subsidiary owned by the Company and its Subsidiaries and (b) such transaction is conducted in accordance with the covenant described above under the caption
"-- Asset Sales" and (ii) will not permit any Subsidiary of the Company to issue any of its Equity Interests (other than, if required by law, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company. The Company will not be obligated to comply with the provisions of this covenant in connection with the sale, assignment, transfer, lease, conveyance or other disposition of up to 50% of the capital stock of TNS provided that no assets of the Company or any of its other Subsidiaries shall have been or will be transferred or licensed to TNS other than on an arm's-length basis and in the ordinary course and immediately after giving effect to such transaction and any Restricted Payment made from the Net Proceeds of such transaction (assuming for purposes of such definition that such transaction was an Asset Sale) the Notes are rated investment grade by Moody's or Standard & Poor's and the Company otherwise complies with the covenant "-- Asset Sales."

BUSINESS ACTIVITIES

     The Indenture provides that the Company may not, directly or indirectly, engage in any business other than the Telecommunications Business.

PAYMENTS FOR CONSENT

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries or Affiliates to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to an amendment in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and
(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to the Notes; (ii) default in payment when due of the principal of or premium on the Notes; (iii) failure by the Company or a Guarantor, if applicable, to comply with the provisions described under the captions "-- Change of Control," "-- Asset Sales," "-- Limitations on Restricted Payments," "-- Limitations on Issuances and Sales of Capital Stock of Subsidiaries," or "Limitations on Merger, Consolidation or Sale of Assets;" (iv) failure by the Company or a Guarantor, if applicable, for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay the principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in respect of such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $2.0 million and either (a) any creditor commences enforcement proceedings upon any such judgment or (b) such judgments are not paid, discharged or stayed for a period of 60 days; (vii) any of the Guarantees of the Guarantors ceases to be in full force and effect or any of such Guarantees is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid or any Guarantor, or any Person acting on behalf of a Guarantor, denies such Guarantor's liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture); and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare the Notes to be due and payable immediately. Upon such declaration, the principal of (or, if prior to July 31, 2001, the Accreted Value of), and Liquidated Damages and accrued and unpaid interest on the Notes, if any, shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Subsidiary of the Company, the foregoing amount shall ipso facto become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or the Guarantors with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to July 31, 2004 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or the Guarantors with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal amount (or on or prior to July 31, 2001 the Accreted Value) of or premium, interest or Liquidated Damages, if any, on the Notes.
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

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary (other than the Company and its Subsidiaries), as such, shall have any liability for any Obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on the Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes and the Guarantees in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount at maturity of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"),
(iii) reduce the rate of or change the time for payment of interest or Liquidated Damages on any Note, or change or have the effect of changing the definition of Accreted Value, (iv) waive a Default or Event of Default in the payment of principal or Accreted Value of or premium, interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount at maturity of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal or Accreted Value of or premium, interest or Liquidated Damages, if any, on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture, or (ix) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's and the Guarantors' obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the

Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount at maturity of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to TeleHub Communications Corporation, 1375 Tri-State Parkway, Suite 250, Gurnee, Illinois 60031; attention: Richard Harmon, Chief Financial Officer.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means as of any date of determination prior to July 31, 2001, an amount per $1,000 principal amount at maturity of any Note that is equal to the sum of (a) the initial offering price of such Note and (b) the portion of the excess of the principal amount at maturity of such Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 13 7/8% per annum on the initial offering price of such Note, compounded semi-annually on each January 31 and July 31 from the Issue Date through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback), other than sales of inventory in the ordinary course of business

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

consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "Certain Covenants -- Limitations on Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Limitations on Restricted Payments" and
(iii) a TNS/TTC Transaction will not be deemed to be an Asset Sale.

     "Bank Credit Facility" means (i) one or more revolving credit facilities entered into by the Company and/or its Subsidiaries, (ii) each instrument pursuant to which the Obligations under the agreement described in clause (i) above are amended, deferred, extended, renewed, replaced, refunded or refinanced, in whole or in part, and (iii) each instrument now or hereafter evidencing, governing, guaranteeing or securing any Indebtedness under any agreements described in clause (i) or (ii) above, in each case, as modified, amended, restated or supplemented from time to time.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.


     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million, and whose short-term debt has a rating at the time of any such investment of at least "A-1" or the equivalent thereof by Standard & Poor's or at least "P-1" or the equivalent thereof by Moody's, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's or Standard'& Poor's and in each case maturing within one year after the date of acquisition and (vi) securities that are registered under the Securities Act and are sold within forty-five (45) days of any acquisition by the Company or any of its Subsidiary for cash (to the extent of the cash received by the Company or such Subsidiary net of all transaction costs and taxes).


     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) other than the Principals, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (as defined above), other than the Principals, becomes the "beneficial owner" (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more of the voting power of the voting stock of the Company than at that time is beneficially owned by the Principals, (iv) after the consummation of any Public Offering, any person or group (as defined above), other than the Principals, becomes the "beneficial owner" of 35% or more of the voting power of the voting stock of the Company; or (v) the first day on which more than a majority of the members of the board of directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred. "Change of Control" shall not mean a TNS/TTC Transaction.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication, to the extent deducted in computing Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation and without duplication, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended, directly or indirectly, to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Consolidated Debt" means, with respect to any Person as of any date of determination, the sum, without duplication of (i) the total amount of Debt of such Person and its Subsidiaries, plus (ii) the total amount of Debt of any other Person, to the extent that such Debt has been guaranteed by the referent Person or one or more of its Subsidiaries, plus (iii) the aggregate liquidation value of all preferred stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Debt of the Company as of such date to (b) two times the Consolidated Cash Flow of the Company for the two most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available but in no event ending more than 135 days prior to the date of such determination (the "Measurement Period"), determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Subsidiaries from the beginning of such two-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such two-quarter period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the two-quarter Measurement Period or subsequent to such Measurement Period and on or prior to the date of calculation (the "Calculation Date") shall be deemed to have occurred on the first day of the two-quarter Measurement Period and Consolidated Cash Flow for such Measurement Period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, (iii) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an incurrence of Indebtedness, the amount of Indebtedness outstanding at the end of the Measurement Period shall be calculated after giving effect on a pro forma basis to the incurrence of such Indebtedness as if such

Indebtedness had been outstanding as of the end of the Measurement Period and to the discharge of any other Indebtedness to the extent it was outstanding as of the end of the Measurement Period and is to be repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such Indebtedness had been discharged as of the end of the Measurement Period, and
(iv) if the Company or any Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of the Measurement Period or if any Indebtedness that was outstanding as of the end of the Measurement Period is to be repaid, repurchase, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio, the aggregate amount of Indebtedness outstanding as of the end of the Measurement Period shall be calculated on a pro forma basis as if such discharge had occurred as of the end of the Measurement Period and the Consolidated Cash Flow shall be calculated as if the Company or such Subsidiary had not earned the interest income, if any, actually earned during the period of the most recent two consecutive fiscal quarters for which financial statements have been made publicly available but in no event ending more than 135 days prior to the date of such determination in respect of cash or Cash Equivalents (excluding clause (vi) thereof) used to repay, repurchase, defease or otherwise discharge such Indebtedness.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common equity holders of such Person and without duplication its Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (a) all write-ups (other than write-ups resulting from foreign currency transactions and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (b) all Investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the board of directors of the Company who (i) was a member of the board of directors on the date of the Indenture or (ii) was nominated for election to the board of directors with the approval of at least a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

     "Debt" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing the balance deferred and unpaid of the purchase price of any property or representing Hedging Obligations.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantors" means any Subsidiary that executes a Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest and currency rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates (except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof).

     "Indebtedness" means, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) in which case the amount of such Indebtedness shall be deemed to be the lesser of (a) the amount of such Indebtedness and (b) the fair market value of the asset that secures such Indebtedness, (iii) Disqualified Stock of such Person, (iv) preferred stock of any Subsidiary of such Person (other than Preferred Stock held by such Person or any of its Subsidiaries) and (v) to the extent not otherwise included, the guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be
(i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30'days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of

Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company or any of its Subsidiaries for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the covenant described above under the caption "-- Limitations on Restricted Payments."

     "Issue Date" means the date of first issuance of the Notes under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

     "Make-Whole Premium" means, with respect to a Note, an amount equal to the excess of (a) the present value of the remaining interest, Liquidated Damages, if any, and principal payments due on such Note as if such Note was redeemed on July 31, 2002, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (b) the outstanding Accreted Value of such Note as of the date of determination. "Treasury Rate" is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519)), which has become publicly available at least two Business Days prior to the date fixed for prepayment (of, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life of the Notes for which a Make-Whole Premium is being calculated; provided, however, that if the average life of such Notes is not equal to the constant maturity of the applicable United States Treasury securities for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, any taxes paid or payable by the Company or any of its Subsidiaries as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (i) any Investment in the Company or in a Wholly Owned Subsidiary of the Company; (ii) any Investment in Cash Equivalents;
(iii) any Investment by the Company or any of its Subsidiaries in a Person if, as a result of such Investment, (a) such Person becomes a Wholly Owned Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company; (iv) any Investment existing on the date of the Indenture; (v) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales," and (vi) other Investments in any Person (other than an Affiliate that is not Subsidiary or a Person that is controlled by an Affiliate that is not a Subsidiary) engaged in a line of business that is similar, complementary or ancillary to the business of the Company on the Issue Date, when taken together with all other Investments made pursuant to this clause (vi) that are at the time outstanding, not to exceed $3.0 million.

     "Permitted Liens" means (i) Liens securing the Bank Credit Facility; (ii) Liens in favor of the Company or any of its Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any such Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by the Company or any of its Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness permitted by clause (iv)(A) (including Capital Lease Obligations) of the second paragraph of the covenant entitled "Incurrence of Indebtedness" covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture excluding Liens on Indebtedness to be repaid with the proceeds of the Offering; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of the Company or any of its Subsidiaries with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or any such Subsidiary; (x) renewals or refundings of any Liens referred to in clauses (iii) through (ix) above provided that any such renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being renewed or refinanced; (xi) any Lien consisting of a deposit or pledge made in the ordinary course of business in connection with, or to secure payment of, obligations under worker's compensation, unemployment insurance or similar legislation; and
(xii) any Lien constituting a renewal, extension or replacement of a Lien constituting a Permitted Lien, but only if (1) at the time such Lien is granted and immediately after giving effect thereto, no Default would exist, (2) such Lien is limited to all or a part of the property or asset that was subject to the Lien so renewed, extended or replaced and to fixed improvements thereafter erected on such property or asset, (3) the principal amount of the obligations secured by such Lien does not exceed the principal amount of the obligation secured by the Lien so renewed, extended or replaced, (4) the obligations secured by such Lien bear interest at a rate per annum no exceeding the rate borne by the obligations secured by the Lien so renewed, extended or replaced except for any increase that is commercially reasonably at the time of such increase and (5) the principal amount of the obligations has a final maturity date of, and has a

Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the obligation secured by the Lien so renewed, extended or replaced.

     "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any such Subsidiary; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred only by the Company or the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Principals" mean William W. Becker or Donald H. Sledge, their lineal descendants and any trust, corporation, partnership, association, limited liability company or other entity in which William W. Becker or Donald H. Sledge and/or their lineal descendants hold at least 80% of the total, combined outstanding voting power or similar controlling interest.

     "Public Offering" means an underwritten primary public offering of common stock (other than Disqualified Stock) of the Company registered under the Securities Act (other than a public offering registered on Form S-8 under the Securities Act).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Standard & Poor's" means Standard and Poor's, a division of The McGraw-Hill Companies, and its successors.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person and/or one or more Subsidiaries of such Person (or any combination thereof).

     "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business, or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i) or
(ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of the Company.

     "TNS" means TeleHub Network Services Corporation, an Illinois corporation, substantially all of the assets of which include an ATM Network.

     "TNS/TTC Transaction" means (i) a sale, assignment, transfer, lease, conveyance or other disposition of all of the capital stock of TNS or all or substantially all of the assets comprising TNS's ATM Network, and/or

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

(ii) a sale, assignment, transfer, lease, conveyance or other disposition of all of the capital stock of TTC or all or substantially all of the assets comprising TTC's business; provided that no assets of the Company or any or its Subsidiaries shall have been or will be transferred or licensed to the Subsidiary or business being divested by the Company other than on an arm's length basis and in the ordinary course.

     "TTC" means TeleHub Telecommunications Corporation, a Nevada corporation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and one or more Wholly Owned Subsidiaries of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

     The New Notes initially will be issued in the form of one or more global notes (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder"). Notes transferred subsequent to the consummation of the Offering to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7)) who are not "qualified institutional buyers" (as defined in Rule 144A) will be represented by an interest in one or more permanent global Units in definitive, fully registered form without interest coupons (each an "Accredited Investor Global Unit" and together with the Regulation S Global Unit and the Restricted Global Unit, the "Global Units") and will be deposited with the Trustee as custodian for, and registered in the name of, Cede & Co., as nominee for the DTC. Transfers of beneficial interests in Global Notes will be subject to the applicable rules and procedures of the DTC and its direct or indirect participants which may change from time to time. Except as set forth below regarding "Certificated Securities," owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Securities (as defined below).

     The DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the DTC only through the DTC's Participants or the DTC's Indirect Participants.

     The Company expects that pursuant to procedures established by the DTC (i) upon deposit of the Global Notes the DTC will credit the accounts of holders of New Notes with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the DTC (with respect to the interests of the DTC's Participants), the DTC's Participants and the DTC's Indirect Participants (with respect to other owners of beneficial interest in the Global Notes). Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

     So long as the Global Note Holder is the registered owner of any Notes, the Global Security Holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial

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

owners of any Notes evidenced by the Global Notes under the Indenture will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the DTC or for maintaining, supervising or reviewing any records of the DTC relating to the Notes.

     Payments in respect of the Accreted Value or principal of, and premium, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Security Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the DTC. Payments by the DTC's Participants and the DTC's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the DTC's Participants or the DTC's Indirect Participants.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the trustee, exchange such beneficial interest for Notes in registered form without interest coupons ("Certificated Securities"). Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Notes, Certificated Securities will be issued to each person that the Global Note Holder and the DTC identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the DTC in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture will require that payments in respect of the Notes represented by the Global Securities (including principal or Accreted Value and premium, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Security Holder. With respect to Certificated Securities, the Company will make all payments of principal or Accreted Value and premium, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Notes represented by the Global Securities are expected to trade in the DTC's Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will therefore be required by the DTC to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 12,703,037 shares were outstanding on September 30, 1998, and 100,000,000 shares of preferred stock, of which 4,000,000 shares were designated as Series A Convertible Preferred Stock (the "Preferred Stock") and

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

3,500,000 shares were outstanding on September 30, 1998. As of September 30, 1998, the Company had issued warrants initially entitling the holders thereof to purchase 7,412,649 shares of Common Stock.

COMMON STOCK

     12,703,037 shares of Common Stock were outstanding as of September 30, 1998. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as the Board may declare out of funds legally available therefor. The Company, however, intends to retain its earnings, if any, to finance the development and expansion of its business and, therefore, does not anticipate paying any dividends in the foreseeable future. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts, other liabilities and payments to the holders of preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     The Company is authorized to issue up to 100,000,000 shares of preferred stock, with respect to which the Board shall have the authority, without further action by the shareholders, to issue in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders would receive dividends or payments upon liquidation. The issuance of preferred stock could be utilized, under certain circumstances, as a method of discouraging, deferring or preventing a change in control of the Company.

SERIES A CONVERTIBLE PREFERRED STOCK

     There are 3,500,000 shares of Preferred Stock currently issued and outstanding, which represented approximately 21.7% of the voting power of the Company's outstanding capital stock. Each share of Preferred Stock may be converted into one share of Common Stock at any time. The Preferred Stock outstanding after the completion of an initial public offering will automatically convert into Common Stock on a one-for-one basis. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the shareholders. Each share of Preferred Stock has one vote, but does not have cumulative voting rights. The Preferred Stock has a $5.00 per share liquidation preference over the Common Stock and any junior class of capital stock.

WARRANTS

     The Company authorized and issued warrants to purchase an aggregate of 2,625,000 shares of Common Stock with an exercise price of $7.50 per share in the Spring 1997 Offering and Fall 1997 Offering, which are exercisable from the first to the third anniversary of their issuance date. As of September 30, 1998, the Board had separately authorized and issued warrants to purchase an additional 2,704,917 shares of Common Stock to directors, vendors, placement agents and service providers ("Vendor Warrants"). These Vendor Warrants have exercise prices ranging from $5.50 to $14.58, and have terms ranging from three to ten years. In the Initial Note Offering, the Company issued warrants ("Summer 1998 Warrants") to purchase an aggregate of 2,082,732 shares of Common Stock for a nominal exercise price, which are exercisable until July 31, 2005. In addition, the Summer 1998 Warrants are exercisable for an aggregate of 1,084,756 additional shares of Common Stock under certain circumstances.

     Warrants do not confer upon the holder any voting rights, preemptive rights or any other rights as a Company shareholder.

STOCK OPTIONS


     As of September 30, 1998, the Company had reserved a total of 4,600,000 shares of Common Stock for issuance under the Plan and has awarded options to purchase a total of 3,665,878 shares of Common Stock.

The exercise price of these options range from $5.00 to $14.58, and have terms of ten years. The Plan and the option agreements impose limits on transferability and exercise.


MANAGEMENT INCENTIVE PLAN


     The Board directed the Compensation Committee to develop a Management Incentive Plan that provides stock option awards to senior Company management. If the Company achieves specified market valuations based upon the value of its common stock from June 2, 1998 to June 2, 2000, then eligible participants may receive stock options exercisable at $14.58 per share (the estimated fair market value of the Company's Common Stock on June 2, 1998). The aggregate number of stock options that may be awarded under this management incentive plan increases from approximately 500,000 shares if the Company's Common Stock value is $20.00 per share to a maximum of approximately two million shares if the Company's Common Stock value increases to $60.00 per share.


TRANSFER RESTRICTIONS

     The Company's securities are "restricted securities." Accordingly, they may not be transferred or resold except pursuant to registration or qualification under federal and state securities law or exemption from registration thereunder. Holders should consult legal counsel before offering, reselling pledging or transferring these securities.

REGISTRATION RIGHTS

     In connection with the Spring 1997 Offering and Fall 1997 Offering, the Company agreed to file a registration statement under the Securities Act with respect to the resale of the shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the associated warrants (including the warrant issued to the Placement Agent) within 90 days after the completion of an initial public offering of the Company's Common Stock and to use all commercially reasonable efforts to complete that registration.

     Shares of Common Stock issuable upon exercise of Vendor Warrants have "piggy-back" registration rights.

     In the Initial Note Offering, the Company agreed to file a registration statement to register the resale of the common stock underlying the Summer 1998 Warrants, upon demand by one-quarter of the warrant holders given 180 days after the Company's initial public offering or July 31, 1999, whichever is earlier.

SPECIAL PROVISIONS OF THE COMPANY'S ARTICLES, BYLAWS AND NEVADA CORPORATE LAW

     The Company believes that its ultimate success will depend upon adherence to its long-range business plan. Moreover, implementation of the Company's long-term business strategies will require experienced and stable management. Accordingly, the Company's Articles and Bylaws attempt to provide continuity for the Board and to assure that proposals are consistent with the Company's long-term interests.

  Board of Directors

     To promote continuity, stability and experience of the Board, the Company has a classified Board whereby the directors serve staggered three-year terms. Shareholders must submit nominations for directorships in advance to the Board. Shareholders do not have cumulative voting rights in the election of directors and, as a result, holders of a majority of the Company's voting stock at any election of directors may elect all of the directors standing for election at that meeting. Only the Board (not the shareholders) can change the number of directors or fill vacant directorships. Changing the size of the Board by more than two directorships per fiscal year requires unanimous Board approval. Directors may only be removed for cause and upon the affirmative vote of two-thirds of the Company's holders of capital stock entitled to vote.

     The Company believes that these provisions permit directors to develop expertise and provide continuity on the Board, thereby permitting the Company to formulate and implement long-term objectives. However, in the event of a change in control, these provisions would enable incumbent directors to retain their positions for up to two years because at least two annual shareholders' meetings would be necessary to effectuate a change in the majority of the Board given its current size. Such potential delay may discourage, delay or prevent a change in control of the management of the Company.

  Stockholder Meetings and Voting

     The Articles and Bylaws establish procedures concerning stockholder meetings, submission of proposals to shareholders, nominations to the Board and voting. These procedures allow the Board to organize these activities in an orderly fashion but may restrict shareholders' ability to challenge the Board.

     Only the Chairman, Vice Chairman, CEO or COO can call a stockholders meeting and stockholders may not act by written consent after the Company becomes subject to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Matters presented for stockholder approval are classified as either ordinary resolutions or special resolutions; approval of ordinary resolutions require that affirmative votes exceed negative votes, while approval of special resolutions requires the affirmative vote of two-thirds (unless a higher amount is specified in the Articles and Bylaws) of the voting power entitled to vote. Special resolutions include removal of Directors for cause and proposals lacking Board recommendation.

     The Articles and Bylaws also require that stockholders submit nominations for the Board and proposals to be submitted for stockholder approval in advance. The Bylaws also specify the form and timing of shareholder nominations for the Board. The Articles and Bylaws require that stockholders submit any proposal, including amendments to the Articles and Bylaws first to the Board for its recommendation and in accordance with the form and timing specified. If the Board adopts a resolution expressly recommending the proposal, then the proposal will be deemed an ordinary resolution, otherwise the proposal will be designated as a special resolution requiring an affirmative vote of two-thirds of the Company's shares entitled to vote. The Company believes these procedures appropriately permit the Board to determine whether proposals are consistent with the Company's business plan and require a clear shareholder mandate to overrule the Board's business judgment.

  Nevada Corporate Law

     Under the Nevada Act, prior board approval is required for combinations with interested shareholders and for acquisition of a controlling interest. These provisions may discriminate against existing or prospective shareholders that own a substantial amount of securities or may prevent change of control of the Company.

     Nevada Act sections 78.411-.444 generally require Board approval of business combinations between interested shareholders (generally, owners of more than 10% of the outstanding voting shares) and the Company. Business combinations include mergers, acquisitions, sales of assets, issuance of more than 5% of the Company's stock, liquidation or dissolution, recapitalization, or other activities. During the three years after a person acquired a 10% interest in the Company thus becoming an interested shareholder, the Board must approve all business combinations with that interested shareholder; after three years, either the Board or the majority of the disinterested shareholders must approve all business combinations.

     Nevada Act sections 78.378-.3792 require that any person seeking to acquire a "controlling interest" in the Company obtain shareholder approval of that acquisition before obtaining any voting rights in the "control shares." The Bylaws provide that the Company will become subject to these requirements when it becomes subject to the reporting requirements of the Exchange Act. In addition, the Bylaws provide that the acquiring person must deliver a statement to the Board, which reviews the statement and decides whether to accord voting rights to the acquiring person. If the Board does not approve the proposed acquisition, the disinterested shareholders by special resolution, may confer voting rights on the acquiring person's shares. The Bylaws specify procedures governing this process. The Nevada Act establishes three different levels of "controlling interest": 1/5 to 1/3; 1/3 to 1/2; over 1/2 voting power. Thus, both initial acquisition of substantial ownership and subsequent increases in ownership will be subject to approval process.

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

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles contain provisions eliminating the personal liability of Company directors and officers for damages for breach of fiduciary duty. These provisions, however, do not limit liability for acts or omissions involving intentional misconduct, fraud, a knowing violation of the law, or illegal payment of distributions. These provisions offer persons serving as Company directors or officers protection against monetary damage awards for breach of fiduciary duty and thereby reduce the ability of Company shareholders to prosecute actions against a director or officer based on such breach. Nonetheless, equitable remedies, such as an injunction or rescission, may still be available. Furthermore, the SEC has taken the position that these limitations do not affect claims arising under federal securities laws.

     Subject to certain limited exceptions, the Articles and the Nevada Act also provide for mandatory indemnification by the Company of any of the Company's directors, officers or agents who is involved in any legal proceeding arising from such person's actions or inactions as a director, officer or agent. Such indemnification includes reimbursement of expenses incurred by such person in advance of such legal proceeding.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following general discussion summarizes material U.S. federal income tax aspects of the exchange of Old Notes for New Notes. This discussion is based upon the Internal Revenue Code ("Code"), as amended, applicable existing Treasury regulations, judicial authority, current administrative rulings and pronouncements of the Internal Revenue Service ("IRS") and facts concerning the Company described in this Prospectus. There can be no assurance that the IRS will concur with this discussion and the Company will not obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of investing in the Notes. Future legislative, judicial or administrative changes or interpretations could alter the tax consequences identified in this discussion. Any such changes or interpretations might be retroactive and therefore affect the tax consequences of this investment.

     This discussion pertains only to U.S. Holders, which means (i) citizens or residents (within the meaning of Section 7701 (b) of the Code) of the U.S., (ii) corporations, partnerships or other entities created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) estates the income of which is subject to U.S. federal income taxation regardless of its source, (iv) in general, trusts subject to the primary supervision of a court within the U.S. and to the control of a U.S. person as described in Section 7701(a)(30) of the Code, and (v) any other person whose income or gain is effectively connected with the conduct of a U.S. trade or business. Also, certain types of investors (such as dealers in securities, banks, insurance companies, financial institutions, tax-exempt organizations, and persons holding Notes as part of a hedging or conversion transaction or straddle or persons deemed to sell Notes under the constructive sale provisions of the Code) may be subject to special rules. This discussion assumes that the Notes are held (or would be held if acquired) as capital assets within the meaning of Section 1221 of the Code. This discussion does not address tax considerations applicable to subsequent purchasers. Particular Holders may incur other U.S. federal income tax consequences resulting from their personal investment or tax circumstances (for example, persons subject to the Code's alternative minimum tax provisions). The discussion also does not address any aspect of state, local or foreign law.

     PROSPECTIVE HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE SPECIFIC TAX CONSEQUENCES TO THEM (INCLUDING THE TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS) RESULTING FROM THE EXCHANGE OFFER, OR FROM PURCHASING, HOLDING AND TRANSFERRING THE NOTES.

EXCHANGE OFFER

     Under certain circumstances, modification of debt instruments may constitute a taxable exchange of the existing debt instrument for a new debt instrument. Since the terms of the New Notes do not significantly modify the terms of the Old Notes, IRS regulations should treat each New Note as a continuation of the corresponding Old Note. Consequently, the issuance of the New Note will be disregard for federal income tax purposes, and a holder exchanging an Old Note for a New Note (as well as a non-exchanging holder) will not recognize any gain or loss as a result of the Exchange (or the Exchange Offer).

STATED INTEREST

     Interest earned on a New Note must be recognized as income for federal income tax purposes in accordance with the holder's method of tax accounting. Holders using the accrual method of accounting for tax purposes generally must include interest in ordinary income as such interest accrues, while holders using a cash basis must include interest income when the holder receives the cash payments.

ORIGINAL ISSUE DISCOUNT

     For debt instruments such as the Notes, the amount by which the debt instrument's "stated redemption price at maturity" exceeds its "original issue price" is called the Original Issue Discount ("OID"). The OID generally is treated as ordinary interest income that accrues at a constant yield to maturity (i.e., every year the holder recognizes a portion of the OID as income so that by maturity the holder has recognized the entire amount of the OID). Since the OID is only received when the debt instrument is redeemed, holders recognize OID income before receiving the OID. Moreover, the holder must pay federal income taxes on this imputed OID income as it accrues. Since interest on the Notes accretes until July 2001, the Notes were issued with OID. Consequently, each Holder will annually recognize OID income, include any OID income in the Holder's taxable gross income and pay taxes on the OID income before receiving any cash from such imputed OID income. The Company annually will furnish the IRS and record Note holders with information concerning OID accruing during a calendar year, based upon the Notes' adjusted issue price as though the Holder were the original Note holder.

     The amount of OID that accrues for any semi-annual accrual period equals the Note's "adjusted issue price" at the start of the accrual period multiplied by the Note's "yield to maturity". OID that accrues during any accrual period must be allocated ratably among the days in the accrual period. For each day in a taxable year in which it holds a Note, a Holder must recognize the daily allocation of OID as income. The "adjusted issue price" at the start of any accrual period equals the Note's "original issue price" increased by the accrued OID for all previous accrual periods and reduced by all cash paid (excluding "qualified stated interest") in prior accrual periods; the "yield to maturity" of a Note is the discount rate that, when applied to all payments due under the Note, produces a present value equal to the Note's original issue price; the "stated redemption price at maturity" is the sum of the Note's principal amount plus all payments except for "qualified stated interest" payments; "qualified stated interest" is stated interest that is unconditionally payable at least annually at a single fixed rate in either cash or property (excluding other Company debt instruments).

     The tax basis of a Note in the hands of each Holder will be increased by the amount of any OID that is included in Holder's gross income and will be reduced by the amount of any cash payments on the Note (other than qualified stated interest) whether such payments are denominated as principal or interest.

     If a bankruptcy proceeding is commenced by or against the Company after the issuance of the Notes, claims by Holders of Notes may be limited to an amount equal to the sum of (i) the Notes' initial offering price and (ii) that portion of the OID that the Holder had amortized as of the bankruptcy filing. The IRS has taken the position that a holder of an OID obligation must continue to accrue OID even if there is no prospect of payment of the obligation. However, the Holder may be able to offset such OID by accrual by claiming a deduction for such accrual as part of a claim for total or partial worthlessness of the obligation under sec.166 of the Code.

SALE, EXCHANGE, OR REDEMPTION OF A NOTE

     Upon the sale, exchange (other than the Exchange Offer) or redemption of a Note, a holder will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of property received (other than amounts received attributable to interest not previously taken into account, which amount will be treated as interest received), and (ii) the holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the Note to the holder, increased by the amount of any OID previously included in income by the holder with respect to the Note and reduced by any payments previously received by the holder with respect to the Note, other than qualified stated interest payments, and by any premium amortization deductions previously claimed by the holder. Provided the Note is a capital asset in the hands of the holder and has been held for more than one year, any gain or loss recognized by the holder will generally be a long-term capital gain or loss.

BACKUP WITHHOLDING

     Under the backup withholding rules, a holder of a Note may be subject to a backup withholding at the rate of 31% on interest paid on the Note or on any other cash payment with respect to the sale or redemption of the Note, unless
(i) such holder is a corporation or comes under certain other exempt categories and when required demonstrates this fact or (ii) such holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules in the Treasury Regulations. Prospective holders of the Notes (who did not previously furnished a Form W-9 with respect to the Old Notes) will be required to complete a Form W-9 in order to provide the required information to the Company. A holder of a Note who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's federal income tax liability, provided that the required information is furnished to the IRS.

     The Company will report to the holders of the Notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on the Notes.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE, OWNERSHIP, AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes are acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date of the Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market or, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "Underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes offered hereby will be passed upon for the Company by Haligman Lottner Rubin & Fishman, P.C., Denver, Colorado. Attorneys at Haligman Lottner Rubin & Fishman, P.C., beneficially own warrants to purchase a total of 112,500 shares of Common Stock. In addition, Mr. Michael L. Glaser, a director and shareholder of Haligman Lottner Rubin & Fishman, P.C., served as the Company's corporate Secretary from January 1, 1997, to March 3, 1997.

                                    EXPERTS


     The consolidated balance sheets as of December 31, 1996 and 1997 and the consolidated statements of operations, retained earnings, and cash flows for the period from January 18, 1996 (date of inception) to December 31, 1996 and for the year ended December 31, 1997, included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph regarding certain factors raising substantial doubt about the Company's ability to continue as a going concern, of PricewaterhouseCoopers LLP (the successor firm to Coopers & Lybrand LLP), independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     The Company is not currently subject to the periodic reporting and other informational requirement of the Exchange Act. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the SEC, for so long as any of the Securities remain outstanding, it will furnish to the holders of the Securities and, if accepted by the SEC, file with the SEC (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's independent auditors and (ii) all reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods set forth in the rules and regulations of the SEC. In addition, for so long as any of the Securities remain outstanding, the Company has agreed to make available to the holders of the Securities, securities analysts, prospective purchasers of the Securities or beneficial owners of the Securities in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

     This Prospectus constitutes a part of a registration statement on Form S-4(together with all amendments thereto, the "Registration Statement") filed by the Company with the SEC under the Securities Act. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to the Company and the New Notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed by the Company with the SEC and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC: 450 Fifth Street, N.W., Washington, D.C.; 20549 New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the Registration Statement may be obtained from the SEC's Internet address at http://www.sec.gov.

     Statements made herein concerning the contents of any contract or other documents are not necessarily complete. Requests for relevant documents or other information should be submitted in writing to the Company at the Company's principal executive offices at 1375 Tri-State Parkway, Suite 250, Gurnee, Illinois 60031; telephone (800) TELEHUB; Attention: Chief Financial Officer.

                                    GLOSSARY

Ancillary Services           Options available to an enhanced service provider,
                             which support and complement the provision of enhanced services. Examples include protocol conversion and DID with third number billing inhibited.

Asynchronous Transfer Mode
  (ATM) Asynchronous Transfer Mode -- A fast cell-switched technology based on a fixed-length 53-byte cell. ATM is capable of handling voice, data, and video transmissions over the same facility.

Client                       End user computer on a network (local or Internet).

Competitive Access Provider
  (CAP) A new term coined by the FCC to describe a facilities-based local carrier (such as MFS, MCI, Metro, etc.) competing directly with the incumbent carrier. A CAP can also be referred to as a CLEC.

Competitive Local Exchange
  Carrier (CLEC)             A new term coined by the FCC to describe a
                             facilities-based local carrier (defined in 1996 FCC
                             Interconnection Order). Such carrier may also be referred to as a CAP.

DS-3 Digital service, Level 3. Equipment of 28 T-1 channels, and operating at 44.736 Mbps. Also called T-3.

End-Office                   A Central Office to which a telephone subscriber is
                             connected -- frequently referred to as a Class 5 office -- that actually delivers dial tone to the subscriber.

Incumbent LEC (ILEC)         With respect to an area, the local exchange carrier
                             that, on February 8, 1996, provided telephone exchange service in such area and on that date was deemed to be a member of the exchange carrier association or is a person or entity that, on or after February 8, 1996, became a successor or assign of a member of the foregoing. RBOCs are considered ILECs.

Independent Telephone
Company (ITC)                A telephone company not affiliated with one of the
                             former RBOCs.

Interexchange Carrier (IXC)  These are carriers providing connections between
                             Local Access and Transport Areas (LATAs) and serving areas where the calling and called customers are located in different LATAs.

Internet Protocol (IP)       Part of the TCP/IP family of protocols describing
                             software that tracks the Internet address of nodes, routes, outgoing message, and recognizes incoming messages.

InterLATA                    Telecommunications services that originate in one
                             LATA and terminate in another.

Leased Lines                 A carrier or reseller leases T3, T1, or OC-level
                             trunks for use between switching facilities. The carrier or reseller is responsible for ensuring that there is enough capacity to support the requisite traffic.

LEC Local Exchange Carrier -- any company that is engaged in the provision of local telephone exchange service or exchange access.

Network Element              A facility or the equipment used in the provision
                             of a telecommunications service. The term includes subscriber numbers, databases, signaling systems, and information sufficient for billing and collection or used in the transmission, routing, or other provision of a telecommunications service.

Number Portability           The technology that will allow a telephone number
                             to travel with a customer from place to place and, for 800 numbers, from one long distance carrier to another.

Operational Support Systems
  (OSS) Methods and procedures (generally mechanized) that directly support the daily operation of the telecommunications provider's infrastructure, e.g., order processing, equipment assignment, etc. A typical LEC will have hundreds of OSSs.

Public Switch Telephone
  Network (PSTN)             Usually refers to the worldwide voice telephone
                             network accessible to all those with telephones and access privileges (i.e., in the United States, it was formerly called Bell System Network or the AT&T long distance network).

Regional Bell Operating
  Company (RBOC)             Originally seven regional telephone companies
                             created by the divestiture of AT&T in 1984. Each company consists of two or more Bell Operating
                             Companies.

Reseller Company that uses and buys the transmission facilities and capacity of another carrier. The price at which it buys services is the wholesale rate.

Service Control Point (SCP)  Also called Signal Control Point. A remote database within the SS7 network.

Server The main computer on a network, including local area networks (LANs) and hosts on the Internet. So called because it "serves" software or information to the "client" computers on the network.

Service Provider             A carrier or other organization that provides dial
                             tone, access lines, transport, e-mail or Internet connectivity, typically for a fee.

Signaling System 7 (SS7)     An internationally standardized, general purpose
                             signaling system. It is a dedicated signaling network that is separate from the regular message network. The message network still carries the voice and/or data between the calling and called parties.

Signal Transfer Points
(STP) Highly reliable packet switches that route signaling messages between signaling end points on the network. STPs are the "signaling tandems" of the signaling network. STPs provide translation and routing functions for signaling messages received from the network.

Synchronous Optical Network
  (SONET)                    A family of fiber-optic transmission rates from
                             51.84 Mbps to 13.22 Gbps. SONET is an optical interface standard that allows internetworking of transmission products from multiple vendors.

Switchless Resellers         Like aggregators, these companies have no
                             facilities, but they assume their own identity through billing and customer care services-earning their revenues on the difference between wholesale and retail rates.

Telecommunications           The transmission between or among points specified
                             by the user, of information of the user's choosing
                             (including voice, data, image, graphics, and video) without change in the form or content of the information.

Telecommunication Carrier    Any provider of telecommunications services.

Third-Tier Carriers          Also known as switch-based resellers or carriers.
                             These companies lease networks to interconnect one or more of their own switches. Revenues vary dramatically -- from under $1 million to over $100 million annually.

Virtual Access Services
Platform (VASP(TM))          The Company's proprietary software and database
                             which provide an Advanced Intelligence Network platform front-end database integrator for billing, management and control interfacing adjuncts.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statement of Stockholders' Equity (Deficit)....  F-5
Consolidated Statements of Cash Flows.......................  F-7
Notes to Consolidated Financial Statements..................  F-8


     The following consolidated financial statements do not include separate financial statements of the Company's Subsidiaries (Telehub Network Services, Telehub Technology Corporation and Telehub Leasing Corporation) as management has determined that they would not be material to investors. This determination is based on the fact that (i) the parent Company has no operations or significant assets other than its investments in its subsidiaries, (ii) the guarantor subsidiaries are wholly owned, (iii) the subsidiaries' guarantee of the parent Company's debt are full, unconditional, joint and several, (iv) the operations of the sole non-guarantor in which the Company holds a minority interest are immaterial to the consolidated financial statements; and (v) segment information is presented in note 16 to the following consolidated financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of TeleHub Communications Corporation:

     We have audited the accompanying consolidated balance sheets of TeleHub Communications Corporation and its subsidiaries (a development stage company) (the Company) as of December 31, 1996 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from January 18, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TeleHub Communications Corporation and its subsidiaries (a development stage company) as of December 31, 1996 and December 31, 1997, and the consolidated results of their operations and their cash flows for the period from January 18, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has accumulated losses from the development of its products and services and must obtain substantial additional debt and equity financings to execute its business plan. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            Coopers & Lybrand L.L.P.

San Francisco, California
January 16, 1998

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 (INCEPTION) TO SEPTEMBER 30, 1998, IS
                                   UNAUDITED)


                                     ASSETS


                                                              DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997           1998
                                                              ------------   ------------   -------------
Current assets:
  Cash and cash equivalents.................................  $   184,936    $  9,380,320   $ 55,416,128
  Restricted cash...........................................           --       1,730,382        592,884
  Accounts receivable, net..................................           --              --      1,334,858
  Prepayments on leases.....................................           --         905,268      1,066,050
  Other assets..............................................      810,212         505,333      1,841,870
                                                              -----------    ------------   ------------
         Total current assets...............................      995,148      12,521,303     60,251,790
Property and equipment, net.................................    2,960,159      19,446,322     20,333,938
Prepayments on leases.......................................           --       1,939,054      1,260,103
Other assets................................................       73,947         351,721      5,216,971
                                                              -----------    ------------   ------------
         Total assets.......................................  $ 4,029,254    $ 34,258,400   $ 87,062,802
                                                              ===========    ============   ============
Current liabilities:
  Accounts payable..........................................  $   791,107    $  1,995,639   $  3,437,595
  Accrued liabilities.......................................        7,742       1,809,032      4,463,859
  Accounts payable, related parties.........................      179,085              --             --
  Notes payable, shareholders...............................    1,273,125              --             --
  Accrued interest..........................................       58,296              --             --
  Current portion -- capital lease obligations..............       56,347       2,028,898      2,321,949
  Current portion -- long-term debt.........................           --         238,624        269,832
  Deferred gain on sale/leaseback...........................           --           3,867         24,478
                                                              -----------    ------------   ------------
         Total current liabilities..........................    2,365,702       6,076,060     10,517,713
Payable to equipment vendor.................................    2,273,972              --             --
Deferred revenue............................................    1,350,000              --             --
Notes payable, shareholders.................................      911,243              --             --
Capital lease obligations...................................      103,760       9,655,461      8,723,028
Other long-term debt........................................           --         676,316     64,266,226
Accrued liabilities.........................................           --         449,385      1,851,062
Deferred gain on sale/leaseback.............................           --           7,733         35,750
                                                              -----------    ------------   ------------
         Total liabilities..................................    7,004,677      16,864,955     85,393,779
                                                              -----------    ------------   ------------
Commitments and contingencies (Note 6)
Stockholders' equity (deficit):
  Convertible preferred stock, $.001 par value; 100,000,000
    shares authorized; 4,000,000 shares designated as Series
    A; 3,500,000 shares issued and outstanding at December
    31, 1997 and September 30, 1998; liquidation preference
    $17,500,000.............................................           --           3,500          3,500
  Common stock, $.001 par value; 100,000,000 shares
    authorized; 10,000,000, 12,634,450, and 12,703,037
    shares issued and outstanding at December 31, 1996 and
    1997 and September 30, 1998, respectively...............       10,000          12,634         12,703
Common stock warrants.......................................           --       1,831,234     27,246,651
Additional paid-in capital..................................      991,000      38,613,919     40,100,733
Common stock committed to be issued.........................      512,250              --             --
Shareholder notes receivable................................         (500)             --             --
Note receivable -- employee.................................           --        (250,000)      (635,340)
Deficit accumulated during development stage................   (4,488,173)    (22,580,997)   (64,911,197)
Deferred compensation.......................................           --        (236,845)      (148,027)
                                                              -----------    ------------   ------------
         Total stockholders' equity (deficit)...............   (2,975,423)     17,393,445      1,669,023
                                                              -----------    ------------   ------------
         Total liabilities and stockholders' equity
           (deficit)........................................  $ 4,029,254    $ 34,258,400   $ 87,062,802
                                                              ===========    ============   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 (INCEPTION) TO SEPTEMBER 30, 1998, IS
                                   UNAUDITED)



                                JANUARY 18,                                                     JANUARY 18,
                                    1996                             NINE MONTHS ENDED              1996
                               (INCEPTION) TO    YEAR ENDED    -----------------------------   (INCEPTION) TO
                                DECEMBER 31,    DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                    1996            1997           1997            1998             1998
                               --------------   ------------   -------------   -------------   --------------
REVENUES:
  Telecommunications
     services................   $        --     $      1,280   $         --    $  1,613,368     $  1,614,648
  Licenses...................            --        2,000,000             --       3,000,000        5,000,000
  Consulting services........            --          900,000             --              --          900,000
                                -----------     ------------   ------------    ------------     ------------
                                         --        2,901,280             --       4,613,368        7,514,648
                                -----------     ------------   ------------    ------------     ------------
OPERATING EXPENSES:
  Operations.................       401,878        9,676,095      4,675,613      25,040,951       35,118,924
  General and
     administrative..........     1,616,265        4,606,776      2,566,677       5,337,888       11,560,929
  Research and development...     1,606,608        4,245,347      3,451,654       5,985,404       11,837,359
  Sales and marketing........        42,568          955,694        694,719       2,103,503        3,101,765
  Depreciation and
     amortization............        68,556          784,548        263,418       3,270,855        4,123,959
                                -----------     ------------   ------------    ------------     ------------
          Total operating
            expenses(1)......     3,735,875       20,268,460     11,652,081      41,738,601       65,742,936
                                -----------     ------------   ------------    ------------     ------------
OPERATING LOSS...............    (3,735,875)     (17,367,180)   (11,652,081)    (37,125,233)     (58,228,288)
                                -----------     ------------   ------------    ------------     ------------
OTHER INCOME (EXPENSE):
  Amortization of debt
     discount................       (85,375)        (546,875)      (546,875)     (1,999,137)      (2,631,387)
  Interest expense...........       (66,973)        (520,148)      (119,203)     (4,012,602)      (4,599,723)
  Indemnification expense....      (600,000)              --             --              --         (600,000)
  Interest income............            --          306,490        157,372         789,883        1,096,373
  Other income...............            50           34,889            114          16,889           51,828
                                -----------     ------------   ------------    ------------     ------------
          Net loss...........   $(4,488,173)    $(18,092,824)  $(12,160,673)   $(42,330,200)    $(64,911,197)
                                ===========     ============   ============    ============     ============
Basic and diluted loss per
  share......................   $     (0.52)    $      (1.70)  $      (1.20)   $      (3.35)
                                ===========     ============   ============    ============
Weighted average shares
  outstanding used in per
  share calculations -- basic
  and
  diluted....................     8,614,815       10,624,251     10,153,442      12,651,034
                                ===========     ============   ============    ============


---------------
(1) The following related party balances are included in total operating expenses:


  Related party..............   $ 1,926,027     $    415,000   $    180,000    $    131,250     $  2,472,277


  The accompanying notes are an integral part of these consolidated financial statements.

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 (INCEPTION) TO SEPTEMBER 30, 1998, IS
                                   UNAUDITED)


                                                                                                                        COMMON
                                                                                                                         STOCK
                                                PREFERRED STOCK         COMMON STOCK          COMMON     ADDITIONAL    COMMITTED
                                               ------------------   ---------------------     STOCK        PAID-IN       TO BE
                                                SHARES     AMOUNT     SHARES      AMOUNT     WARRANTS      CAPITAL      ISSUED
                                               ---------   ------   -----------   -------   ----------   -----------   ---------
BALANCES AT JANUARY 18, 1996 (INCEPTION):
  Common stock issued in exchange for
    contributed software on January 18,
    1996.....................................                         1,510,000   $ 1,510                $    (1,510)
  Common stock ($.00066 per share) issued in
    exchange for cash and note receivable on
    January 18, 1996.........................                         1,500,000     1,500                       (500)
  Common stock issued in exchange for
    contribution of VASP(TM) software on
    March 7, 1996............................                         2,740,000     2,740                     (2,740)
  Common stock ($.23529 per share) issued for
    cash on March 7, 1996....................                         4,250,000     4,250                    995,750
  Common stock committed to be issued per
    Bridge Loan Agreement dated December 10,
    1996.....................................                                                                          $ 512,250
  Net Loss...................................
                                               ---------   ------   -----------   -------   ----------   -----------   ---------
BALANCES, DECEMBER 31, 1996..................                        10,000,000    10,000                    991,000     512,250
  Repayment of shareholder note receivable in
    January 1997.............................
  Common stock committed to be issued per
    Bridge Loan Agreement dated December 10,
    1996.....................................                                                                            120,000
  Common Stock ($5.00 per share) issued per
    Bridge Loan Agreement and in exchange for
    note receivable on March 17, 1997........                           134,450       134                    672,116    (632,250)
  Series A convertible preferred stock ($5.00
    per share) and warrant to purchase Common
    Stock issued on conversion of notes
    payable in February and March 1997.......    490,000   $ 490                                           2,449,510
  Series A convertible preferred stock ($5.00
    per share) and warrant to purchase Common
    Stock issued for cash in February through
    April 1997, net of cash issuance costs of
    $2,005,921...............................  3,010,000   3,010                            $   72,240    13,041,069
  Forgiveness of note receivable in exchange
    for consulting services on August 31,
    1997.....................................
  Private placement of Common Stock and
    warrant to purchase additional Common
    Stock for cash during August and
    September 1997 ($10.00 per share), net of
    issuance cost of $1,848,720..............                         1,000,000     1,000      501,000     8,150,263

                                                                            DEFICIT
                                                                          ACCUMULATED                       TOTAL
                                               SHAREHOLDER      NOTE         DURING                     STOCKHOLDER'S
                                                  NOTES      RECEIVABLE   DEVELOPMENT      DEFERRED        EQUITY
                                               RECEIVABLE     EMPLOYEE       STAGE       COMPENSATION     (DEFICIT)
                                               -----------   ----------   ------------   ------------   -------------
BALANCES AT JANUARY 18, 1996 (INCEPTION):
  Common stock issued in exchange for
    contributed software on January 18,
    1996.....................................                                                                     --
  Common stock ($.00066 per share) issued in
    exchange for cash and note receivable on
    January 18, 1996.........................   $   (500)                                               $        500
  Common stock issued in exchange for
    contribution of VASP(TM) software on
    March 7, 1996............................                                                                     --
  Common stock ($.23529 per share) issued for
    cash on March 7, 1996....................                                                              1,000,000
  Common stock committed to be issued per
    Bridge Loan Agreement dated December 10,
    1996.....................................                                                                512,250
  Net Loss...................................                             $ (4,488,173)                   (4,488,173)
                                                --------     ---------    ------------    ---------     ------------
BALANCES, DECEMBER 31, 1996..................       (500)                   (4,488,173)                   (2,975,423)
  Repayment of shareholder note receivable in
    January 1997.............................        500                                                         500
  Common stock committed to be issued per
    Bridge Loan Agreement dated December 10,
    1996.....................................                                                                120,000
  Common Stock ($5.00 per share) issued per
    Bridge Loan Agreement and in exchange for
    note receivable on March 17, 1997........    (40,000)                                                         --
  Series A convertible preferred stock ($5.00
    per share) and warrant to purchase Common
    Stock issued on conversion of notes
    payable in February and March 1997.......                                                              2,450,000
  Series A convertible preferred stock ($5.00
    per share) and warrant to purchase Common
    Stock issued for cash in February through
    April 1997, net of cash issuance costs of
    $2,005,921...............................                                                             13,116,319
  Forgiveness of note receivable in exchange
    for consulting services on August 31,
    1997.....................................     40,000                                                      40,000
  Private placement of Common Stock and
    warrant to purchase additional Common
    Stock for cash during August and
    September 1997 ($10.00 per share), net of
    issuance cost of $1,848,720..............                                                              8,652,263

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

    CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 (INCEPTION) TO SEPTEMBER 30, 1998, IS
                                   UNAUDITED)


                                                                                                                         COMMON
                                                                                                                          STOCK
                                                PREFERRED STOCK         COMMON STOCK          COMMON      ADDITIONAL    COMMITTED
                                               ------------------   ---------------------      STOCK        PAID-IN       TO BE
                                                SHARES     AMOUNT     SHARES      AMOUNT     WARRANTS       CAPITAL      ISSUED
                                               ---------   ------   -----------   -------   -----------   -----------   ---------
  Supplemental private placement of Common
    Stock for cash between October and
    December 1997 ($10.00 per share), net of
    issuance costs of $2,198,286.............                         1,490,000     1,490       746,490    12,700,224
  Common Stock issued for payment of note
    payable in November 1997 ($10.00 per
    share) net of issuance costs of
    $14,010..................................                            10,000        10         5,010        85,980
  Issuance of stock options at below fair
    value and related deferred
    compensation.............................                                                                 523,757
  Amortization of deferred compensation
    related to stock options.................
  Issuance of stock warrants in return for
    services and related deferred
    compensation.............................                                                   506,494
  Amortization of deferred compensation
    related to stock warrants................
  Issuance of note receivable to employee in
    December 1997............................
  Net loss...................................
                                               ---------   ------   -----------   -------   -----------   -----------   ---------
BALANCES, DECEMBER 31, 1997..................  3,500,000   3,500     12,634,450    12,634     1,831,234    38,613,919          --
Amortization of deferred compensation related
  to stock options...........................
Issuance of fully vested employee stock
  options in lieu of bonus...................                                                                 486,883
Issuance of stock warrants relating to the
  debt issuance and services provided........                                                 3,154,739
Common stock issued for cash.................                            68,587        69                     999,931
Issuance of stock warrants related to notes
  issue......................................                                                22,260,678
Issuance of note receivable to employees.....
Repayment of note receivable from employee...
Net Loss.....................................
                                               ---------   ------   -----------   -------   -----------   -----------   ---------
BALANCES, SEPTEMBER 30, 1998.................  3,500,000   $3,500    12,703,037   $12,703   $27,246,651   $40,100,733   $      --
                                               =========   ======   ===========   =======   ===========   ===========   =========

                                                                            DEFICIT
                                                                          ACCUMULATED                       TOTAL
                                               SHAREHOLDER      NOTE         DURING                     STOCKHOLDER'S
                                                  NOTES      RECEIVABLE   DEVELOPMENT      DEFERRED        EQUITY
                                               RECEIVABLE     EMPLOYEE       STAGE       COMPENSATION     (DEFICIT)
                                               -----------   ----------   ------------   ------------   -------------
  Supplemental private placement of Common
    Stock for cash between October and
    December 1997 ($10.00 per share), net of
    issuance costs of $2,198,286.............                                                             13,448,204
  Common Stock issued for payment of note
    payable in November 1997 ($10.00 per
    share) net of issuance costs of
    $14,010..................................                                                                 91,000
  Issuance of stock options at below fair
    value and related deferred
    compensation.............................                                             $(523,757)              --
  Amortization of deferred compensation
    related to stock options.................                                               286,912          286,912
  Issuance of stock warrants in return for
    services and related deferred
    compensation.............................                                               (14,450)         492,044
  Amortization of deferred compensation
    related to stock warrants................                                                14,450           14,450
  Issuance of note receivable to employee in
    December 1997............................                $(250,000)                                     (250,000)
  Net loss...................................                              (18,092,824)                  (18,092,824)
                                                --------     ---------    ------------    ---------     ------------
BALANCES, DECEMBER 31, 1997..................         --      (250,000)    (22,580,997)    (236,845)      17,393,445
Amortization of deferred compensation related
  to stock options...........................                                                88,818           88,818
Issuance of fully vested employee stock
  options in lieu of bonus...................                                                                486,883
Issuance of stock warrants relating to the
  debt issuance and services provided........                                                              3,154,739
Common stock issued for cash.................                                                              1,000,000
Issuance of stock warrants related to notes
  issue......................................                                                             22,260,678
Issuance of note receivable to employees.....                 (635,340)                                     (635,340)
Repayment of note receivable from employee...                  250,000                                       250,000
Net Loss.....................................                              (42,330,200)          --      (42,330,200)
                                                --------     ---------    ------------    ---------     ------------
BALANCES, SEPTEMBER 30, 1998.................   $     --     $(635,340)   $(64,911,197)   $(148,027)    $  1,669,023
                                                ========     =========    ============    =========     ============


  The accompanying notes are an integral part of these consolidated financial statements.

                       TELEHUB COMMUNICATIONS CORPORATION


                         (A DEVELOPMENT STAGE COMPANY)



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 (INCEPTION) TO SEPTEMBER 30, 1998, IS
                                   UNAUDITED)



                                                   JANUARY 18,                                                   JANUARY 18,
                                                      1996                             NINE MONTHS ENDED             1996
                                                 (INCEPTION) TO     YEAR ENDED           SEPTEMBER 30,          (INCEPTION) TO
                                                  DECEMBER 31,     DECEMBER 31,   ---------------------------   SEPTEMBER 30,
                                                      1996             1997           1997           1998            1998
                                                 ---------------   ------------   ------------   ------------   --------------
Cash flows from operations:
  Net Loss.....................................    $(4,488,173)    $(18,092,824)  $(12,160,673)  $(42,330,200)   $(64,911,197)
  Adjustments to reconcile net loss to net cash
    used in operating activities
    Depreciation and amortization..............         68,556         784,548         263,418      3,270,855       4,123,959
    Provision for bad debts....................             --              --              --         48,401          48,401
    Amortization of deferred compensation......             --         301,362              --        575,701         877,063
    Amortization of debt discount..............         85,375         546,875         546,875      1,999,137       2,631,387
    Accretion of debt discount.................             --              --              --      1,964,449       1,964,449
    Indemnification expense financed and
      settled through issuance of stock........        600,000              --              --             --         600,000
    Expenses financed through notes payable....        161,243              --              --             --         161,243
    Items settled through issuance of stock and
      other equity transactions................             --         820,801         228,757      1,694,452       2,515,253
    Other non-cash credits.....................             --         (47,734)             --        (99,821)       (147,555)
    Changes in assets and liabilities
      (Increase) decrease in assets:
        Accounts receivable....................             --              --              --     (1,383,259)     (1,383,259)
        Prepayments on leases..................             --      (2,844,322)       (810,106)       518,169      (2,326,153)
        Other assets...........................       (884,159)         27,105         462,737       (375,121)     (1,232,175)
      Increase (decrease) in liabilities
        Deferred revenue.......................      1,350,000      (1,350,000)             --             --              --
        Accounts payable.......................        791,107       1,204,532       2,075,665      1,441,956       3,437,595
        Accrued liabilities....................          7,742       2,250,675          10,806      4,056,504       6,314,921
        Accounts payable -- related parties....        179,085        (179,085)       (179,085)            --              --
        Accrued interest.......................         58,296         (58,296)        (58,296)            --              --
        Deferred gain from sale and lease-back
          of equipment.........................             --          11,600              --         48,628          60,228
                                                   -----------     ------------   ------------   ------------    ------------
        Net cash used in operating
          activities...........................     (2,070,928)    (16,624,763)     (9,619,902)   (28,570,149)    (47,265,840)
Cash flows from investing activities:
  Payments for property and equipment..........       (572,672)     (8,897,005)     (6,254,378)    (4,387,757)    (13,857,434)
  Proceeds from sale and lease-back of
    equipment..................................             --         998,352              --      1,220,697       2,219,049
  Restricted cash..............................             --      (1,730,382)     (1,730,382)     1,137,498        (592,884)
                                                   -----------     ------------   ------------   ------------    ------------
        Net cash used in investing
          activities...........................       (572,672)     (9,629,035)     (7,984,760)    (2,029,562)    (12,231,269)
Cash flows from financing activities:
  Proceeds from debt issue.....................             --              --              --     77,727,084      77,727,084
  Proceeds from issuance of common stock.......      1,000,500      22,091,467       8,682,568      1,000,000      24,091,967
  Proceeds from issuance of preferred stock....             --      13,116,319      13,116,319             --      13,116,319
  Receipt of payment on shareholder notes
    receivable.................................             --             500             500             --             500
  Proceeds from notes payable to
    shareholders...............................      1,850,000         650,000         650,000             --       2,500,000
  Repayment of shareholder notes...............             --      (1,000,000)     (1,000,000)            --      (1,000,000)
  Payment for note receivable -- related
    party......................................             --              --              --       (635,340)       (635,340)
  Repayment on note receivable -- related
    party......................................             --        (250,000)             --        250,000              --
  Payments on capital lease obligations and
    loans......................................        (21,964)       (159,309)        (85,413)    (1,706,225)     (1,887,498)
  Proceeds from loans..........................             --       1,000,205       1,000,205     12,000,000      13,000,205
  Repayment of loan............................             --              --              --    (12,000,000)    (12,000,000)
                                                   -----------     ------------   ------------   ------------    ------------
        Net cash provided by financing
          activities...........................      2,828,536      35,449,182      22,364,179     76,635,519     114,913,237
                                                   -----------     ------------   ------------   ------------    ------------
Net increase in cash and cash equivalents......        184,936       9,195,384       4,759,517     46,035,808      55,416,128
Cash and cash equivalents balance -- beginning
  of period....................................             --         184,936         184,936      9,380,320              --
                                                   -----------     ------------   ------------   ------------    ------------
Cash and cash equivalents balance -- end of
  period.......................................    $   184,936     $ 9,380,320    $  4,944,453   $ 55,416,128    $ 55,416,128
                                                   ===========     ============   ============   ============    ============



See Note 14 for Supplemental Disclosure of Cash Flow Information.



  The accompanying notes are an integral part of these consolidated financial statements.

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 (INCEPTION) TO SEPTEMBER 30, 1998, IS
                                   UNAUDITED)


1. ORGANIZATION AND BASIS OF PRESENTATION:

  ORGANIZATION:

     TeleHub Communications Corporation was formed in January 1996 to develop a wholesale long distance communications carrier network deploying its proprietary technology. In September 1996, the name of TeleHub Communications was changed to TeleHub Network Services ("TNS"). In addition, a new holding company, TeleHub Communications Corporation (the "Company" or "TeleHub") was formed. TeleHub initiated an exchange offer in which TNS stockholders received ten thousand shares of TeleHub common stock for each share of TNS common stock on like terms. This exchange offer closed on January 1, 1997. All of the shares in TNS were exchanged in this manner. The Company possesses proprietary software and systems known as the Virtual Access Services Platform ("VASP(TM)"), which have been under development to allow the management, billing and control of voice, data and video content using cell-based efficiencies of asynchronous transfer mode ("ATM"). The Company's wholly-owned subsidiary, TeleHub Technology Corporation ("TTC"), markets and enhances the VASP(TM) technology. The Company has installed equipment in three switching centers located in Chicago, New York, and Los Angeles. The Company's activities to date have consisted of product development, raising capital, acquiring property and equipment, and marketing its products. The Company is considered a development stage company as of December 31, 1997.

     These financial statements reflect the financial position and results of operations for TeleHub and its consolidated subsidiaries, TNS, TTC and TeleHub Leasing Corporation ("TLC"). The capital structure of the new holding company, TeleHub has been reflected on a retroactive basis for all periods presented. Additionally, the name of the new holding company, TeleHub Communications Corporation, has been applied on a retroactive basis.

     At December 31, 1997, TLC has been incorporated but has had no activity. TeleHub owns 100% of the common stock of TLC.

     The telecommunications industry is highly competitive, as is the specific wholesale long distance market the Company is entering. The success of the Company in the wholesale long distance business is dependent upon the Company's ability to generate significant customer traffic, to manage an efficient long distance network and related customer service, and future enhancements of VASP(TM). The Company has not previously managed a long distance network and there can be no assurance that its long distance services can be sold at a profit. Furthermore, the VASP(TM) platform is subject to substantial technological uncertainty and there can be no assurance that the VASP(TM) platform can be commercially successful.

  BASIS OF PRESENTATION:


     The financial statements have been prepared assuming the Company will continue as a going concern. The Company has accumulated losses since its inception in 1996, related primarily to the development of its software and construction of its network sites. Management has developed an operations plan which requires substantial additional debt and equity financings to complete product development and to successfully launch and market products in development. The Company's continued existence is dependent upon obtaining sufficient additional financing and achieving profitable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company raised additional proceeds through the Initial Note Offering of debt and equity securities (see Note 17). The Company believes that the proceeds of that offering will be sufficient to fund its operations for the next twelve months. However, there can be no assurance that the Company's efforts to achieve profitable operations or raise capital will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)


2. SIGNIFICANT ACCOUNTING POLICIES:

  PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements of the Company include the accounts of TeleHub Communications Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  UNAUDITED INTERIM FINANCIAL INFORMATION:


     The Consolidated Financial Statements as of and for the nine month period ended September 30, 1998 are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such period. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for the full fiscal year.


  USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION:

     Telecommunications Services:

     Revenues from telecommunications services provided to customers are recognized as services are rendered.

     Licenses:

     Revenues from licenses are recognized when the user installs the product, if there are no significant post-delivery obligations and collection of the receivables is probable. Revenue from maintenance is recognized ratably over the product's life cycle, which may exceed one year. Costs related to insignificant obligations are accrued.

     One customer accounted for all of the Company's licensing revenues during fiscal year 1997 and the three month period ended March 31, 1998.

     Consulting Services:

     The Company's policy is to recognize revenue from consulting services as such services are performed.

  SOFTWARE DEVELOPMENT COSTS:

     Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, requires that software development costs be capitalized once the technological feasibility of the software product has been established. As of December 31, 1997 all software development costs have been charged to expense in the period incurred as technological feasibility of the products under development has not been established.

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)


  RESEARCH AND DEVELOPMENT COSTS:

     Costs related to research and development activities are expensed when incurred.

  PROPERTY AND EQUIPMENT:

     Depreciation and amortization are computed on the straight-line basis over the estimated useful lives of the assets or the length of the capital lease, whichever is shorter. Estimated useful lives are as follows:

Computer equipment.........................   3 years
Network equipment..........................   5 years
Office furniture...........................  10 years

     Expenditures incurred for assets under construction are capitalized. Leasehold improvements are amortized on a straight-line basis over the term of the lease, or the useful life of the assets; whichever is shorter.

     Maintenance and repairs are expensed as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

     The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. No such events have occurred to date. In performing the review for recoverability, the Company would estimate the future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss, if an impairment exists, would be calculated based on the excess of the carrying amount of the asset over its fair value.

  CASH AND CASH EQUIVALENTS:

     All cash and cash equivalents are held in checking, money market accounts or short-term investments with original maturities of 90 days or less, with two banks. Cash equivalents are recorded at cost, which approximates fair value. As of December 31, 1997, these balances exceed existing federally insured limits.

  ISSUANCE OF EQUITY INSTRUMENTS TO NON-EMPLOYEES

     The Company issues equity instruments to non-employees in consideration for goods or services. Such transactions are accounted for based on the fair value of the consideration received by the Company or the fair value of the equity instrument issued, whichever is more reliably measurable, as required under the provisions of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation.

  INCOME TAXES:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the financial statements and net operating loss carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998
   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)

be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change in deferred tax assets and liabilities during the period.

  NET LOSS PER SHARE:

     The Company computes loss per share pursuant to Statement of Financial Accounting Standards No. 128, Earnings per Share.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

     In 1997, the Financial Accounting Standards Board issued Financial Accounting Standards ("FAS") Number 129, Disclosure of Information About Capital Structure, FAS Number 130, Reporting Comprehensive Income, and FAS Number 131, Disclosure About Segments of an Enterprise and Required Information, which are effective for the year ending December 31, 1998. In 1998, the Accounting Standards Executive Committee of the AICPA Issued Statement of Position Number 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Number 98-5, Reporting on the Costs of Start-up Activities, which are effective for the year ending December 31, 1999. The Company has not yet determined the impact of the implementation of these pronouncements on its financial statements; however, it is not expected to be material.

  RECLASSIFICATIONS:

     Certain amounts in the financial statements have been reclassified to conform with the current year's presentation.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of:


                                                DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                    1996           1997           1998
                                                ------------   ------------   -------------
Equipment under capital lease:
  Network equipment...........................   $2,526,636    $12,740,048     $13,730,703
  Computer equipment..........................       25,403        182,072         182,072
  Furniture...................................      156,668        151,787         151,787
Network equipment.............................       30,468      1,744,888       2,798,964
Computer and production equipment.............      207,206      2,026,160       3,348,406
Furniture.....................................       12,586        758,078       1,033,045
Leasehold improvements........................       69,748      2,648,658       3,061,953
                                                 ----------    -----------     -----------
          Total property and equipment........    3,028,715     20,251,691      24,306,930
Less accumulated depreciation and
  amortization................................      (68,556)      (805,369)     (3,972,992)
                                                 ----------    -----------     -----------
Property and equipment, net...................   $2,960,159    $19,446,322     $20,333,938
                                                 ==========    ===========     ===========



     Included in accumulated depreciation and amortization is $30,345, $312,737, and $2,307,053 of accumulated amortization as of December 31, 1996 and 1997, and September 30, 1998, respectively, related to leased furniture and equipment.



     Depreciation and amortization expense was $68,556, $263,418, $784,548, $3,270,855 and $4,123,959 for the period from January 18, 1996 (inception) to December 31, 1996, the nine months ended September 30,

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)



1997, the year ended December 31, 1997, the nine months ended September 30, 1998, and the period from January 18, 1996 (inception) to September 30, 1998, respectively.


4. ACCRUED LIABILITIES:

     The primary components of accrued liabilities are as follows:


                                                                              SEPTEMBER
                                                        DECEMBER 31,             30,
                                                   -----------------------   -----------
                                                      1996         1997         1998
                                                   ----------   ----------   -----------
Employee bonuses.................................          --   $  708,362   $1,135,683
Sales tax on purchased equipment.................          --      694,153      694,153
Accrued leases...................................          --        6,109    1,079,078
Accrued network costs............................          --      146,037    1,017,215
Other accrued expenses...........................  $    7,742      254,371      537,730
                                                   ----------   ----------   ----------
          Total Accrued Liabilities..............  $    7,742   $1,809,032   $4,463,859
                                                   ==========   ==========   ==========


5. INCOME TAXES:

     The primary components of temporary differences which give rise to deferred taxes are as follows:

                                        DECEMBER 31, 1996         DECEMBER 31, 1997
                                       --------------------   -------------------------
                                        FEDERAL     STATE       FEDERAL        STATE
                                       ---------   --------   -----------   -----------
DEFERRED TAX ASSETS:
Capitalized R&D for tax purposes.....         --         --   $ 4,800,000   $   820,000
Net operating loss...................  $ 560,000   $ 80,000     2,200,000       400,000
Other, including nondeductible
  accruals...........................         --         --     1,000,000       230,000
                                       ---------   --------   -----------   -----------
Total deferred tax assets............    560,000     80,000     8,000,000     1,450,000
Depreciable assets...................         --         --       200,000        30,000
                                       ---------   --------   -----------   -----------
Net deferred tax asset...............    560,000     80,000     7,800,000     1,420,000
Valuation allowance..................   (560,000)   (80,000)   (7,800,000)   (1,420,000)
                                       ---------   --------   -----------   -----------
Net deferred tax asset...............  $      --   $     --   $        --   $        --
                                       =========   ========   ===========   ===========

     Due to uncertainty of realization, a valuation allowance has been provided to eliminate the net deferred tax asset at both December 31, 1997 and 1996. The increase in the valuation allowance was $8,580,000 and $640,000 during the year ended December 31, 1997 and for the period from January 18, 1996 (inception) to December 31, 1996, respectively.

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)


     At December 31, 1997, the Company had net operating loss (NOL) carryforwards of approximately $6,500,000 and $6,650,000, for federal and state income tax purposes, respectively. These carryforwards expire as follows:

                                                                                  EXPIRING IN
YEAR ENDED                                                           NOL          YEAR ENDING
DECEMBER 31,                                                    CARRYFORWARDS     DECEMBER 31,
------------                                                    -------------     ------------
Federal
  1996......................................................     $1,650,000           2011
  1997......................................................      4,850,000           2012
State
  1996......................................................        165,000           2001
  1997......................................................      5,000,000           2002

     Pursuant to the provisions of the Tax Reform Act of 1986, utilization of the NOL carryforwards may be subject to an annual limitation if the Company experienced a greater than 50% change in ownership of the Company within a three-year period.

6. COMMITMENTS AND CONTINGENCIES:

  LEASE OBLIGATIONS:

     The Company is obligated under the terms of operating leases with various parties for office space, switch room facilities, office equipment and vehicles. These contracts may provide for adjustments or escalations based upon changes in consumer price indices or operating expenses. A summary of such fixed commitments at December 31, 1997 for the next five succeeding years and thereafter is as follows:

                                                                               OPERATING
YEARS                                                        CAPITAL LEASES     LEASES
-----                                                        --------------   -----------
1998.......................................................    $2,896,366     $ 9,142,032
1999.......................................................     2,866,258      12,488,890
2000.......................................................     2,825,096      11,461,526
2001.......................................................     2,825,096       6,523,533
2002.......................................................     2,795,748       1,667,973
Thereafter.................................................            --       5,696,205
                                                               ----------     -----------
Total minimum lease payments...............................    14,208,564     $46,980,159
                                                                              ===========
Less amount representing interest..........................     2,524,205
                                                               ----------
Present value of minimum lease payments under capital
  leases...................................................    11,684,359
Less current portion.......................................     2,028,898
                                                               ----------
Noncurrent portion.........................................    $9,655,461
                                                               ==========


     Rent expense under all operating lease agreements was $133,553, $1,741,784, $3,397,635, $8,781,642, and $12,312,830 for the period from January 18, 1996
(inception) to December 31, 1996, the nine months ended September 30, 1997, the year ended December 31, 1997, the nine months ended September 30, 1998, and the period from January 18, 1996 (inception) to September 30, 1998, respectively.

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)


  PURCHASE COMMITMENTS:

     During 1996 and 1997, the Company entered into equipment financing arrangements with an equipment vendor to purchase equipment. At December 31, 1996, $2,273,972 was payable to the vendor. In January 1998, the Company renegotiated the terms of its arrangements into a capital lease. The amount owed at December 31, 1997 is reflected in the capital lease balances.

  EMPLOYMENT AGREEMENTS:

     The Company has entered into employment agreements with certain of its executives. These agreements generally provide for two to four-year initial terms and thereafter one-year renewal terms until either party provides 30 days notice of termination prior to the end of a term. If the Company terminates the employment without cause, or if the employment is terminated upon the occurrence of a major transaction, as defined, involving the Company, then the executive shall receive a termination fee equal to 50% to 200% of the executive's annual salary plus benefits plus a specified bonus. Payments shall only be made upon execution of a standard release waiving all claims against the Company. The Company's total potential obligation under these employment agreements was $1,902,500 at December 31, 1997.

  LITIGATION:

     On April 15, 1997, Cam-Net Communications Network, Inc. ("Cam-Net") filed an action against the Company in the United States District Court for the Northern District of Illinois (Cam-Net Communications Network, Inc. v. TeleHub Communications Corp. and TeleHub Network Services Corp., Cause No. 97 C 2578). Cam-Net alleged, among other complaints, the breach of a September 1996 agreement under which TeleHub was to create a new network, billing, and accounting system for Cam-Net's operations. Cam-Net further alleged that it paid TeleHub a consulting fee of $1,350,000, but that TeleHub failed to complete the system. The Company recorded the $1,350,000 it received from Cam-Net as deferred revenue at December 31, 1996 pending resolution of this complaint. During 1997, the Company settled its litigation with Cam-Net out of court. The terms of the settlement required the Company to return $450,000 of the consulting fees it had received to Cam-Net. The Company retained $900,000 in fees related to the consulting services and recognized such fees as revenue during 1997.

7. RELATED PARTY TRANSACTIONS:

     Hartford Holdings, Ltd. ("Hartford"), a substantial shareholder of the Company, is controlled by the Chairman of the Board of Directors of the Company. The Vice-chairman, President and Chief Executive Officer of the Company holds a beneficial interest in the Sledge Family Trust which is a shareholder of the Company. Hartford and the Sledge Family Trust advanced funds to further the Company's growth and development in amounts further described in Note 9. The Company has also indemnified Hartford from certain losses incurred in connection with the matter discussed in Note 8.

     During 1996, the Company paid the President of the Company $110,500 for consulting services associated with the Cam-Net merger negotiations which were subsequently abandoned (Note 8). The Company also incurred $169,304 in expenses for consulting services provided by the Chairman of the Board of Directors. This amount was payable to Hartford at December 31, 1996 and was settled on March 7, 1997 through the issuance of 33,800 shares of Series A Convertible Preferred Stock.

     In January 1996, Roseville Computer Projects Limited ("Roseville") contributed certain software in exchange for shares of common stock in TNS which were later converted into 1,510,000 shares of the Company's common stock. As a result of this transaction, Roseville and the Company became entities under

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)


common control. In March 1996, Roseville assigned all rights, title and interest in the VASP(TM) to the Company in exchange for additional shares of common stock in TNS which were later converted into 2,740,000 shares of the Company's common stock. No value was assigned to the contributed software.

     During 1997, Roseville sold certain network databases and libraries to the Company for $485,000. Under a 1997 consulting agreement with the Company, a subsidiary of Roseville provided consulting services and maintained those network databases and libraries for the Company for a fee of $20,000 per month. The Roseville subsidiary received a total of $325,000 under this consulting agreement prior to being terminated on January 1, 1998.

     During 1996, development efforts on the VASP(TM) were continued by employees of the Company and programmers and system developers contracted by Access Point Communications Corp. ("APCC"). APCC is controlled by the Chief Technology Officer of the Company. APCC billed the Company $974,915 pursuant to this arrangement during the period from January 18, 1996 (inception) to December 31, 1996. The Company began contracting directly with the programmers and developers in January 1997. A subsidiary of Roseville received approximately $300,000 in 1996 as a subcontractor of APCC. This fee also covered the 1996 use of certain network databases and libraries owned by Roseville. During the year ended December 31, 1997 and the period from January 18, 1996 (inception) to December 31, 1996, the fees totaled $240,000 and $85,000, respectively, and were paid directly to the Roseville subsidiary. The Company also reimbursed APCC $36,308 for other operating expenses during 1996. During 1996, the Company also paid APCC management fees and library maintenance fees of $550,000 of which $14,535 remained outstanding at December 31, 1996.

     The Company's Chief Technology Officer has extended, without additional consideration, personal guarantees to further support lender requirements on one operating and one capital lease obligation.

     The Company loaned the Chief Financial Officer $250,000 due in 1999. The interest rate applied to this note receivable is 1% over the prime rate. The executive pledged a warrant exercisable for the purchase of 150,000 shares at $7.50 per share as collateral. In May 1998, the executive repaid the principal of the loan and the related accrued interest.

     During 1997, the Company contracted with International Telecom for consulting services. International Telecom is owned by the Chairman of the Board of Directors. Fees to International Telecom during 1997 totaled $175,000.

     In February 1998, the Company loaned $112,029 to an executive in exchange for an unsecured non-interest bearing promissory note. In May 1998, the executive repaid this note.


     In August 1998, the Company loaned $400,000 to an executive in exchange for an interest bearing promissory note, which is collateralized by a second mortgage on prime residential real estate, pursuant to executive's relocation and employment contract. Also in August 1998, the Company loaned $235,340 to another executive. This note was repaid in November 1998.


8. INDEMNIFICATION EXPENSE:

     During 1996, the Company agreed to indemnify Hartford (see Note 7) from any claims and liabilities that Hartford might incur in assisting with the placement of securities of Cam-Net. Parties unrelated to Hartford had previously advanced $600,000 to Cam-Net in connection with a private placement of Cam-Net securities. When the proposed merger was terminated, the securities offering by Cam-Net was also rescinded, and Hartford was required to repay $600,000 pursuant to its arrangement with the advancing party. The Company recognized its obligation to indemnify Hartford as an expense during the period ending December 31, 1996. The Company issued a note payable to Hartford for this $600,000 obligation which is included in

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)


notes payable at December 31, 1996. The note was settled through the issuance of 120,000 shares of Series A Convertible Preferred Stock and a warrant to purchase 60,000 shares of the Company's common stock on March 7, 1997 (see Note 9).

9. LONG-TERM DEBT:

  NOTES PAYABLE, STOCKHOLDERS:

     As of December 31, 1996, the Company had the following notes payable outstanding to stockholders:

Bridge loan payable -- Hartford Holdings, Ltd., commitment
  for total advances of $1,000,000 by January 31, 1997,
  interest compounded quarterly at 17% per annum, principal
  and interest payable from proceeds of any security
  offering by the Company, but not later than July 1,
  1997......................................................  $   400,000
Notes payable -- Hartford Holdings, Ltd., interest at 7.5%
  per annum, compounded quarterly, interest and principal
  payable from proceeds of any security offering by the
  Company, but not later than August 30, 1997, convertible
  into securities of the Company on same terms as extended
  to other investors........................................    1,300,000
Notes payable -- Hartford Holdings, Ltd., interest at 12%
  per annum, compounded quarterly, interest and principal
  payable from proceeds of any security offering by the
  Company but not later than July 1, 1998...................      411,243
Note payable -- Hartford Holdings, Ltd., interest at 7.5%
  per annum, compounded quarterly, interest and principal
  payable from proceeds of any security offering by the
  Company, but not later than August 1, 1998, convertible
  into securities of the Company on same terms as extended
  to other investors........................................      450,000
Note payable -- Officer, interest at 7.5% per annum,
  compounded quarterly, interest and principal payable from
  proceeds of any security offering by the Company, but not
  later than August 1, 1998, convertible into securities of
  the Company on same terms as extended to other
  investors.................................................       50,000
                                                              -----------
Total advances and notes, stockholders......................    2,611,243
Less: unamortized discount on notes payable.................     (426,875)
                                                              -----------
                                                                2,184,368
Less current portion........................................   (1,273,125)
                                                              -----------
Long-term portion...........................................  $   911,243
                                                              ===========

     On March 7, 1997, the Company repaid $1 million of the loans and advances in cash. The remaining balances were converted into 490,000 shares of the Company's Series A Convertible Preferred Stock. In conjunction with the exchange, the Company also issued warrants to purchase 245,000 shares of the Company's common stock at a price of $7.50 per share.

     In December 1996, the Company entered into a Bridge Loan Agreement with Hartford Holdings. In consideration for the Bridge Loan, the Company agreed to issue common stock to Hartford equal to 20% of the total amount of notes payable and advances Hartford provided to the Company through March 1997. Pursuant to the terms of the agreement, the Company issued 134,450 shares of common stock to Hartford on March 7, 1997. In conjunction with the issuance of the common stock, the Company accepted a note receivable from Hartford for $40,000. The estimated fair value of the common stock issued to Hartford has

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998
   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)

been recognized by the Company as a discount on the notes payable to Hartford. Amortization expense on the discount was $546,875 and $85,375 for the three month period ended March 31, 1997 and for the period from January 18, 1996 (inception) to December 31, 1996, respectively.


     In May 1998, the Company received a $12 million loan ("Bridge Loan") from a financial institution. The Bridge Loan accrued interest at an annual rate of 12% and was collateralized by all of the Company's intangible property. The financial institution also received a warrant to purchase 240,000 shares of Common Stock for $10.00 per share, exercisable until May 5, 2005 or two years after an initial public offering. The Company recorded the loan at a discount of approximately $1,460,000, which discount was allocated to the warrant. The fair value of the warrant was estimated on the date of grant using the Black-Scholes model with the following assumptions: expected volatility of 35%, risk-free interest rate of 5.76%, expected life of 7 years and no dividends. The debt discount has been recorded at the fair value of the warrant. The Company recorded the entire $1,460,000 during the nine month period ended September 30, 1998. Interest expense on this loan amounted to $335,802 as of September 30, 1998. The Company repaid this Bridge Loan in July 1998.


  OTHER LONG-TERM DEBT:

     The Company has entered into an agreement to finance certain equipment which is collateralized by the equipment. The loan bears interest at 16.5% per annum, interest and principal payable monthly. Scheduled repayments of the loan subsequent to December 31, 1997 are as follows:

YEAR ENDING
-----------
1998.............................  $ 238,624
1999.............................    281,116
2000.............................    269,384
2001.............................    125,816
                                   ---------
Total............................    914,940
Less current portion.............   (238,624)
                                   ---------
Long-term portion................  $ 676,316
                                   =========

10. LETTERS OF CREDIT:

     At December 31, 1997, the Company has $1,682,350 available in standby letters of credit with a financial institution. The letters of credit expire from May 13, 1998 to October 27, 1998. The letters of credit are secured by $1,730,382 of certificates of deposit, reflected as restricted cash in the accompanying financial statements.

11. COMMON AND PREFERRED STOCK:

  PREFERRED STOCK:

     The Company has authorized 100,000,000 shares of Preferred Stock, of which 4,000,000 are designated Series A Convertible Preferred Stock ("Series A Stock"). At December 31, 1997, there were 3,500,000 shares of Series A Stock outstanding.

     Preferred stockholders receive one vote for each common share into which such preferred shares are convertible. Each share of Series A Stock is convertible at the option of the stockholder into one share of the Company's common stock. Shares of the Series A Stock have a liquidation preference of $5.00 per share. All

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998
   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)

shares of Series A Stock automatically convert into common stock in the event that the Company completes an initial public offering or becomes subject to the reporting requirements of the Securities Exchange Act of 1934. The Series A Stock is noncumulative.

  COMMON STOCK:

     The Company has authorized 100,000,000 shares of common stock. At December 31, 1997, there were 12,634,450 shares of common stock outstanding.

  COMMON STOCK WARRANTS:

     Issued in conjunction with equity financings:

     In February 1997, the Company issued warrants to purchase 1,750,000 shares of Company common stock to certain shareholders in connection with the issuance of Series A Preferred Stock for cash. These warrants are exercisable at any time from February 20, 1998 to February 20, 2000.

     In August 1997, the Company issued warrants to purchase 875,000 shares of Company common stock to certain shareholders in connection with the issuance of common stock for cash. These warrants are exercisable through August 26, 2000.

     Issued for services and financings:

     The Company also issued warrants to purchase common stock to consultants, and equipment lease providers. At December 31, 1997, the following warrants to purchase common stock were outstanding:


NUMBER OF
  SHARES     AGGREGATE
  UNDER       EXERCISE
 WARRANT       PRICE                            EXERCISE PERIOD
---------    ----------                         ---------------
   301,000   $1,655,500   Exercisable at any time from April 30, 1998 to April 30,
                            2000
   150,000    1,500,000   Exercisable at any time from April 30, 1998 to April 30,
                            2000
    25,000      187,500   Exercisable at any time from May 15, 1997 to May 15, 2000
   375,000    2,812,500   Exercisable at any time from August 26, 1998 to August 26,
                            2000
     1,750       13,125   Exercisable at any time from December 25, 1998 to December
                            25, 2000
     5,500       55,000   Exercisable at any time from December 15, 1997 until the
                            later of December 15, 2004 or second anniversary of an
                            initial public offering
     4,667       35,000   Exercisable at any time from June 15, 1997 until the later of June 15, 2007 or the fifth anniversary of an initial
                            public offering
    45,000      337,000   Exercisable at any time from August 1, 1998 to November 14,
                            2000
    80,070      600,525   Exercisable at any time; no expiration date


     As of December 31, 1997, none of the foregoing warrants had been exercised.

     In March 1998, the Company issued a warrant to purchase 10,000 shares of common stock for $10.00 per share. This warrant is exercisable at any time from March 24, 1999 until March 24, 2000.

     In May 1998, the Company issued a warrant to purchase 75,000 shares of common stock for $10.00 per share. This warrant is exercisable at any time from May 1, 1999 until May 1, 2001.

     In May 1998, the Company issued a warrant to purchase 240,000 shares of common stock for $10.00 per share to a financial institution in connection with the $12 million loan financing as discussed in Note 9. In

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998
   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)


connection with this financing, in September 1998, the Company also issued a warrant to purchase 100,000 shares of common stock for $12.50 per share to one of the Company's directors.



     In July 1998, the Company issued warrants to purchase 2,082,732 shares of common stock at an exercise price of $0.01 per share in conjunction with the Initial Note Offering. These warrants are exercisable at any time through July 2005.


     The following table summarizes information with respect to stock warrants issued to non-employees that were outstanding at December 31, 1997:


                                                        WEIGHTED AVERAGE                                    WEIGHTED AVERAGE
                         NUMBER      WEIGHTED AVERAGE      REMAINING                            NUMBER       EXERCISE PRICE
      RANGE OF         OUTSTANDING    FAIR VALUE OF       CONTRACTUAL      WEIGHTED AVERAGE   EXERCISABLE    OF EXERCISABLE
   EXERCISE PRICES     AT 12/31/97   OPTIONS/WARRANT      LIFE (YEARS)      EXERCISE PRICE    AT 12/31/97   OPTIONS/WARRANTS
   ---------------     -----------   ----------------   ----------------   ----------------   -----------   ----------------
$ 5.50 - $7.50.......    832,487          $1.77               2.2               $ 6.72          109,737          $ 7.50
$10..................    155,000          $1.78               2.5               $10.00            5,500          $10.00
                         -------                                                                -------
                         987,987                                                                115,237
                         =======                                                                =======



     The fair value of each non-employee grant is estimated on the date of grant using the Black-Scholes model with the following assumptions; expected volatility of 35%, risk-free interest rate ranging from 6.62% to 5.76%, expected lives ranging from 2 to 10 years and no dividends. The Company charges the related compensation costs to expense at the time the services are provided or over the life of the related financing arrangement. The compensation expense for the year ended December 31, 1997, amounted to $229,320. Warrants issued during the nine month period ended September 30, 1998 were valued using the same assumptions.


  OPTION ISSUED TO NON-EMPLOYEE:

     The Company has issued an option to purchase 10,000 shares of the Company's common stock at an exercise price of $5.00 per share to a consultant in exchange for services rendered. As of December 31, 1997, this option was exercisable until August 1, 2007. The Company estimated the fair value of this option and charged such amount to expense at the time the services were provided. The Company reserved 10,000 shares of common stock for the exercise of this option and as of December 31, 1997, the option had not been exercised.

12. EMPLOYEE STOCK OPTION PLAN:


     In 1997, the Company created an Employee Stock Option Plan. Under this plan, the Company may grant options for common stock to its employees, directors, and consultants either as incentive stock options or nonstatutory options. The exercise price of each option is determined by the Board of Directors and an option's maximum term generally is 10 years. Options generally vest 25% on the day of grant, and 25% annually on January 1st of each year thereafter. 3,025,000 and 4,600,000 shares of stock were reserved for the exercise of stock options at December 31, 1997 and September 30, 1998, respectively.


     During 1997, the Company granted a warrant to purchase 150,000 shares at $7.50 per share to an employee. This warrant expires on the fifth anniversary of an initial public offering.

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998
   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)


     The following table summarizes activity under the Company's stock option plan for the period ended December 31, 1997 and the nine month period ended September 30, 1998:



                                                           OPTION AND                     WEIGHTED
                                              NUMBER      WARRANT PRICE     AGGREGATE     AVERAGE
                                             OF SHARES      PER SHARE         PRICE       EXERCISE
                                             ---------    -------------    -----------    --------
Options and warrants:
  Granted..................................  1,626,000     $5.00-7.50      $ 7,460,000     $ 5.28
  Exercised................................         --         --                   --         --
  Forfeited................................    (10,500)      $5.00             (52,500)    $ 5.00
  Expired..................................     (1,500)      $5.00              (7,500)    $ 5.00
                                             ---------                     -----------
Options and warrants outstanding at
  December 31, 1997........................  1,614,000         --          $ 7,400,000     $ 4.58
  Granted..................................  3,223,878    $5.00-14.58       38,998,280     $12.10
  Exercised................................         --         --                   --         --
  Forfeited................................    (25,000)      $10.00           (250,000)    $10.00
  Expired..................................     (2,000)      $5.00             (10,000)    $ 5.00
                                             ---------                     -----------
Options and warrants outstanding at
  September 30, 1998.......................  4,810,878                     $46,138,280     $ 9.59
                                             =========                     ===========



     Employee options and warrants to purchase 512,500 and 2,501,253 shares of common stock were exercisable at December 31, 1997 and September 30, 1998, respectively, and 1,441,000 and 934,122 shares remained available for issuance at December 31, 1997 and September 30, 1998, respectively.


     The following table summarizes information with respect to stock options and warrants outstanding at December 31, 1997:

                                                                                                              WEIGHTED
                                                                     WEIGHTED                                  AVERAGE
                                                      WEIGHTED        AVERAGE                                 EXERCISE
                                                       AVERAGE       REMAINING     WEIGHTED      NUMBER       PRICE OF
  ON DATE OF GRANT,      RANGE OF       NUMBER       FAIR VALUE     CONTRACTUAL    AVERAGE     EXERCISABLE   EXERCISABLE
     THE EXERCISE        EXERCISE     OUTSTANDING    OF OPTIONS/       LIFE        EXERCISE        AT         OPTIONS/
      PRICE WAS:          PRICES      AT 12/31/97      WARRANT        (YEARS)       PRICE       12/31/97      WARRANTS
----------------------  ----------    -----------    -----------    -----------    --------    -----------   -----------
Below fair value of
  the stock...........    $5.00          409,000        $3.38          9.52         $5.00         98,750        $5.00
Below fair value of
  the stock...........    $7.50          150,000        $3.73          9.64         $7.50        150,000        $7.50
Above fair value of
  the stock...........  $5.00-5.50     1,055,000        $0.06          9.34         $5.08        263,750        $5.08
                                       ---------                                                 -------
                                       1,614,000                                                 512,500
                                       =========                                                 =======

     The fair value of each option and warrant grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants in 1997: no expected volatility, risk-free interest rate of 5.693%, expected life of 10 years, and no dividends.

     The following information concerning the Company's stock option plan is provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for the plan in accordance with APB No. 25 and related Interpretations. In accordance with APB No. 25, for the year ended December 31, 1997, the Company incurred compensation expense in relation to employee stock options and

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998
   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)

warrants totaling $262,012 and $151,500, respectively. Had the Company accounted for compensation expense according to SFAS No. 123, the pro forma net loss would be as follows:

Net loss -- as reported.....................................   $18,092,824
Net loss -- pro forma.......................................   $18,939,602
Net loss per share -- as reported...........................   $      1.70
Net loss per share -- pro forma.............................   $      1.78

13. 401(K) PLAN:


     In June 1997, the Company established a 401(k) Plan (the "Plan"). All employees of the Company are eligible to participate in the Plan. The Company is not obligated to make contributions to the Plan and made no such contributions during fiscal 1997.


14. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


                                           JANUARY 18, 1996                     NINE MONTHS ENDED      JANUARY 18, 1996
                                            (INCEPTION) TO     YEAR ENDED         SEPTEMBER 30,         (INCEPTION) TO
                                             DECEMBER 31,     DECEMBER 31,   -----------------------    SEPTEMBER 30,
                                                 1996             1997          1997         1998            1998
                                           ----------------   ------------   ----------   ----------   ----------------
Cash payment for interest................     $    7,761      $   487,379    $   97,624   $1,137,612     $ 1,638,758
Noncash investing and financing
  activities:
  Property and equipment financed by
    capital lease obligations............        182,071       10,018,475    10,018,475      891,590      11,092,136
  Property and equipment financed by
    equipment vendor.....................      2,273,972               --            --           --       2,273,972
  Settlement of accounts payable, related
    shareholders, through issuance of
    preferred stock......................             --          150,000       150,000           --         150,000
  Settlement of accrued interest through
    issuance of preferred stock..........             --           38,757        38,757           --          38,757
  Settlement of notes payable, related
    shareholders, through issuance of
    preferred stock......................             --        2,261,243     2,261,243           --       2,261,243
  Common stock issued per Bridge Loan
    Agreement............................             --          672,250        72,250           --         672,250
  Issuance of stock options to
    employees............................             --          262,013            --           --         262,013
  Issuance of stock options to
    nonemployees.........................             --           24,900            --           --          24,900
  Issuance of stock warrant to
    employees............................             --          151,500            --           --         151,500
  Issuance of stock warrant to
    nonemployees.........................             --          102,994            --           --         102,994

                       TELEHUB COMMUNICATIONS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(INFORMATION AS OF AND RELATING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                               SEPTEMBER 30, 1998


   AND THE PERIOD FROM JANUARY 18, 1996 TO SEPTEMBER 30, 1998, IS UNAUDITED)


15. NET LOSS PER SHARE:

     In accordance with the requirements of Statement of Financial Accounting Standards No. 128, Earnings Per Share, a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:


                                      JANUARY 18, 1996
                                       (INCEPTION) TO     YEAR ENDED    NINE MONTHS ENDED SEPTEMBER 30,
                                        DECEMBER 31,     DECEMBER 31,   -------------------------------
                                            1996             1997            1997             1998
                                      ----------------   ------------   --------------   --------------
Numerator -- Basic and Diluted EPS
  Net loss..........................    $ (4,488,173)    $(18,092,824)   $(12,160,673)    $(42,330,200)
                                        ============     ============    ============     ============
Denominator -- Basic and Diluted EPS
  Weighted average common stock
     outstanding....................       8,614,815       10,624,251      10,153,442       12,651,034
                                        ============     ============    ============     ============
Basic and diluted loss per share....    $      (0.52)    $      (1.70)   $      (1.20)    $      (3.35)
                                        ============     ============    ============     ============



     Options and warrants to purchase an additional 5,191,987 and 11,078,527 shares of common stock were outstanding as of December 31, 1997 and September 30, 1998, respectively, and were excluded from the loss per share calculation as they have the effect of decreasing loss per share. In addition, the Company had 3,500,000, 3,500,000, and 3,500,000 shares of convertible preferred stock outstanding as of September 30, 1997, December 31, 1997 and September 30, 1998. The effect of the conversion of such shares of preferred stock was also excluded from the loss per share calculation as the effect would have decreased the loss per share.


16. SEGMENT INFORMATION:

     The Company operates in two business segments: (i) telecommunications software products; and (ii) telecommunications network services. The following table presents revenues and other financial information by business segment for the period from January 18, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997:


                                  SOFTWARE PRODUCTS          NETWORK SERVICES             CONSOLIDATED
                               -----------------------   ------------------------   ------------------------
                                  1996         1997         1996         1997          1996         1997
                               ----------   ----------   ----------   -----------   ----------   -----------
Revenues.....................          --   $2,000,000           --   $   901,280           --   $ 2,901,280
Operating loss...............  $1,606,607    4,434,231   $2,129,267    12,932,949   $3,735,875    17,367,180
Identifiable assets..........          --    7,359,999    4,029,254    26,898,401    4,029,254    34,258,400
Depreciation and
  amortization...............          --      185,651       68,556       598,897       68,556       784,548
Capital expenditures.........          --    1,506,012    3,028,715    16,715,315    3,028,715    18,221,327


     Identifiable assets are those assets used exclusively in the operations of each business segment, or which are allocated when used jointly.

17. SUBSEQUENT EVENTS (UNAUDITED):


     Subsequent to September 30, 1998, the Company issued options to purchase 206,100 shares of common stock to employees at an exercise price of $14.58 per share.



     In July 1998, the Company entered into an agreement to form a joint venture that will use the Company's technology to manage satellite telecommunications delivery in the Australasian region (Australia, New Zealand, Southeast Asia, India, and the Philippines). Under the agreement, the Company will contribute a non-exclusive VASP(TM) license and associated technical support and received a 49% interest, while the joint venture partner will contribute $5.0 million for operating funds in cash for the remaining 51% interest. As of November 24, 1998, the venture partners have not formed the joint venture or agreed on the timing and operational details of the contribution.

              ---------------------------------------------------
              ---------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE COMPANY'S AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.
                             ---------------------

                               TABLE OF CONTENTS


                                     PAGE
                                     ----
Summary............................     1
Risk Factors.......................     9
The Exchange Offer.................    19
Use of Proceeds....................    26
Dividend Policy....................    26
Capitalization.....................    27
Selected Consolidated Financial
  Data.............................    28
Management's Discussion And
  Analysis of Financial Condition
  And Results of Operations........    30
Business...........................    36
Management.........................    53
Security Ownership of Certain
  Beneficial Owners and
  Management.......................    59
Certain Relationships and Related
  Transactions.....................    61
Description of The Notes...........    63
Book-Entry; Delivery and Form......    84
Description of Capital Stock.......    85
Certain Federal Income Tax
  Considerations...................    89
Plan of Distribution...............    91
Legal Matters......................    92
Experts............................    92
Available Information..............    92
Glossary...........................    94
Index to Consolidated Financial
  Statements.......................   F-1


                             ---------------------


     UNTIL           , 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW
NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.


              ---------------------------------------------------
              ---------------------------------------------------
              ---------------------------------------------------
              ---------------------------------------------------
                       OFFER TO EXCHANGE ALL OUTSTANDING

                              13.875% SENIOR NOTES
                             DUE 2005 ("OLD NOTES")
                                      FOR
                              13.875% SENIOR NOTES
                             DUE 2005 ("NEW NOTES")
                             ---------------------
                                    TELEHUB
                           COMMUNICATIONS CORPORATION
                             ---------------------
                                   PROSPECTUS
                             ---------------------

                            DATED DECEMBER   , 1998

              ---------------------------------------------------
              ---------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Articles of Incorporation ("Articles") contain provisions eliminating the personal liability of Company directors and officers for damages for breach of fiduciary duty. These provisions, however, do not limit liability for acts or omissions involving intentional misconduct, fraud, a knowing violation of the law, or illegal payment of distributions.

     Subject to certain limited exceptions, the Articles and the Nevada Act also provide for mandatory indemnification by the Company of any of the Company's directors, officers or agents who is involved in any legal proceeding arising from such person's actions or inactions as a director, officer or agent. Such indemnification includes reimbursement of expenses incurred by such person in advance of such legal proceeding.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  List of Exhibits.

          (1)  Underwriting Agreement. None.

          (2) Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession. None.

          (3)  Corporate Organization.

               A. TELEHUB COMMUNICATIONS CORPORATION

+              (3.A.1) Articles of Incorporation filed with the Nevada Secretary of State on September 26, 1998.

+              (3.A.1) Certificate of Designation for Series A Convertible
                       Preferred Shares filed with the Nevada Secretary of State on January 31, 1997.

+              (3.A.2) Bylaws

          (4)  Instruments defining the rights of security holders

+              (4.1) Indenture dated July 30, 1998, between Registrant,
                     Subsidiaries and State Street Bank ("Bank").

+              (4.2) Forms of Series A/B Senior Discount Note due 2008 (included in Exhibit 4.1).

+              (4.3) Form of Subsidiary Guarantees (included in Exhibit 4.1).

+              (4.4) Registration Rights Agreement dated July 30, 1998, among the Registrant, Subsidiaries and BancBoston Securities Inc. ("BSI").

          (5)  Letter regarding Legality.


X              (5.1) Opinion of Haligman Lottner Rubin & Fishman, P.C.


          (6)  Opinion Regarding Discount on Capital Shares.

          (7)  Opinion regarding Liquidation Preference. Not Applicable.

          (8)  Opinion regarding Tax Matters. Not Applicable.

          (9)  Voting Trust Agreement. None.

          (10) Material Contracts.

+            (10.1)  Purchase Agreement dated July 27, 1998, by and among
                     Registrant, Subsidiaries and BSI.

+            (10.2)  Warrant Agreement dated as of March 11, 1998 between the
                     Registrant, Subsidiaries and Bank.

+            (10.3)  Warrant Registration Rights Agreement dated July 30, 1998 among Registrant, Subsidiaries and BSI.

+            (10.4)  Sales Agreement, dated as of October 31, 1997, by and between Newbridge Networks Corporation and the TeleHub
                     Network Services Corporation.

+            (10.5)  Equipment Lease, dated as of November 11, 1996, by and between DSC Finance Corporation and the Company.

+            (10.6)  Loan and Security Agreement, dated as of May 5, 1998, by and between Comdisco, Inc. and the Company.

+            (10.7)  The Company's 1997 Stock Option Plan.

+            (10.8)  Form of Incentive Stock Option Certificate.

+            (10.9)  Form of Non-statutory Stock Option Certificate.

+            (10.10) Employment Agreement between Registrant and Donald H.
                     Sledge dated January 2, 1997.

+            (10.11) Employment Agreement between Registrant and Michael
                     McLaughlin dated January 2, 1997.

+            (10.12) Employment Agreement between Registrant and Richard M.
                     Harmon dated May 4, 1998, as amended.

+            (10.13) Employment Agreement between TNS and Herb Swinburne, dated
                     January 1, 1998.

+            (10.14) Consulting Agreement, dated January 2, 1997, between
                     Registrant and International Telecom Consulting, Inc.

+            (10.15) Loan Agreement, dated August 26, 1996 by and between TNS,
                     Hartford Holdings Ltd ("HHL"), and Donald H. Sledge.

+            (10.16) Bridge Loan Agreement, dated December 10, 1996, by and between TNS and HHL.

+            (10.17) Reimbursement & Assignment of Recovery dated November 30,
                     1996, among TNS, Hartford Holding Ltd. and Dovedale Investments Ltd.

+            (10.18) Promissory Note dated February 13, 1998, for C$157,500
                     (US$112,029) by Mr. Swinburne to Registrant.

+            (10.19) Secured Promissory Note, dated November 1997 by Richard M.
                     Harmon to Registrant for $250,000, due November 1999.

++           (10.20) Employment Agreement between TNS and Timothy Chandler, dated April 17, 1997.

++           (10.21) Employment Agreement between TNS and Barry Lescher, dated
                     January 1, 1997.

++           (10.22) Loan Agreement between Registrant and Richard M. Harmon dated August 7, 1998.

++           (10.23) Promissory Note, dated August 7, 1998, by Richard M. Harmon to Registrant for $400,000 due September 1, 2005.

++           (10.24) Promissory Note, dated August 18, 1998, by Michael G.
                     McLaughlin to Registrant for $235,340 due February 19,
                     1999.

++           (10.25) Telecommunications Service Agreement between TNS and Comtel
                     International Corporation, dated March 19, 1998.

++           (10.26) Telecommunications Service Agreement between TNS and Global
                     Telephone Corporation, dated April 13, 1998.

++           (10.27) Telecommunications Service Agreement between TNS and
                     American Telephone Network LLC, dated July 8, 1998.


X            (10.28) Amendment I, dated October 8, 1997, to Agreement between
                     Registrant and Worldcom, Inc. together with Worldcom Agreement for Worldcom ATM Services, dated October 23, 1996 and with Amendment II dated June 18, 1998. Certain portions of Amendment I are omitted based upon a request for confidential treatment. The omitted portions were separately filed with the U.S. Securities and Exchange Commission.


++           (10.29) [Transcend] Telecommunications Services Agreement, dated
                     July 14, 1997, between Registrant and Worldcom Network Services, Inc.


X            (10.30) Transcend Program Enrollment Terms, dated August 8, 1997, between Registrant and Worldcom Network Services, Inc. Certain portions of this exhibit are omitted based upon a request for confidential treatment. The omitted portions were separately filed with the U.S. Securities and Exchange Commission.


++           (10.31) Transcend Service Schedule, dated August 8, 1997, between
                     Registrant and Worldcom Network Services, Inc. Certain portions of this exhibit are omitted based upon a request for confidential treatment. The omitted portions were separately filed with the U.S. Securities and Exchange Commission.

++           (10.32) Amendment No. 2, dated April 1, 1998, to Transcend Program
                     Enrollment Terms. Certain portions of this exhibit are omitted based upon a request for confidential treatment. The omitted portions were separately filed with the U.S. Securities and Exchange Commission.

++           (10.33) Collocate Agreement, dated April 3, 1998, between
                     Registrant and Worldcom Network Services, Inc.

++           (10.34) License Agreement, dated December 24, 1997, between
                     Registrant and Newbridge Networks Corporation, together with Addendum #1 dated March 1, 1998.


X            (10.35) Employment Agreement between TCC, TTC and John Strand effective October 1, 1998.



          (11) Statement regarding Computation of Per Share Earnings. None.


X         (12) Statement regarding Computation of Ratios.

          (13) Annual Report to Security Holders. None.

          (14) Material Foreign Patents. None.

          (15) Letter regarding Unaudited Interim Financial Information. Not Applicable.

          (16) Letter regarding Change in Certifying Accountant. None.

          (17) Letter regarding Director Resignation. No Exhibit Required.

          (18) Letter regarding Change in Accounting Principles. No Exhibit Required.

          (19) Report furnished to Security Holders. No Exhibit Required.

          (20) Other Documents or Statements to Security Holders. No Exhibit Required.

+         (21) Subsidiaries of Registrant.


          (22) Published Report regarding Matters Submitted to Vote of Security Holders. No Exhibit Required.


          (23) Consents.


X            (23.1) Consent of PricewaterhouseCoopers LLP, independent
                    accountants.


X            (23.2) Consent of Opinion of Haligman Lottner Rubin & Fishman, P.C.
                    (included in Exhibit 5.1).


++        (24) Power of Attorney.

+            (24.1) Power of Attorney (Signature Page to the Company's
                    Registration Statement on Form S-4 filed on August 14,
                    1998).

++           (24.2) Power of Attorney for Company and Subsidiary Officers and
                    Directors dated October 7, 1998.

          (25) Statement of Eligibility of Trustee.

++        (25.1) T-1 Statement of Eligibility and Qualification under the Trust
                 Indenture Act of 1939 of State Street Bank.

          (26) Invitation for Competitive Bids. Not Applicable.

X         (27) Financial Data Schedule.

          (28) Information from Reports Furnished to State Insurance Regulatory Authorities. None.

          (99) Other Exhibits.


+++           (99.1) Proposed Form of Letter of Transmittal with respect to
                     Exchange Offer.


+++           (99.2) Proposed Form of Notice of Guaranteed Delivery.

+++           (99.3) Proposed Form of Exchange Agent Agreement.
---------------

+ Incorporated by reference to the Company's Registration Statement on Form S-4 (333-61441), as filed on August 14, 1998.

++ Incorporated by reference to Amendment #1 to Registration Statement on Form S-4/A (333-61441), as filed October 13, 1998.


+++ Incorporated by reference to Amendment #2 to Registration Statement on Form
    S-4/A (333-61441), as filed November 12, 1998.



X Filed with this Amendment #3.




     (b) Financial Statement Schedules. Schedules not listed above were omitted because the information to be set forth therein is not applicable or is shown in the financial statements or accompanying notes.

     (c) Report, Appraisal or Opinion from independent third party. None.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, California.

                                      TELEHUB COMMUNICATIONS CORPORATION
                                      TELEHUB NETWORK SERVICES CORPORATION
                                      TELEHUB TECHNOLOGIES CORPORATION
                                      TELEHUB LEASING CORPORATION


December   , 1998                                                 By: /s/ RICHARD M. HARMON
                                                     ---------------------------------------------------
                                                         Richard M. Harmon, Chief Financial Officer
                                                                     of each Registrant


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----
                    *                       Chairman of the Board of Directors of
------------------------------------------    TeleHub Communications Corporation,
            William W. Becker                 Director of TeleHub Network Services
                                              Corporation, & Director of TeleHub
                                              Technologies Corporation

                    *                       Chief Executive Officer of each
------------------------------------------    Registrant, Director of TeleHub
             Donald H. Sledge                 Communications Corporation, Director
                                              of TeleHub Network Services
                                              Corporation, Director of TeleHub
                                              Technologies Corporation & sole
                                              director of TeleHub Leasing
                                              Corporation

          /s/ RICHARD M. HARMON             Chief Financial Officer & Secretary of
------------------------------------------    each Registrant, Director of TeleHub
            Richard M. Harmon                 Communications Corporation

                    *                       Principal Accounting Officer of each
------------------------------------------    Registrant
               John Lawson

                    *                       Director of TeleHub Communications
------------------------------------------    Corporation, Director of TeleHub
          Michael G. McLaughlin               Network Services Corporation &
                                              Director of TeleHub Technologies
                                              Corporation

                    *                       Director of TeleHub Communications
------------------------------------------    Corporation & Director of TeleHub
             Barry C. Lescher                 Network Services Corporation

                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----
                    *                       Director of TeleHub Communications
------------------------------------------    Corporation Director of TeleHub
              John F. Slevin                  Network Services Corporation &
                                              Director of TeleHub Technologies
                                              Corporation

                    *                       Director of TeleHub Communications
------------------------------------------    Corporation
                 Oz Pedde

                    *                       Director of TeleHub Communications
------------------------------------------    Corporation
             John R. Snedegar

                    *                       Director of TeleHub Communications
------------------------------------------    Corporation
             Martin R. Walsh

        *By: /s/ RICHARD M. HARMON                                                  December   , 1998
------------------------------------------
            Richard M. Harmon,
             Attorney-in-Fact

                       TELEHUB COMMUNICATIONS CORPORATION

                        (COMMISSION FILE NO. 333-61441)

                 EXHIBIT       INDEX TO EXHIBITS                            PAGE

          (1)  Underwriting Agreement. None.

          (2) Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession. None.

          (3)  Corporate Organization.

               A. TELEHUB COMMUNICATIONS CORPORATION

+            (3.A.1) Articles of Incorporation filed with the Nevada Secretary of State on September 26, 1998.

+            (3.A.1) Certificate of Designation for Series A Convertible
                     Preferred Shares filed with the Nevada Secretary of State on January 31, 1997.

+          (3.A.2) Bylaws

          (4)  Instruments defining the rights of security holders

+            (4.1) Indenture dated July 30, 1998, between Registrant,
                   Subsidiaries and State Street Bank ("Bank").

+            (4.2) Forms of Series A/B Senior Discount Note due 2008 (included in Exhibit 4.1).

+            (4.3) Form of Subsidiary Guarantees (included in Exhibit 4.1).

+            (4.4) Registration Rights Agreement dated July 30, 1998, among the
                   Registrant, Subsidiaries and BancBoston Securities Inc. ("BSI").

          (5)  Letter regarding Legality.


X            (5.1) Opinion of Haligman Lottner Rubin & Fishman, P.C.


          (6)  Opinion Regarding Discount on Capital Shares. Not Applicable.

          (7)  Opinion regarding Liquidation Preference. Not Applicable.

          (8)  Opinion regarding Tax Matters. Not Applicable.

          (9)  Voting Trust Agreement. None.

          (10) Material Contracts.

+            (10.1)  Purchase Agreement dated July 27, 1998, by and among
                     Registrant, Subsidiaries and BSI.

+            (10.2)  Warrant Agreement dated as of March 11, 1998 between the
                     Registrant, Subsidiaries and Bank.

+            (10.3)  Warrant Registration Rights Agreement dated July 30, 1998 among Registrant, Subsidiaries and BSI.

+            (10.4)  Sales Agreement, dated as of October 31, 1997, by and between Newbridge Networks Corporation and the TeleHub
                     Network Services Corporation.

+            (10.5)  Equipment Lease, dated as of November 11, 1996, by and between DSC Finance Corporation and the Company.

+            (10.6)  Loan and Security Agreement, dated as of May 5, 1998, by and between Comdisco, Inc. and the Company.

+            (10.7)  The Company's 1997 Stock Option Plan.

+            (10.8)  Form of Incentive Stock Option Certificate.

+            (10.9)  Form of Non-statutory Stock Option Certificate.

+            (10.10) Employment Agreement between Registrant and Donald H.
                     Sledge dated January 2, 1997.

+            (10.11) Employment Agreement between Registrant and Michael
                     McLaughlin dated January 2, 1997.

+            (10.12) Employment Agreement between Registrant and Richard M.
                     Harmon dated May 4, 1998, as amended.

+            (10.13) Employment Agreement between TNS and Herb Swinburne, dated
                     January 1, 1998.

+            (10.14) Consulting Agreement, dated January 2, 1997, between
                     Registrant and International Telecom Consulting, Inc.

+            (10.15) Loan Agreement, dated August 26, 1996 by and between TNS,
                     Hartford Holdings Ltd ("HHL"), and Donald H. Sledge.

+            (10.16) Bridge Loan Agreement, dated December 10, 1996, by and between TNS and HHL.

+            (10.17) Reimbursement & Assignment of Recovery dated November 30,
                     1996, among TNS, Hartford Holding Ltd. and Dovedale Investments Ltd.

+            (10.18) Promissory Note dated February 13, 1998, for C$157,500
                     (US$112,029) by Mr. Swinburne to Registrant.

+            (10.19) Secured Promissory Note, dated November 1997 by Richard M.
                     Harmon to Registrant for $250,000, due November 1999.

++           (10.20) Employment Agreement between TNS and Timothy Chandler, dated April 17, 1997.

++           (10.21) Employment Agreement between TNS and Barry Lescher, dated
                     January 1, 1997.

++           (10.22) Loan Agreement between Registrant and Richard M. Harmon dated August 7, 1998.

++           (10.23) Promissory Note, dated August 7, 1998, by Richard M. Harmon to Registrant for $400,000 due September 1, 2005.

++           (10.24) Promissory Note, dated August 18, 1998, by Michael G.
                     McLaughlin to Registrant for $235,340 due February 19,
                     1999.

++           (10.25) Telecommunications Service Agreement between TNS and Comtel
                     International Corporation, dated March 19, 1998.

++           (10.26) Telecommunications Service Agreement between TNS and Global
                     Telephone Corporation, dated April 13, 1998.

++           (10.27) Telecommunications Service Agreement between TNS and
                     American Telephone Network LLC, dated July 8, 1998.


X            (10.28) Amendment I, dated October 8, 1997, to Agreement between
                     Registrant and Worldcom, Inc. together with Worldcom Agreement for Worldcom ATM Services, dated October 23, 1996 and with Amendment II dated June 18, 1998. Certain portions of Amendment I are omitted based upon a request for confidential treatment. The omitted portions were separately filed with the U.S. Securities and Exchange Commission.


++           (10.29) [Transcend] Telecommunications Services Agreement, dated
                     July 14, 1997, between Registrant and Worldcom Network Services, Inc.

X            (10.30) Transcend Program Enrollment Terms, dated August 8, 1997, between Registrant and Worldcom Network Services, Inc. Certain portions of this exhibit are omitted based upon a request for confidential treatment. The omitted portions were separately filed with the U.S. Securities and Exchange Commission.


++           (10.31) Transcend Service Schedule, dated August 8, 1997, between
                     Registrant and Worldcom Network Services, Inc. Certain portions of this exhibit are omitted based upon a request for confidential treatment. The omitted portions were separately filed with the U.S. Securities and Exchange Commission.

++           (10.32) Amendment No. 2, dated April 1, 1998, to Transcend Program
                     Enrollment Terms. Certain portions of this exhibit are omitted based upon a request for confidential treatment. The omitted portions were separately filed with the U.S. Securities and Exchange Commission.

++           (10.33) Collocate Agreement, dated April 3, 1998, between
                     Registrant and Worldcom Network Services, Inc.

++           (10.34) License Agreement, dated December 24, 1997, between
                     Registrant and Newbridge Networks Corporation, together with Addendum #1 dated March 1, 1998.


X            (10.35) Employment Agreement between TCC, TTC and John Strand effective October 1, 1998.



          (11) Statement regarding Computation of Per Share Earnings. None.


X         (12) Statement regarding Computation of Ratios.

          (13) Annual Report to Security Holders. None.

          (14) Material Foreign Patents. None.

          (15) Letter regarding Unaudited Interim Financial Information. Not Applicable.

          (16) Letter regarding Change in Certifying Accountant. None.

          (17) Letter regarding Director Resignation. No Exhibit Required.

          (18) Letter regarding Change in Accounting Principles. No Exhibit Required.

          (19) Report furnished to Security Holders. No Exhibit Required.

          (20) Other Documents or Statements to Security Holders. No Exhibit Required.

+         (21) Subsidiaries of Registrant.

          (22) Published Report regarding Matters Submitted to Vote of Security Holders. No Exhibit Required.


          (23) Consents.


X            (23.1) Consent of PricewaterhouseCoopers LLP., independent accountants.


X            (23.2) Consent of Opinion of Haligman Lottner Rubin & Fishman, P.C.
                    (included in Exhibit 5.1).


++        (24) Power of Attorney.

+            (24.1) Power of Attorney (Signature Page to Company's Registration
                    Statement on Form S-4 filed on August 14, 1998).

++           (24.2) Power of Attorney for Company and Subsidiary Officers and
                    Directors dated October 7, 1998.

          (25) Statement of Eligibility of Trustee.

++        (25.1) T-1 Statement of Eligibility and Qualification under the Trust
                 Indenture Act of 1939 of State Street Bank.

          (26) Invitation for Competitive Bids. Not Applicable.

X         (27) Financial Data Schedule.

          (28) Information from Reports Furnished to State Insurance Regulatory Authorities. None.

          (99) Other Exhibits.

+++           (99.1) Proposed Form of Letter of Transmittal with respect to
                     Exchange Offer.

+++           (99.2) Proposed Form of Notice of Guaranteed Delivery.

+++           (99.3) Proposed Form of Exchange Agent Agreement.
---------------

+ Incorporated by reference to the Company's Registration Statement on Form S-4 (333-61441), as filed on August 14, 1998.

++ Incorporated by reference to Amendment #1 to Registration Statement on Form S-4 (333-61441), as filed on October 13, 1998.


+++ Incorporated by reference to Amendment #2 to Registration Statement on Form
    S-4/A (333-61441), as filed on November 12, 1998.



X  Filed with this Amendment #3.